UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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☐	Soliciting Material Pursuant to §240.14a-12

INNOVO GROUP INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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INNOVO GROUP INC.

5804 East Slauson Avenue

Commerce, California 90040

(323) 725-5516

April 21, 2006

Dear Stockholder:

You are cordially invited to attend the 2006 annual meeting of stockholders of Innovo Group Inc., or Innovo Group, which will be held at The Wyndham Commerce Hotel, 5757 Telegraph Road, Commerce, California 90040, (near Los Angeles, California), on Friday, May 12, 2006. The 2006 annual meeting of stockholders will begin promptly at 10:00 a.m. local time.

In addition to the routine matters for our annual meeting, such as the election of directors and appointment of our independent registered public accounting firm, we intend to seek stockholder approval for our proposal to sell certain assets of our private label apparel division.

On March 31, 2006, we entered into an asset purchase agreement to sell to Cygne Designs, Inc., or Cygne, certain assets of our private label apparel division, or the Asset Sale. These assets include the private label apparel division’s customer list, all existing purchase orders and inventory related to the private label apparel division and the benefit of a non-compete clause from Azteca Production International, Inc. in favor of us. Cygne has also agreed to hire our current workforce related to the private label apparel division. The aggregate purchase price for these assets is approximately $10,437,000, subject to adjustment in the event of certain circumstances, which will be paid through the assumption by Cygne of certain liabilities we owe to Azteca Production International, Inc. No cash will be transferred in connection with this transaction.

We are asking you to approve the Asset Sale to Cygne pursuant to the asset purchase agreement. We cannot complete the Asset Sale unless you approve it. Your vote is very important. Whether or not you plan to attend the annual meeting, please take the time to vote by completing and mailing the enclosed proxy card to us. The accompanying proxy statement provides you with detailed information concerning us and the proposed Asset Sale. We encourage you to read carefully the proxy statement, including the section on “Risks Related to the Asset Sale” beginning on page 43 before voting your shares.

Our board of directors unanimously recommends that you vote FOR the election of each of the director nominees, the approval of the sale of certain assets of the private label apparel division, the  approval of any proposal to adjourn the meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the Asset Sale, and for the ratification of the appointment of our independent registered public accounting firm.

On behalf of the Board of Directors, I thank you for your support and continued interest in Innovo Group.

Sincerely,

Samuel J. Furrow
CHAIRMAN OF THE BOARD OF DIRECTORS
INNOVO GROUP INC.

This notice of annual meeting and proxy statement and proxy are first being mailed on or about April 21, 2006 to our common stockholders.

INNOVO GROUP INC.

5804 East Slauson Avenue
Commerce, California 90040
(323) 725-5516

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON FRIDAY, MAY 12, 2006

Time and Date	10:00 a.m., local time on Friday, May 12, 2006
Place	The Wyndham Commerce Hotel, 5757 Telegraph Road, Commerce, California 90040
Items of Business	(1) To elect seven directors to serve on the Board of Directors until the 2007 annual meeting of stockholders or until their respective successors are elected and qualified;

(2) To consider and approve the sale of certain assets consisting of our private label apparel division pursuant to an asset purchase agreement by and among Cygne Designs, Inc., Innovo Azteca Apparel, Inc., and Innovo Group Inc. dated as of March 31, 2006. A copy of the asset purchase agreement is included as Exhibit A to the accompanying proxy statement;

(3) To consider and approve any proposal to adjourn the meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the sale of certain assets of the private label apparel division;

(4) To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending November 25, 2006; and
(5) To transact such other business as may properly come before the annual meeting or any adjournments thereof.

The Board unanimously recommends that you vote to elect all director nominees, approve the sale of assets of our private label apparel division, approve the proposal relating to the adjournment of the meeting and ratify the appointment of auditors as described in detail in the accompanying proxy statement.

By Order of the Board of Directors,

Samuel J. Furrow
Chairman of the Board of Directors
Commerce, California
April 21, 2006

i

Closing Conditions	32
Termination of the Asset Purchase Agreement	33
Effects of Termination	33
Indemnification	33
SELECTED FINANCIAL DATA	35
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AND CONSOLIDATED STATEMENTS OF OPERATIONS	36
RISK FACTORS	43
PROPOSAL 3—APPROVAL OF A PROPOSAL TO ADJOURN THE MEETING TO A LATER DATE, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF APPROVAL OF PROPOSAL 2	45
PROPOSAL 4—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	45
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	46
EXECUTIVE OFFICERS	49
STOCK PLANS	54
REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE	56
REPORT ON CEO COMPENSATION	57
REPORT OF THE AUDIT COMMITTEE	58
RELATED PARTY TRANSACTIONS	60
SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	63
FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	64
OTHER BUSINESS TO BE TRANSACTED	64

EXHIBITS

EXHIBIT A: ASSET PURCHASE AGREEMENT	A-1
EXHIBIT B: OPINION OF THE MENTOR GROUP INC.	B-1

ii

SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary may not contain all of the information you should consider before voting on the proposal presented in this proxy statement. You should read the entire proxy statement carefully, including the exhibits attached hereto. For your convenience, cross references are included to direct you to a more complete description of the topics described in this summary.

As used in this proxy statement, the terms “we,” “us,” and “our” refer to Innovo Group Inc. and our subsidiaries, Innovo Azteca Apparel, Inc. and/or Joe’s Jeans, Inc., as the case may be, unless the context indicates otherwise.

The Proposed Asset Sale

On March 31, 2006, we and our Innovo Azteca Apparel, Inc. subsidiary entered into an asset purchase agreement with Cygne Designs, Inc., or Cygne, in which we agreed to sell to Cygne certain assets of our private label apparel division, namely:

•       the private label apparel division’s customer list, which consists of American Eagle Outfitters, Inc., or AEO, and Target Corporation, or Target;

•       all existing purchase orders and inventory related to our private label apparel division; and

•       the benefit of a non compete clause with Azteca Production International, Inc., or Azteca, in favor of us.

Cygne has also agreed to hire our current workforce related to our private label apparel division. Collectively, we will refer to this as the Asset Sale. We agreed to sell these assets, which represent a substantial part, but not all, of our assets to Cygne. In exchange for the purchased assets, Cygne has agreed to assume certain liabilities associated with our private label apparel division, namely, the remaining obligation under the original promissory note executed in favor of Azteca under the asset purchase agreement pursuant to which we originally purchased the private label apparel assets, or the Blue Concept asset purchase agreement, the obligation to continue to pay the earn-out royalty under the Blue Concept asset purchase agreement, all other liabilities, excluding the original promissory note, that we may owe to Azteca in excess of $1,500,000, and all liabilities associated with our outstanding purchase orders and inventory schedules listed in the asset purchase agreement, or collectively, the Assumed Liabilities. The aggregate value of the Assumed Liabilities, which will represent the purchase price for the transaction, is approximately $10,437,000, subject to certain adjustments related to the aggregate value of liabilities we may owe Azteca as of the closing date and payment of certain audit related fees. No cash will be transferred in connection with this transaction.

Our stockholders are being asked to approve the Asset Sale pursuant to the asset purchase agreement. The asset purchase agreement is attached as Exhibit A to this proxy statement. We encourage all of our stockholders to read the asset purchase agreement carefully and fully, as it is the legal document that governs the Asset Sale.

Recommendation of the Board of Directors

Our Board of Directors unanimously recommends a vote “FOR” the approval of the sale of certain assets of our private label apparel division to Cygne pursuant to the asset purchase agreement.

Votes Required

The approval of the Asset Sale requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote on the proposal. See “The Proposed Asset Sale—Recommendation of our Board of Directors” beginning on page 24.

This proxy statement and notice of proxy are being mailed to all stockholders entitled to vote at our annual meeting on or about April 21, 2006.

Our Reasons for the Asset Sale

We decided to sell the assets related to our private label apparel division after we evaluated several factors, including (i) our expected net sales from our existing private label apparel customers, (ii) the cost of operation related to our private label apparel division, and (iii) projected cash flows from operations. Based upon this evaluation, we realized that our private label apparel division’s net sales would continue to decrease for the foreseeable future and we could not see the potential for us in the private label apparel division’s business. Further, in order to increase sales, we would have to seek new customers which would require investment by us since we do not have the requisite sales force to allow us to compete for new business. In contrast, our branded apparel division, led by our Joe’s Jeans® branded apparel line, has shown significant growth potential. Rather than continue to invest in our private label apparel business, we believed that our best course of action was to pursue other opportunities which would offer greater growth potential, such as focusing on our Joe’s Jeans® branded apparel line. See “The Proposed Asset Sale—Background for the Asset Sale and Our Reasons for the Asset Sale” beginning on page 21.

Opinion of The Mentor Group Inc.

In making our determination with respect to the Asset Sale, our Board of Directors relied upon, among other things, the opinion of our financial advisor, The Mentor Group, Inc., or The Mentor Group. Our Board of Directors received a written opinion dated as of March 31, 2006 from The Mentor Group to the effect that, as of that date and based on and subject to the assumptions and qualifications described in its opinion, the aggregate purchase price of approximately $10,437,000, subject to adjustment, which represents the aggregate value of the Assumed Liabilities, was fair, from a financial point of view, to our stockholders. A copy of the opinion, which is attached as Exhibit B to this proxy statement, sets forth the procedures followed, assumptions made, matters considered and the review undertaken with respect to the opinion. See “The Proposed Asset Sale—Fairness Opinion of our Financial Advisor” beginning on page 24.

Use of Proceeds

At the closing, Cygne will assume and be responsible for all of the Assumed Liabilities, namely, the remaining obligation under the original promissory note executed in favor of Azteca under the Blue Concept asset purchase agreement, the obligation to continue to pay the earn out royalty under the Blue Concept asset purchase agreement, all liabilities, excluding the original promissory note, that we may owe to Azteca in excess of $1,500,000 and all liabilities associated with our outstanding purchase orders and inventory schedules listed in the asset purchase agreement. We will enter into an assignment and assumption agreement with Cygne, which will be acknowledged by Azteca at closing to effectuate this assignment of the benefit of the non-compete clause and the assumption of the Assumed Liabilities. No cash will be transferred in connection with this transaction. See “The Proposed Asset Sale—Use of Proceeds” beginning on page 26.

Conditions to the Completion of the Asset Sale

Completion of the Asset Sale requires, among other things, the approval by our stockholders holding  a majority of our outstanding shares of common stock entitled to vote on the proposal. Additional conditions to the closing of the Asset Sale include the satisfaction or waiver by the parties of customary conditions set forth in the asset purchase agreement. See “The Asset Purchase Agreement—Closing Conditions” beginning on page 32.

Termination of the Asset Purchase Agreement

The asset purchase agreement may be terminated by us or Cygne in certain circumstances, in which case the Asset Sale will not be completed. See “The Asset Purchase Agreement—Termination of the Asset Purchase Agreement” beginning on page 33.

Risk Factors

The Asset Sale and our ongoing operations involve a number of risks, including:

Risks Related to the Asset Sale

•        If conditions to close are not met, we will not complete the Asset Sale.

•        Substantial expenses will be incurred and payments made event if the Asset Sale is not consummated.

•        The pro forma financial statements are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Asset Sale.

•        Our stockholders do not have any appraisal rights under Delaware law.

•        If our stockholders do not approve the Asset Sale we may have to continue to operate our private label apparel division and retain the liabilities associated with it, including approximately $7,937,000 of debt owed to Azteca.

•        If our stockholders do not approve the Asset Sale we believe we will still need stockholder approval under Delaware law to exit or cease our operation of our private label apparel division.

•        We may not be successful in implementing our strategic plan to focus our resources on our best performing asset, our Joe’s Jeans® brand.

•        Failure to complete the Asset Sale could cause our stock price to decline.

You should read and consider carefully the information about these and other risks set forth under the caption “Risk Factors” beginning on page 43.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This proxy statement contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to the financial condition, results of operations, cash flows, financing plans, business strategies, capital and other expenditures, competitive positions, growth opportunities for existing products, plans and objectives of management and other matters. Statements in this document that are not historical facts are identified as forward-looking statements for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933.

When we use the words “anticipate,” “estimate,” “project,” “intend,” “expect,” “plan,” “believe,” “should,” “likely” and similar expressions, we are making forward-looking statements. These forward-looking statements are found at various places throughout this proxy statement and the other documents we incorporate by reference in this proxy statement. We caution you not to place undue reliance on these forward-looking statements, which speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this proxy statement or to reflect the occurrence of unanticipated events.

These forward-looking statements, including statements relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs and income, wherever they occur in this proxy statement, are estimates reflecting our best judgment. These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Forward-looking statements should, therefore, be considered in light of various important factors, including those set forth in this proxy statement and those discussed from time to time in our Securities and Exchange Commission, or SEC, reports, including our annual report on Form 10-K for the year ended November 26, 2005 filed with the SEC on February 9, 2006. Important factors that could cause actual results to differ materially from estimates or projections contained in the forward-looking statements include, without limitation:

•       If conditions to close are not met, we will not complete the Asset Sale.

•       Substantial expenses will be incurred and payments made event if the Asset Sale is not consummated.

•       The pro forma financial statements are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Asset Sale.

•       Our stockholders do not have any appraisal rights under Delaware law.

•       If our stockholders do not approve the Asset Sale, we may have to continue to operate our private label apparel division and retain the liabilities associated with it, including approximately the $7,937,000 of debt owed to Azteca.

•       If our stockholders do not approve the Asset Sale, we believe we will still need stockholder approval under Delaware law to exit or cease our operation of our private label apparel division.

•       We may not be successful in implementing our strategic plan to focus our resources on our best performing asset, our Joe’s Jeans® brand.

•       Failure to complete the Asset Sale could cause our stock price to decline.

You should read and consider carefully the information about these and other risks set forth under the caption “Risk Factors” beginning on page 43.

QUESTIONS AND ANSWERS
ABOUT THE PROXY MATERIALS
AND THE ANNUAL MEETING

Although we encourage you to read the proxy statement in its entirety, we include these “Questions and Answers” to provide background information and brief answers to several questions that you may have about the proxy materials in general.

Q:             Why am I receiving these materials?

A:               The Board of Directors of Innovo Group, or our Board of Directors, is providing these proxy materials to you in connection with our annual meeting of stockholders, which will take place on Friday, May 12, 2006. Our common stockholders are invited to attend the annual meeting and are entitled to and requested to vote on the proposals described in this proxy statement.

Q:             What information is contained in this proxy statement?

A:               The information included in this proxy statement relates to the proposals to be voted on at the annual meeting, the voting process, information including compensation concerning directors and our most highly paid executive officers, and certain other required information.

Q:             What proposals will be voted on at the annual meeting?

A:               The proposals scheduled to be voted on at the annual meeting are:

(1)         To elect seven directors to serve on the Board of Directors until the 2007 annual meeting of stockholders or until their respective successors are elected and qualified;

(2)         To consider and approve the sale of certain assets of our private label apparel division pursuant to an asset purchase agreement by and among Cygne Designs, Inc., Innovo Azteca Apparel, Inc., and Innovo Group Inc. dated as of March 31, 2006, a copy of which is attached hereto as Exhibit A;

(3)         To consider and approve any proposal to adjourn the meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the sale of certain assets of our private label apparel division; and

(4)         To ratify the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending November 25, 2006.

We will also consider any other business that properly comes before the annual meeting.

Q:             How does the Board of Directors recommend that I vote?

A:               Our Board of Directors unanimously recommends that you vote your shares:

•       “FOR” each of the nominees to the Board of Directors;

•       “FOR” the approval and sale of certain assets of our private label apparel division;

•       “FOR” any proposal to adjourn the meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of the sale of certain assets of our private label apparel division; and

•       “FOR” the ratification of the appointment of Ernst & Young, LLP as our independent registered public accounting firm for the fiscal year ending November 25, 2006.

Q:             What shares can I vote?

A:               Each share of our common stock issued and outstanding as of the close of business on April 12, 2006, or the Record Date, is entitled to vote for all proposals being voted upon at the annual meeting. You may cast one vote per share of common stock held by you as of the Record Date. These shares include shares that are (1) held directly in your name as the common stockholder of record, and (2) shares held for you as the beneficial owner through a broker, bank or other nominee. As of April 12, 2006, we had approximately 33,301,787 shares of common stock issued and outstanding and 909 common stockholders of record.

Q:             What is the difference between holding shares as a common stockholder of record and as a beneficial owner?

A:               Most of our common stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Common Stockholder of Record

If your shares are registered directly in your name with our transfer agent, North American Transfer Company, you are considered with respect to those shares the common stockholder of record and these proxy materials are being sent directly to you by us. As the common stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner

If your shares are held in a brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares of our common stock held in street name, and these proxy materials are being forwarded to you by your broker, bank or nominee who is considered with respect to those shares the common stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the common stockholder of record, you may not vote these shares in person at the annual meeting unless you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares at the annual meeting. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker or nominee regarding how to vote your shares. You may also be able to vote your shares by Internet or telephone as described below under “How can I vote my shares without attending the annual meeting?”

Q:             How can I attend the annual meeting?

A:               You are entitled to attend the annual meeting only if you are an Innovo Group common stockholder as of the close of business on Record Date or you hold a valid proxy for the annual meeting. You should be prepared to present photo identification for admittance. If you are not a common stockholder of record, but hold the shares through a broker, bank or nominee (i.e., in street name), you should provide proof of beneficial ownership on the Record Date, such as your most recent account statement prior to April 12, 2006, a copy of the voting instruction card provided by your broker, bank or nominee, or other similar evidence of ownership. If you do not provide photo identification or comply with the other procedures outlined above upon request, you will not be admitted to the annual meeting.

Q:             How can I vote my shares in person at the annual meeting?

A:               Shares held in your name as the common stockholder of record may be voted in person at the annual meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from your broker, bank or other nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to attend the meeting.

Q:             How can I vote my shares without attending the annual meeting?

A:               Whether you hold your shares directly as the common stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the meeting. If you are a common stockholder of record, you may vote by submitting a proxy. If you hold shares beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee. For directions on how to vote, please refer to the instructions below and those included on your proxy card, or for shares held beneficially in street name, you may vote by submitting voting instructions to your broker, bank or nominee.

By Mail—Our common stockholders of record may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-paid, pre-addressed envelope. Our common stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction card provided by their broker, bank or nominee and mailing them in the accompanying pre-addressed envelope.

By Internet—Most of our common stockholders who hold shares beneficially in street name may vote by accessing the website specified on the voting instruction cards provided by their brokers, banks or nominees. Please check the voting instruction card for Internet voting availability.

By Telephone—Most of our common stockholders who hold shares beneficially in street name may vote by phone by calling the number specified on the voting instruction cards provided by their brokers, banks or nominees. Please check the voting instruction card for telephone voting availability.

Q:             May I change my vote?

A:               You may change your vote at any time prior to the vote at the annual meeting. If you are a common stockholder of record, you may change your vote by granting a new proxy card bearing a later date (which automatically revokes the earlier proxy), by providing written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the annual meeting and voting in person. Attendance at the annual meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

Q:             Is my vote confidential?

A:               Proxy instructions, ballots and voting tabulations that identify individual common stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within our company or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. If a common stockholder submits a proxy card with a written comment, then that proxy card will be forwarded to our management.

Q:             How many shares must be present or represented to conduct business at the annual meeting?

A:               The quorum requirement for holding the annual meeting and for transacting business is that the  holders of a majority of shares of our common stock entitled to vote must be present in person or represented by proxy. Both abstentions and broker non-votes are counted for the purposes of determining the presence of a quorum.

Q:             How are votes counted?

A:               For the election of directors, you may vote “FOR” all of the nominees or your vote may be “WITHHELD” for one or more of the nominees. For the other items of business, you may vote “FOR,” “AGAINST” or “ABSTAIN.”  If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST” the proposal. If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card or voting instruction card without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board of Directors.

Q:             Who will count the vote?

A:               A representative of North American Transfer Company will tabulate the votes up until the morning of the meeting. At the meeting, our inspector of election will tabulate the votes.

Q:             Who will serve as inspector of election?

A:               Mr. Dustin Huffine, our Corporate Secretary, will serve as our inspector of election.

Q:             What is the voting requirement to approve each of the proposals?

A:               For the election of directors, the seven persons receiving a plurality of “FOR” votes at the annual meeting will be elected. For the approval of the sale of our private label apparel assets, the proposal requires the affirmative “FOR” vote of a majority of our issued and outstanding common stock entitled to vote on the proposal. All other proposals require the affirmative “FOR” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the annual meeting. If you hold shares beneficially in street name and do not provide your broker with voting instructions, your shares may constitute “broker non-votes.”  Generally, broker non-votes occur on a matter when a broker is not permitted to vote on that matter without instructions from the beneficial owner and instructions are not given. Brokers may not vote shares on Proposal 2 and Proposal 3 without instructions from the beneficial owner of such shares. If the broker is not instructed with respect to Proposal 2 or Proposal 3, the shares will constitute broker non-votes. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes will not be counted in the vote total. Abstentions have the same effect as votes against the matter. Broker’s may vote your shares with respect to Proposal 1 and Proposal 4, since it is a routine matter.

Q:             What happens if additional proposals are presented at the annual meeting?

A:               Other than the four proposals described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the person named as proxyholder, Marc Crossman, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any unforeseen reason any of our nominees for our Board of Directors is not available as a candidate, the persons named as proxyholders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

Q:             What should I do if I receive more than one set of voting materials?

A:               You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a common stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:             Who will bear the costs of soliciting votes for the annual meeting?

A:               We are making this solicitation and will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone or by electronic communication by our directors, officers and employees, who will not receive any additional compensation for such solicitation activities.

To further assist in the solicitation process, we expect to hire The Altman Group, Inc. to solicit proxies by personal interviews, telephone, telegram or otherwise. In the event we hire The Altman Group, Inc. to assist with the solicitation of proxies, we anticipate that we would be expected to pay The Altman Group, Inc. an initial fee of approximately $5,500, plus additional compensation for telephone solicitation and solicitations made by other means.

Q:             Where can I find the results of the annual meeting?

A:               We will announce preliminary voting results at the annual meeting and publish final results in a Current Report on Form 8-K to be filed with the Securities and Exchange Commission, or SEC, within four days after the annual meeting.

Q:             Where can I obtain a copy of Innovo Group’s Annual Report on Form 10-K and Amendment No. 1 to Innovo Group’s Annual Report on Form 10-K for the year ended November 26, 2005?

A:               A copy of our Annual Report on Form 10-K and Amendment No.1 to our Annual Report on Form 10-K for the year ended November 26, 2005 is enclosed with this proxy statement.

Q:             What if I share an address with another common stockholder?

A:               In some instances, we may deliver to multiple common stockholders sharing a common address only one copy of this proxy statement and its attachments. If requested by phone or in writing, we will promptly provide a separate copy of the proxy statement and its attachments to a common stockholder sharing an address with another common stockholder. Requests by phone should be directed to our Corporate Secretary at (323) 725-5516 and requests in writing should be sent to Innovo Group Inc., Attention: Corporate Secretary, 5804 East Slauson Avenue, Commerce, California  90040. Our common stockholders sharing an address who currently receive multiple copies and wish to receive only a single copy should contact their broker or send a signed, written request to us at the address above.

Q:             What is the deadline to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors?

A:               You may submit proposals, including director nominations, for consideration at future common stockholder meetings. We expect to hold our 2007 annual meeting of stockholders on or around mid-May to early-June of 2007. Our common stockholders may submit proposals that they believe should be voted upon at the 2007 annual meeting consistent with regulations of the SEC and our bylaws.

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, some stockholder proposals may be eligible for inclusion in our 2007 proxy statement. Any such stockholder proposals must be submitted in writing to and received by the Corporate Secretary of Innovo Group at 5804 East Slauson Avenue, Commerce, California 90040 no later than January 2, 2007. The submission of a stockholder proposal does not guarantee that it will be included in our proxy statement.

A stockholder may also submit a proposal for consideration outside of Rule 14a-8. Pursuant to Rule 14a-4(c)(1), a stockholder may submit a proposal for consideration at the annual meeting. Any such stockholder proposals to be considered at the annual meeting must be submitted in writing to and received by our Corporate Secretary no later than March 18, 2007 to be considered timely. The submission of a stockholder proposal does not guarantee that it will be presented at the annual meeting.

Our common stockholders interested in submitting a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable federal securities laws and the our bylaws, as applicable.

Q:             Do I have any appraisal rights under the General Corporation Law of the State of Delaware?

A:               Under the General Corporation Law of the State of Delaware, you do not have any appraisal rights in connection with any of proposals upon which a vote is scheduled to be taken at this annual meeting of stockholders.

INNOVO GROUP INC.

5804 East Slauson Avenue
Commerce, California 90040

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
FRIDAY, MAY 12, 2006

PROPOSAL 1

ELECTION OF DIRECTORS

Our bylaws provide that our Board of Directors will consist of not less than three directors, with the exact number of directors (subject to such minimum and any range of size established by our common stockholders) to be determined by resolution of our Board of Directors. Currently, our Board of Directors has set the number of directors at seven directors. At our annual meeting, seven directors will be elected to serve until the 2007 annual meeting of stockholders, which we expect to hold around mid-May to early-June 2007. Our Board of Directors’ nominees for election are set forth below.

In connection with investments by Commerce Investment Group, LLC and other investors affiliated with two of our common stockholders, Hubert Guez and Paul Guez, or collectively, the Commerce Group, during August and October 2000, we entered into an investor rights agreement whereby Commerce Group has the right to nominate three individuals for election to our Board of Directors. Additionally, one of Commerce Group’s nominees, if elected, will have the right to serve on the each of the committees of our Board of Directors. At this time, Commerce Group has not nominated any person to serve as a member on our Board of Directors. Joseph Mizrachi, pursuant to investments made in October 2000, has the right to nominate one individual for election to our Board of Directors, with this individual having the right to serve on the committees of our Board of Directors committees if elected. Mr. Mizrachi, at this time, has not nominated any person to be elected as a member of our Board of Directors.

Q:             What is the vote required to approve Proposal 1?

A:               Our Board of Directors will be elected by a plurality vote. Unless otherwise instructed on the proxy, properly executed proxies will be voted for the election of all of the director nominees set forth below. Our Board of Directors believes that all such nominees will stand for election and will serve if elected. However, if any of the persons nominated by the Board of Directors fails to stand for election or is unable to accept election, proxies will be voted by the proxy holders for the election of such other person or persons as the Board of Directors may recommend.

Q:             How does the Board of Directors recommend I vote?

A:               Our Board of Directors unanimously recommends a vote “FOR” the director nominees listed below.

Q:             What information is provided with respect to nominees to the Board of Directors?

A:               The following table sets forth information regarding our nominees to our Board of Directors:

Name	Age	Position	Year First Elected Director
Samuel J. (Sam) Furrow	65	Chairman of the Board of Directors	1998
Marc B. Crossman	34	Interim Chief Executive Officer, President, Chief Financial Officer and Director	1999
Samuel J. (Jay) Furrow, Jr.	32	Director	1999
Kelly Hoffman(1)(2)(3)	47	Director	2004
Tom O’Riordan	49	Director	2006
Suhail R. Rizvi(1)(2)(3)	40	Director	2003
Kent Savage(1)(2)(3)	44	Director	2003

(1)          Member of the Audit Committee

(2)          Member of the Compensation and Stock Option Committee

(3)          Member of the Nominating and Governance Committee

Q:             What is the business experience of the nominees for election to our Board of Directors?

A:               The business experience of our nominees for election to our Board of Directors is as follows:

Samuel J. (Sam) Furrow has served as Chairman of our Board of Directors since October 1998. Mr. Furrow became a member of our Board of Directors in April 1998 and served as our Chief Executive Officer from October 1998 until December 2000. Mr. Furrow also has been Chairman of the Board of Furrow Auction Company, a real estate and equipment sales company with its headquarters in Knoxville, Tennessee, since April 1968; Chairman of Furrow-Justice Machinery Corporation, a six-branch industrial and construction equipment dealer, since 1983; owner of Knoxville Motor Company-Mercedes Benz and Land Rover of Knoxville since December 1980 and July 1997, respectively. Mr. Furrow received his undergraduate and J.D. degree from the University of Tennessee. Sam Furrow is the father of our former Chief Executive Officer and Director, Samuel J. (Jay) Furrow, Jr.

Samuel J. (Jay) Furrow, Jr. has served as a member of our Board of Directors since January 1999. From July 2002 until January 2006, Mr. Furrow served as our Chief Executive Officer, from December 2000 until July 2002 as our President, from April 1999 until March 2003 as our Chief Operating Officer, from August 2000 until March 2003 as our Acting Chief Financial Officer, and from August 1998 until April 1999 as our Vice-President for Corporate Development and In-House Counsel. Mr. Furrow currently serves on the Board of Directors of Digital Lifestyles Group, Inc. (DLFG.PK), a publicly traded manufacturer and distributor of consumer electronics and VTV: Varsity Television, Inc., a television company and network dedicated to teenagers. Mr. Furrow received his J.D. degree from Southern Methodist University School of Law and his B.S. degree in Political Science from Vanderbilt University. Jay Furrow is the son of the Chairman of our Board of Directors, Samuel J. (Sam) Furrow.

Marc B. Crossman has served as our Interim Chief Executive Officer since January 2006, our Chief Financial Officer since March 2003, our President since September 2004 and a member of our Board of Directors since January 1999. From January 1999 until March 2003, Mr. Crossman served as a Vice President and Equity Analyst with J.P. Morgan Securities Inc., New York City, New York. From September 1997 until January 1999, Mr. Crossman served as a Vice President and Equity Analyst with

CIBC Oppenheimer Corporation. Mr. Crossman received his B.S. degree in Mathematics from Vanderbilt University.

Kelly Hoffman has served as a member of our Board of Directors since June 2004. Mr. Hoffman has served as Chairman of the Board of Directors and Chief Executive Officer of VTV: Varsity Television, a television company and network dedicated to teenagers, since he founded the company in 1998. From 1991 until 1998, Mr. Hoffman owned AOCO Operating, a company that raised capital for the acquisition of property in Texas, Louisiana and New Mexico. From 1989 until 1991, Mr. Hoffman served in a similar position for Texakoma Financial, an oil and gas partnership that raised capital for acquisition of property in Texas, Louisiana and New Mexico. Prior to that, Mr. Hoffman served in various sales and marketing positions for PAZ Syndicate, a conglomerate based in Tel Aviv, Israel that owned diverse interests worldwide. Prior to that, Mr. Hoffman specialized in securing capital from investors for investment in various limited partnerships for the oil and gas industry for Paso Energy. Mr. Hoffman began his oil and gas career at Amoco Production Company in Texas in various positions. Mr. Hoffman attended Texas Tech University and majored in Business Administration.

Tom O’Riordan has served as a member of our Board of Directors since April 2006. Since 2004, Mr. O’Riordan has acted in an executive consulting and advisory capacity to the senior management team of Fila Holding Company, a publicly traded manufacturer and retailer of branded footwear, apparel and accessories, and to other investment advisors and funds in the retail and consumer products sector. From 1999 to 2004, Mr. O’Riordan served in various executive management capacities with Fila Holding Company, ultimately serving as Chief Executive Officer from 2003 to 2004. From 1995 until 1998, Mr. O’Riordan served as Director of Operations of Adidas America, a publicly traded manufacturer and retailer of branded athletic footwear, apparel and accessories. From 1988 to 1995, Mr. O’Riordan was President of Tom O’Riordan & Associates, a sales and marketing company focused on the athletic footwear, apparel and sporting goods industries. Mr. O’Riordan began his career in sales for Brooks Shoe Company. Mr. O’Riordan received his B.S. degree in Marketing and Management from Rider University.

Suhail R. Rizvi has served as a member of our Board of Directors since April 2003. Since 2004, Mr. Rizvi has served as founder and Chief Investment Officer of Rizvi|Traverse Management LLC and other related funds. Mr. Rizvi has over twenty years of private equity investing experience for his own account and as a fiduciary for institutional investors through various entities or funds as founder, principal or manager. Mr. Rizvi also serves as Chairman of the Board of Directors of AG Holdings, a diversified investment company with interests in various manufacturing companies. Mr. Rizvi also serves as a member of the Board of Directors for International Creative Management, Inc. a global talent and literary agency. Mr. Rizvi received his B.S. degree in Economics from the Wharton School of the University of Pennsylvania and sits on the Wharton Undergraduate Executive Board.

Kent Savage has served as a member of our Board of Directors since July 2003. Mr. Savage served as Chief Executive Officer for Digital Lifestyles Group, Inc. (DLFG.PK), a publicly traded manufacturer and distributor of personal computers from January 2004 until June 2005. From September 2002 until February 2003, Mr. Savage served as co-founder, Chief Sales and Marketing Officer for TippingPoint Technologies (NASDAQ: TPTI). From February 1999 until August 2001, Mr. Savage served as co-founder, CEO and President for Netpliance, Inc. From April 1998 until February 1999, Mr. Savage served as General Manager, Broadband for Cisco Systems Inc. Service Provider Line of Business. From July 1996 until April 1998, Mr. Savage served as Vice President, Sales and Marketing for NetSpeed, Inc. Mr. Savage received his B.S. degree in Business from Oklahoma State University, attended University of Virginia’s Executive Leadership Program, and received his M.B.A. degree from Southern Methodist University.

Q:             How are the Board of Directors elected and how many meetings were held in fiscal 2005?

A:               Each member of our Board of Directors is elected at the annual meeting of stockholders and serves until the next annual meeting of stockholders and until a successor has been elected and qualified or his earlier death, resignation or removal. Vacancies on the Board of Directors are filled by a majority vote of the remaining Board of Directors. Our Board of Directors manages us through board meetings and through its committees. During fiscal 2005, our Board of Directors met or acted through written consent a total of eight times. No incumbent member of our Board of Directors who served as a director in fiscal 2005 attended in person or via teleconference less than 75% of all the meetings of our Board of Directors and the committees  on which he served during fiscal 2005. Although we do not have a formal policy regarding attendance at our annual meeting of stockholders, we attempt to accommodate the schedules of each member of our Board of Directors in choosing a date for our annual meeting of stockholders and our annual meeting of our Board of Directors. In fiscal 2005, all of our members of our Board of Directors attended the annual meeting of our Board of Directors either in person or via teleconference.

Q:             What committees does the Board of Directors have?

A:               Our Board of Directors has an Audit Committee, Compensation and Stock Option Committee and Nominating and Governance Committee.

Audit Committee.   The Audit Committee is currently comprised of Messrs. Rizvi, Hoffman and Savage. Mr. Rizvi serves as Chairman of the Audit Committee. The Audit Committee met or acted through written consent a total of seven times in fiscal 2005.

The Audit Committee has been established to: (a) assist our Board of Directors in its oversight responsibilities regarding (1) the integrity of our financial statements, (2) our compliance with legal and regulatory requirements, (3) the independent accountant’s qualifications and independence and (4) the performance of the our internal audit function; (b) prepare the report required by the SEC for inclusion in the our annual proxy statement; (c) retain and terminate our independent accountant; (d) approve audit and non-audit services to be performed by the independent accountant; and (e) perform such other functions as our Board of Directors may from time to time assign to the Audit Committee. The Audit Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003 and filed with our revised proxy statement for our last annual meeting on April 29, 2004. Currently, all Audit Committee members are “independent” under NASDAQ listing standards and as such term is defined in the rules and regulations of the SEC, and Mr. Rizvi has also been designated to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC. A copy of the Audit Committee charter can be found on our website at www.innovogroup.com under our Investor Relations heading.

Compensation and Stock Option Committee.   Currently, the Compensation Committee is comprised of Messrs. Rizvi, Hoffman and Savage. Mr. Rizvi serves as Chairman of the Compensation Committee. The Compensation and Stock Option Committee met or acted through written consent a total of five times in fiscal 2005.

The principal responsibilities of the Compensation and Stock Option Committee are to (a) assist our Board of Directors in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the company; (b) discharge our Board of Director’s responsibilities relating to compensation of our executive officers; (c) evaluate our Chief Executive Officer and set his remuneration package; (d) prepare an annual report on executive compensation for inclusion in our annual proxy statement; (e) make recommendations to our Board of Directors with respect to incentive-compensation plans and equity-based plans; and (f) perform such other functions as our Board of Directors may from time to time assign. The Compensation and Stock Option Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003. Currently, all Compensation and Stock Option Committee members are “independent” under NASDAQ listing standards. A copy of the Compensation and Stock Option Committee charter can be found on our website at www.innovogroup.com under our Investor Relations heading.

Nominating and Governance Committee.   The Nominating and Governance Committee is currently comprised of Messrs. Hoffman, Rizvi and Savage. Mr. Hoffman serves as Chairman of the Nominating and Governance Committee. The Nominating and Governance Committee met a total of one time in fiscal 2005 and met on April 7, 2006 to propose a slate of nominees for election to our Board of Directors by our common stockholders for this annual meeting.

The principal responsibilities of the Nominating and Governance Committee are to (a) assist our Board of Directors in determining the desired experience, mix of skills and other qualities to assure appropriate Board composition, taking into account the current Board members and the specific needs of the company and the Board of Directors; (b) identifying highly qualified individuals meeting those criteria to serve on our Board of Directors; (c) proposing to our Board of Directors a slate of nominees for election by our common stockholders at the annual meeting of stockholders and prospective director candidates in the event of the resignation, death, removal or retirement of directors or a change in our Board of Directors composition requirements; (d) developing plans regarding the size and composition of our Board of Directors and its committees; (e) reviewing management succession plans; (f) reviewing the Corporate Governance Guidelines of our Board of Directors at least annually and monitoring and making recommendations with respect to the corporate governance principles applicable to the company; and (g) such other functions as the Board of Directors may from time to time assign to the Nominating and Governance Committee.

The Nominating and Governance Committee has a charter that details its duties and responsibilities, which was adopted by our Board of Directors on May 22, 2003. Currently, all Nominating and Governance Committee members are “independent” under NASDAQ listing standards. There is no specific procedure outlined in the charter for the Nominating and Governance Committee to consider nominees to our Board of Directors that are recommended by our common stockholders, but such nominees will be considered in accordance with the principal responsibilities of the Nominating and Governance Committee, our bylaws and all applicable rules and regulations relating to such nominations by our common stockholders. Please see our “Questions and Answers” beginning on page 5 for deadlines to propose actions for consideration at next year’s annual meeting of stockholders or to nominate individuals to serve as directors. The Nominating and Governance Committee has the responsibility for developing criteria for the selection of new directors and nominees for vacancies. The members of the Nominating and Governance Committee have the discretion to choose candidates that have the desired experience, mix of skills and other qualities to assure appropriate composition while taking into account the current members and the specific needs of our company and our Board of Directors. To date, no more specific criteria has been developed than that set forth in the charter. Furthermore, we have not had a common stockholder propose a nominee to our Board of Directors nor have we paid any third party a fee to assist us in the process of identifying or evaluating candidates for our Board of Directors. A copy of the Nominating and Governance Committee charter can be found on our website at www.innovogroup.com under our Investor Relations heading.

Q:             How are members of the Board of Directors compensated for their service?

A:               For fiscal 2005 and pursuant to our 2004 Stock Incentive Plan, each non-employee director received for his annual compensation a grant of options to purchase up to 50,000 shares of our common stock at an exercise price of $5.91 per share. These options were vested in full on the date of grant and expire ten years from the date of grant. The exercise price was set at the fair market value of the common stock on the date of grant.

Members of our Board of Directors who are employees receive no additional compensation for service as members of our Board of Directors. Members of our Board of Directors who also serve on one or more committees of our Board of Directors do not receive any additional compensation for such service.

Q:             Has our Board of Directors adopted a code of ethics?

A:               Our Board of Directors adopted a Code of Business Conduct and Ethics for all of our directors, officers and employees on May 22, 2003. Our Code of Business Conduct and Ethics is available on our website at www.innovogroup.com or you may request a free copy of our Code of Business Conduct and Ethics from our Chief Compliance Officer at our corporate headquarters at the following address: 5804 East Slauson Avenue, Commerce, California 90040 or by calling (323) 725-5516. You may also find a copy of our Code of Business Conduct and Ethics as Exhibit 14 originally filed with our Annual Report on Form 10-K for the fiscal year ended November 29, 2003 with the SEC on February 28, 2004.

To date, there have been no waivers under our Code of Business Conduct and Ethics. We intend to disclose any amendments to our Code of Business Conduct and Ethics and any waiver granted from a provision of such Code on a Current Report on Form 8-K filed with the SEC within four business days following such amendment or waiver or on our website at www.innovogroup.com within the same time frame. The information contained or connected to our website is not incorporated by reference into this proxy statement and should not be considered a part of this or any other report that we file or furnish to the SEC.

Q:             Does our Board of Directors have a process for our common stockholders to communicate with its members?

A:               At the present time, our Board of Directors has not adopted a formal policy to set forth a process by which our common stockholders may communicate with its members. However, any communications directed to members of our Board of Directors will be given due consideration and will be handled in accordance with the principal responsibilities of various committees, the duties as a member of our Board of Directors, our bylaws and all applicable rules and regulations relating to communications by our common stockholders.

PROPOSAL 2

APPROVAL OF THE SALE OF CERTAIN OF OUR ASSETS CONSISTING OF OUR PRIVATE LABEL APPAREL DIVISION

Our Board of Directors has approved and recommended the sale of certain of our assets consisting of our private label apparel division pursuant to an asset purchase agreement by and among Cygne Designs, Inc., or Cygne, Innovo Azteca Apparel, Inc., or IAA, and Innovo Group Inc., or Innovo Group, dated as of March 31, 2006.

Q:             What is the Board of Directors recommending?

A:               The Board of Directors is asking the stockholders to authorize the sale to Cygne of certain assets of our private label apparel division, namely:

•       the private label apparel division’s customer list, which consists of American Eagle Outfitters, Inc., or AEO and Target Corporation, or Target;

•       all existing purchase orders and inventory related to our private label apparel division; and

•       the benefit of a non-compete clause with Azteca Production International, Inc., or Azteca in favor of us.

Cygne also agreed to hire our current workforce related to our private label apparel division. We will refer to this transaction as the “Asset Sale”. We executed an asset purchase agreement with Cygne to sell these assets on the terms described elsewhere in this proxy statement. The Board unanimously recommends that you vote in favor of the proposal. Azteca will be a party to certain ancillary agreements related to the asset purchase agreement because they are an interested party in the transaction. We recommend that you read carefully the complete asset purchase agreement for the terms and conditions of the sale and other information that may be important to you. The asset purchase agreement is included in this proxy statement as Exhibit A.

Q:             Why should the company sell its private label apparel assets to Cygne Designs?

A:               As described in greater detail in this proxy statement, our Board of Directors believes that it is in the best interest of the company and its stockholders to sell certain assets of to our private label apparel division to allow us to focus our resources on our Joe’s Jeans® branded apparel line, which we believe has greater growth potential.

Q:             How do I know if the company is receiving fair value for the assets?

A:               Our Board of Directors’ belief that the consideration to be received from Cygne for the Asset Sale is fair to us and our stockholders based on a variety of factors, including, but not limited to, the current financial condition and future net sales and prospects for our private label apparel division, the results of efforts by us to seek investment interest from other third parties, an evaluation of possible alternatives to the transaction, such as shutting down the business, and a fairness opinion delivered to our Board of Directors by The Mentor Group Inc., or The Mentor Group.

Q:             Will I, as a stockholder, have appraisal rights under Proposal 2?

A:               No. Under Delaware law, appraisal rights are not available in a sale or exchange of a company’s assets.

Q:             What is the background for this transaction?

A:               We originally purchased the assets for our private label apparel division on July 17, 2003 through an asset purchase agreement, or the Blue Concept asset purchase agreement, with the Blue Concept Division of Azteca, Hubert Guez and his brother, Paul Guez, two of our stockholders and the principal owners of Azteca. See “Related Party Transactions.”  Pursuant to the Blue Concept asset purchase agreement, we acquired the assets related to designing, manufacturing and wholesaling denim apparel to AEO, a national retailer. In addition, we agreed to employ all of the existing employees of the Blue Concept Division; however, we did not assume any of the liabilities. As payment of the purchase price, we issued a seven-year convertible promissory note for the full purchase price of $21.8 million. On March 5, 2004, in accordance with the Blue Concept asset purchase agreement and Nasdaq rules, we held a special meeting of our stockholders to convert up to $12.5 million of the debt into shares of our common stock. The conversion was approved by our stockholders and as a result, Azteca was issued 3,125,000 shares of our common stock at a conversion price of $4.00 per share. Accordingly, the Blue Concept Note was reduced from $21.8 million to $9.3 million. We are also obligated to issue an additional 1,041,667 shares no later than June 10, 2006 as a result of the average stock price of our common stock being less than $3.00 per share for the period between February 10, 2006 and March 12, 2006 under the terms of the Blue Concept asset purchase agreement. The Blue Concept Note accrued interest at a rate of 6%, required payment of interest only during the first 24 months and is being amortized over the remaining five-year period. A monthly payment of principal and interest in the amount of approximately $180,000 commenced on August 5, 2005. As of May 12, 2006, the date of this annual meeting, the principal amount outstanding together with accrued interest is expected to be $7,937,000. If Proposal 2 is approved and the closing occurs shortly thereafter, we expect that Cygne’s assumption of our remaining liability under the Blue Concept Note will be this amount. We believed, at the time of the acquisition, that the Blue Concept Division would provide us with a revenue stream and operating profit necessary to sustain its operation.

Q:             Why did the Board of Directors decide to evaluate opportunities related to this asset?

A:               Throughout fiscal 2005, we monitored overall sales related to our private label apparel products and began to notice a decline in orders which we attributed to changes in our customers’ sourcing strategy. During this same time period, we continued to experience overall net losses in our financial performance, in part, due to operating expenses associated with our private label apparel division. At the end of fiscal 2005, we evaluated several factors, including (i) our expected net sales from our existing private label apparel customers, (ii) the cost of operations related to our private label apparel division, and (iii) projected cash flows from operations. Based upon this evaluation, we realized that private label apparel sales would continue to decrease for us for the foreseeable future and we could not see the potential for us to continue in the private label apparel business without further investment. In addition, we realized that the fair value of our private label apparel business was not adequate to sustain the amount of goodwill allocated to this line of operation. As a result, we recognized a permanent impairment loss as part of operating income for fiscal 2005 and recorded an impairment charge of $12,572,000 for goodwill related to our private label apparel business. This impairment charge resulted in a significant overall loss from continuing operations of $16,429,000 for fiscal 2005. Rather than continue to invest in our private label apparel business, we believed that our best course of action was to focus our resources on assets which would offer greater growth potential, such as our Joe’s Jeans® branded apparel line. For example from fiscal 2003 to fiscal 2005 we experienced significant growth in sales of our Joe’s Jeans® products. Net sales of Joe’s Jeans® grew from $11,476,000 in fiscal 2003 to $33,304,000 in fiscal 2005, a 190% increase.

Q:             Where can I find a summary of the transaction?

A:               Beginning on page 1, you can find a brief summary of the material terms of the Cygne transaction. This summary highlights selected information contained elsewhere in this proxy statement and may not contain all information that may be important to you. You should carefully read this entire proxy statement and the other documents referenced herein for a more complete understanding of the matters being considered at the annual meeting.

Q:             Who are the parties to the transaction?

A:               The parties to the asset purchase agreement are Cygne, IAA and us. Azteca is a party to certain ancillary agreements to the asset purchase agreement because they are an interested party. IAA is our wholly owned subsidiary and was a party to the original Blue Concept asset purchase agreement.

Cygne is a designer, merchandiser and manufacturer of branded and private label women’s denim, casual, and career apparel with sales to retailers located in the Unites States. Cygne’s principal executive offices are in New York, New York and it owns a manufacturing facility for the manufacture of non-denim private label garments in Guatemala. Cygne’s major customers include New York & Company, Inc., JC Penney and Kohl’s. Cygne’s branded products are sold under the names “Hippie,” “Hint” and “Manhattan Blues.”  On July 31, 2005, Cygne acquired certain assets of Diversified Apparel Resources, LLC (formerly named Commerce Clothing Company LLC), a limited liability company whose managing member and Chief Executive Officer is Hubert Guez, who is also one of our stockholders, a stockholder of Azteca and a party to the Blue Concept asset purchase agreement. Mr. Guez beneficially owns, has the power to dispose or direct the disposition, and to vote or direct the voting of shares, personally, through various trusts and Diversified, of approximately 49% of the shares of Cygne’s common stock. Cygne’s common stock is traded on the Nasdaq Capital Market under the symbol CYDS.

Azteca is a designer, wholesaler and contract manufacturer of branded and private label denim apparel based in Commerce, California. Azteca manufactures denim apparel through manufacturing facilities it owns in Mexico. The facility is operated by its wholly-owned subsidiary, AZT International S. de R.L. de C.V., or AZT. AZT has entered into non-exclusive supply agreements and arrangements with both us and Cygne in connection with the manufacture and supply of private label and branded denim apparel products. We originally purchased the private label apparel division from Azteca, Hubert Guez and Paul Guez in July 2003 as discussed in “Q: What is the background for this transaction?” above. Azteca is the beneficial owner of 13.06% of our common stock. Azteca is jointly owned by Hubert Guez and Paul Guez. Hubert Guez beneficially owns less than 5% of our common stock and Paul Guez beneficially owns 6.26% of our common stock. See “Related Party Transactions” and “Security Ownership of Certain Beneficial Owners and Management.”

Q:             What are the assets to be sold pursuant to the transaction?

A:               The assets to be sold to Cygne consist of certain assets of our private label apparel division, namely, the private label apparel division’s customer list, all existing purchase orders and inventory related to our private label apparel division, and the benefit of a non-compete clause with Azteca in favor of us. Cygne has also agreed to hire our current workforce related to our private label division.

Q:             What assets will remain following the transaction?

A:               Following the transaction, assuming approval of Proposal 2, we will continue to own certain assets remaining from the private label apparel division, including certain account receivables and general business related assets, such as cash and cash equivalents and fixed assets, such as sewing machines, computers, equipment and other related physical property. Furthermore, we will continue to have all the assets related to our Joe’s Jeans® branded apparel line and expect to focus all of our efforts on operating this branded apparel line.

Q:             What is the purchase price for the transaction?

A:               In exchange for the purchased assets, Cygne has agreed to assume certain liabilities associated with our private label apparel division, namely, the remaining obligation under the original promissory note executed in favor of Azteca under the Blue Concept asset purchase agreement, the obligation to continue to pay the earn out royalty under the Blue Concept asset purchase agreement, all other liabilities, except for the original promissory note, that we may owe to Azteca in excess of $1,500,000, and all liabilities associated with our outstanding purchase orders and inventory schedules listed in the asset purchase agreement, or the Assumed Liabilities. The aggregate value of the Assumed Liabilities, which represents the purchase price for the transaction, is approximately $10,437,000 and is subject to certain adjustments related to the aggregate value of certain liabilities owed to Azteca as of the closing date and payment of certain audit related fees. No cash will be transferred in connection with this transaction. This purchase price was supported by a fairness opinion issued by The Mentor Group.

Q:             What are the material terms of the asset purchase agreement?

A:               The asset purchase agreement is attached to this proxy statement as Exhibit A. We encourage you to read the asset purchase agreement in its entirety, as it is the legal document that governs the Asset Sale. We refer you to page 28 of this proxy statement for a summary of the material terms of the asset purchase agreement. However, this summary should not replace a reading of the actual agreement and we recommend that you read carefully the asset purchase agreement for the terms of the transaction and other information that may be important to you.

Q:             What are the tax consequences of Proposal 2 to stockholders?

A:               The sale of the assets of the private label apparel division will not be taxable to our stockholders. See “The Proposed Asset Sale—Material U.S. Federal Income Tax Consequences.”

Q:             When is the closing expected to occur?

A:               If Proposal 2 is approved and all conditions to completing the sale are satisfied or waived, the closing is expected to occur shortly after the annual meeting.

Q:             What is the vote required to approve Proposal 2?

A:               The affirmative “FOR” vote of a majority of our shares of common stock issued and outstanding and entitled to vote on the proposal is required to approve the sale of certain assets of our private label division to Cygne pursuant to the asset purchase agreement.

Q:             How does the Board of Directors recommend I vote?

A:               Our Board of Directors unanimously recommends a vote “FOR” the approval of the sale of certain assets of our private label apparel division to Cygne pursuant to the asset purchase agreement.

THE PROPOSED ASSET SALE

Capitalized terms used herein have been previously defined.

General

Under the asset purchase agreement, we have agreed to sell to Cygne certain assets of our private label apparel division in exchange for the assumption of certain liabilities, with an aggregate value of approximately $10,437,000, subject to certain adjustments. The determination of the purchase price and the other terms and conditions of the asset purchase agreement are discussed below.

Background of the Asset Sale

We originally purchased the assets of our private label apparel division on July 17, 2003 through an asset purchase agreement, previously defined as the Blue Concept asset purchase agreement, with the Blue Concept Division of Azteca, Hubert Guez and his brother, Paul Guez, two of our stockholders and the principal owners of Azteca. Pursuant to the Blue Concept asset purchase agreement, we acquired the assets related to designing, manufacturing and wholesaling denim apparel to AEO, a national retailer. In addition, we agreed to employ all of the existing employees of the Blue Concept Division; however, we did not assume any of the liabilities. As payment of the purchase price, we issued a seven-year convertible promissory note for the full purchase price of $21.8 million. On March 5, 2004, in accordance with the Blue Concept asset purchase agreement and Nasdaq rules, we held a special meeting of our stockholders to approve the conversion of up to $12.5 million of the debt into shares of our common stock. The conversion was approved by our stockholders and Azteca was issued 3,125,000 shares of our common stock at a conversion price of $4.00 per share. As a result, the Blue Concept Note was reduced from $21.8 million to $9.3 million. We are also obligated to issue an additional 1,041,667 shares no later than June 10, 2006 as a result of the average stock price of our common stock being less than $3.00 per share for the period between February 10, 2006 and March 12, 2006 under the terms of the Blue Concept asset purchase agreement. The Blue Concept Note accrued interest at a rate of 6%, required payment of interest only during the first 24 months and is being amortized over the remaining five-year period. A monthly payment of principal and interest in the amount of approximately $180,000 commenced on August 5, 2005. As of May 12, 2006, the date of this annual meeting, the principal amount outstanding together with accrued interest is expected to be $7,937,000. If Proposal 2 is approved and the closing occurs shortly thereafter, we expect that Cygne’s assumption of our remaining liability under the Blue Concept Note will be this amount. We believed, at the time of the acquisition, that the Blue Concept Division would provide us with a revenue stream and operating profit necessary to sustain its operation.

Throughout fiscal 2005, we monitored overall sales related to our private label apparel products and began to notice a decline in orders which we attributed to changes in our customers’ sourcing strategy. During this same time period, we continued to experience overall net losses in our financial performance, in part, due to operating expenses associated with our private label apparel division. At the end of fiscal 2005, we evaluated several factors, including (i) our expected net sales from our existing private label apparel customers, (ii) the cost of operations related to our private label apparel division, and (iii) projected cash flows from operations. We expected to see a decline in net sales of private label apparel products due to changes in customers’ sourcing strategy to utilize suppliers other than us. Because we do not enter into long term contracts or firm order commitments with any of our customers, including our private label customers, a decision to utilize other suppliers for private label products could cause a decrease in sales, as we saw in the first quarter of fiscal 2006 with our 32% decrease in private label net sales. We believe that this trend will continue. Additionally, under our current purchase order arrangement with AZT for AEO orders, the purchase price on the products supplied for AEO provide for a fixed margin per unit of 15%. Due to the fixed margin arrangement with AZT for AEO orders, the primary way for the private label apparel division to increase profits is to increase sales to customers other than AEO. We currently do not have the requisite sales force to allow us to compete for business with new customers.

Based upon this evaluation, we realized that private label apparel sales would continue to decrease for us for the foreseeable future without further investment by us and we could not see the potential for us in the private label apparel business. In addition, we realized that the fair value of our private label apparel business was not adequate to sustain the amount of goodwill allocated to this line of operation. As a result, we recognized a permanent impairment loss as part of operating income for fiscal 2005 and recorded an impairment charge of $12,572,000 for goodwill related to our private label apparel business. This impairment charge resulted in a significant overall loss from continuing operations of $16,429,000 for fiscal 2005. Rather than continue to invest in our private label apparel business, we believed that our best course of action was to focus our resources on assets which would offer greater growth potential, such as our Joe’s Jeans® branded apparel line. For example from fiscal 2003 to fiscal 2005 we experienced significant growth in sales of our Joe’s Jeans® products. Net sales of Joe’s Jeans® grew from $11,476,000 in fiscal 2003 to $33,304,000 in fiscal 2005, a 190% increase.

In November 2005, we entered into a confidentiality agreement with Cygne, Diversified Apparel Resources LLC, or Diversified, AZT, Hubert Guez and Keyomars Fard. Mr. Guez, Mr. Fard, Diversified and AZT provide services to Cygne and therefore, were expected to be furnished with proprietary information during the course of the evaluation and due diligence process related to a possible strategic business relationship between us and Cygne. AZT also provides services to us pursuant to the original Blue Concept asset purchase agreement and supply and purchase order arrangements. The parties engaged in preliminary discussions regarding the form and structure related to a possible transaction related to our private label apparel division.

In November 2005, we entered into a confidential discussion about a possible transaction with a company affiliated with Paul Guez that was not pursued by either party. Due to the interrelationship between our private label apparel business, Azteca, and the Guez’s, it seemed unlikely that a third party without a prior relationship with Azteca or the Guez’s would be willing to purchase the assets of this division, since a portion of the purchase price would be used to pay off the original promissory note to Azteca, as well as the fact that we utilize AZT as the contract manufacturer for our private label apparel products. Cygne has such a relationship with AZT and Hubert Guez is Cygne’s largest stockholder.

Management kept the Board of Directors apprised through informal communications of all discussions and developments related to a possible transaction for the private label apparel business. On January 10, 2006, management provided the Board of Directors with an update at a meeting and the Board of Directors discussed the possible sale of the private label apparel business to an entity owned by or affiliated with Mr. Hubert Guez. The Board of Directors recommended that an independent member of the Board of Directors be involved in the process related to a potential sale of the private label apparel business or further discussions with Mr. Guez or related companies to allow the process to be as objective as possible. The Board of Directors selected Mr. Kent Savage as its independent member to assist in this process. Mr. Crossman kept the Board of Directors, including Mr. Savage as the independent member, informed of his discussions throughout the process.

Discussions continued among management, Mr. Guez and Cygne’s management about the possible transaction. On February 15, 2006, Mr. Crossman met with Mr. Bernard Manuel, Chief Executive Officer of Cygne, at Cygne’s offices in New York City.

In late-February 2006, management delivered a draft of a non-binding letter of intent to the Board of Directors which outlined the proposal pursuant to which Cygne would acquire the assets related to the private label apparel division in exchange for the assumption of certain liabilities. Specifically, the letter of intent named the assets related to the private label apparel business to be acquired as: (i) the existing customer list, (ii) a mutually agreed upon number of employees, (iii) all existing purchase orders, (iv) all work-in-progress, (v) all inventory identified by the parties, and (vi) the benefit of a non-compete clause with Azteca contained in the original Blue Concept asset purchase agreement in favor of us. The liabilities to be assumed were described as: (i) all remaining obligations under the promissory note from the original Blue Concept asset purchase agreement, (ii) the contingent liabilities of IAA identified and mutually agreed upon prior to closing, and (iii) all liabilities associated with the payment of an earn-out royalty under the Blue Concept asset purchase agreement.

On February 23, 2006, the Board of Directors met to discuss the terms of the non-binding letter of intent. After discussion and questions, the Board of Directors unanimously voted to approve the execution of the non-binding letter of intent upon the terms and conditions discussed and presented. On March 3, 2006, we executed the non-binding letter of intent with Cygne and Azteca as a consenting party due to the assumption by Cygne of certain of the provisions of the Blue Concept asset purchase agreement.

Shortly thereafter, management with the assistance of outside counsel drafted an asset purchase agreement and ancillary documents to reflect the terms of the non-binding letter of intent. On March 10, 2006, management circulated the initial draft of the asset purchase agreement and ancillary documents to Cygne and its counsel and Azteca and its counsel.

On March 29, 2006, management met with Cygne and Azteca at Diversified’s offices in Los Angeles, California. Following that meeting, the parties agreed that most of the deal points had been resolved and that the draft of the asset purchase agreement and ancillary documents be amended to reflect the parties’ agreement. Following that meeting, revised drafts of the asset purchase agreement and ancillary documents were circulated to the parties.

On March 30, 2006, our Board of Directors met to discuss the terms of asset purchase agreement. After due consideration and careful discussion and a review of the preliminary draft of the fairness opinion, our Board of Directors voted to authorize management to move forward with finalizing the asset purchase agreement and the ancillary documents under the terms and conditions discussed and presented to the Board of Directors by management.

On March 31, 2006, our Board of Directors acted through unanimous written consent to approve the asset purchase agreement and to authorize management to execute the asset purchase agreement and all ancillary documents necessary to carry out the intent of the resolutions. As of the same date, The Mentor Group delivered a written opinion as to the fairness of the Asset Sale to our stockholders from a financial point view. There were no material differences between the preliminary and final versions of the fairness opinion, except for adjustments related to the value of the Assumed Liabilities.

On March 31, 2006, we executed the definitive asset purchase agreement with Cygne.

Our Reasons for the Asset Sale

We entered into the asset purchase agreement after evaluating available alternatives to address our overall continued losses related to our financial performance. Based upon these and other considerations, we selected the Asset Sale as offering the best value to our stockholders.

In reaching this determination, our Board of Directors and management considered a number of factors:

•       the absence of viable alternative offers;

•       the amount and nature of the consideration to be received under the asset purchase agreement; including the ability to eliminate our promissory note to Azteca;

•       our overall continuing operating losses and financial performance;

•       the belief of our Board of Directors and management that the terms and conditions of the asset purchase agreement are reasonable; and

•       a fairness opinion by The Mentor Group.

Our Board of Directors and management also identified and considered the following potentially negative factors concerning these assets:

•       the risk that we may have to continue to operate our private label apparel business since the business represented a significant portion of our assets and under Delaware law, we believed that we could not dispose of or exit from it without stockholder approval;

•       the risk that we may continue to have approximately $7,937,000 in long-term debt outstanding and continue to make monthly payments in principal and interest to Azteca;

•       the risk that our stockholders may not approve the transaction; and

•       the other risks described in the “Risk Factors” section beginning on page 43.

After deliberations, our Board of Directors concluded that, on balance, the potential benefits of the Asset Sale to our stockholders outweighed these risks and potential disadvantages.

The foregoing discussion of the information and factors considered by our Board of Directors is not intended to be exhaustive, but includes the relevant factors considered. In reaching its decision to approve the Asset Sale and to recommend it to our stockholders, our Board of Directors did not view any single factor as determinative and did not find it necessary or relevant to assign any weight to each of the various factors considered. Individual directors may have given different weights to different factors.

Recommendation of our Board of Directors

Our Board of Directors believes that the terms of the Asset Sale are in the best interest of our stockholders and has approved the Asset Sale and the asset purchase agreement. Accordingly, our Board of Directors unanimously recommends that our stockholders vote “FOR” the approval of the Asset Sale pursuant to the asset purchase agreement.

Fairness Opinion of our Financial Advisor

We retained The Mentor Group to render an opinion with respect to the fairness, from a financial point of view, to us and our stockholders of the financial consideration to be received by us for the sale of the assets of our private label apparel division.

On March 31, 2006, The Mentor Group delivered its final written opinion to the effect that, based upon and in reliance on the matters described in its opinion, the financial consideration of approximately $10,437,000, subject to certain adjustments, through the assumption of the Assumed Liabilities, was fair to us and our stockholders from a financial point of view as of the date of such opinion.

The full text of The Mentor Group’s opinion to our Board of Directors, which sets forth the assumptions made, matters considered, qualifications and extent of review by The Mentor Group is attached as Exhibit B and is incorporated herein by reference. Such opinion should be read carefully and in its entirety in conjunction with this proxy statement. The following summary of The Mentor Group is qualified in its entirety by reference to the full text of the opinion.

The Mentor Group consented to the inclusion of its opinion and the inclusion of this summary in this proxy statement.

The Mentor Group’s opinion is addressed to our Board of Directors and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the annual meeting described in this proxy statement.

The terms associated with the Asset Sale were determined based on negotiations between us and Cygne and were not based on any recommendations by The Mentor Group. No limitations or instructions were imposed on The Mentor Group with respect to the investigations made or the procedures to follow in rendering its opinion.

In connection with rendering its opinion, The Mentor Group reviewed and analyzed, among other things, the following:

•       the terms of the Asset Sale, including the asset purchase agreement;

•       certain of our historical financial statements and other financial information;

•       certain other information, primarily financial in nature, concerning our business and operations and our private label apparel business that we furnished to them;

•       discussions with certain members of management, regarding, among other things, the business and prospects of us and our private label apparel business, operations, financial conditions, future prospects and projected operations and performance of the private label apparel business, certain forecasts and projections related to the business provided to them by us and pro forma allocations related to the private label apparel business;

•       the historical trading price and volume of our common stock;

•       performance of variance analysis on the underlying assumptions of growth and expenses.

•       certain other publicly available financial data for certain companies that The Mentor Group deemed comparable to our private label apparel business, and publicly available prices paid in other transactions considered similar to this transaction; and

•       such other matters as were deemed relevant.

The final written opinion was based upon certain business, economic, market, and other conditions that existed as of the date of such opinion. Based upon these considerations, The Mentor Group concluded that, in its opinion, the transaction was fair, from a financial point of view, to us and our current stockholders.

The methodologies used by The Mentor Group in arriving at its opinion were:

•       the public company multiples method;

•       merger/acquisitions multiples method;

•       capitalization of historical income method; and

•       discounted cash flow method.

Under the public companies multiples methods, stock sales related to seven similar industry represented public companies were analyzed to develop multiples of income statements and/or balance sheet statistics. The average and median indicated values under the public companies multiples method were $6,090,000 to $16,360,000.

Under the merger/acquisition multiples method, transactional sales greater than 50% of the ownership related to eleven similar industry represented public companies were analyzed to develop multiples of income statement and/or balance sheet statistics reflecting historical sales of going concerns. The median indicated value under the merger/acquisitions multiples method was $6,900,000.

Under the capitalization of historical income method, the underlying concept is that the purchase of the private label apparel business is analogous to the making of an investment in an earnings’ generating asset. Accordingly, the value of such an investment is directly related to the amount of the earnings that can be generated by such property. First, the historical earnings of the private label apparel business was analyzed. Earnings before taxes, interest, deprecation and amortization, or EBITDA, was selected as best representative of industry standard for multiples and the earnings base least effected by the transaction. A rate of return was determined based on the capital asset pricing model and the weighted average cost of capital, or WACC. The selected multiples indicated a range of values under the capitalization of historical income method of approximately $4,848,000 to $6,014,000.

Under the discounted cash flow method, current condition of the private label apparel and a projection of the future operations was analyzed to discount the present value of three years of cash flows. Based on key assumptions and other assumptions under the discounted cash flow method, a range of indicated values of $4,200,000 to $11,900,000 was presented.

The Mentor Group is a full service, national investment banking, financial advisory, valuation and appraisal firm. For its services, we paid The Mentor Group its customary fee of $30,000 for such an opinion. The Mentor Group previously provided us with a fairness opinion with regard to the terms of our original acquisition of the Blue Concept Division from Azteca is July 2003. Therefore, we selected them again to prepare this fairness opinion because we believed that they were familiar with the original transaction and certain of the liabilities to be assumed by Cygne under the asset purchase agreement.

Use of Proceeds

At the closing, Cygne will assume and be responsible for all of the Assumed Liabilities, namely, the remaining obligation under the original promissory note executed in favor of Azteca under the Blue Concept asset purchase agreement, the obligation to continue to pay the earn out under the Blue Concept asset purchase agreement, all other liabilities, except for the liability under the original promissory note, that we may owe to Azteca in excess of $1,500,000, and all liabilities associated with our outstanding purchase orders and inventory schedules listed in the asset purchase agreement. We will enter into an assignment and assumption agreement with Cygne at closing to effectuate this assignment of the benefit of the non-compete clause and the assumption of the Assumed Liabilities. No cash will be transferred in connection with this transaction.

Our Business Following the Asset Sale

Following the transaction, assuming approval of the Asset Sale by our stockholders, we will continue to have certain assets remaining from the private label apparel division, including certain account receivables and general business related assets, such as cash and cash equivalents and fixed assets, such as sewing machines, computers, equipment and other related physical property. Furthermore, we will continue to have all the assets related to our branded apparel division, primarily our Joe’s Jeans® branded apparel line, and expect to focus all of our efforts on operating this branded apparel line.

We intend to capitalize on the growing Joe’s Jeans® brand and solidify its position in the consumer marketplace. Since Joe’s Jeans was established in 2001, the brand is recognized in the premium denim industry for its quality, fit and fashion-forward designs for denim and denim related apparel products. By focusing our resources on our Joe’s Jeans® brand, we believe that we can position the brand as a resource for the fashion conscious consumer through the introduction of a women’s sportswear lifestyle collection and the launch of a men’s denim line, which had approximately $180,000 in net sales for the first quarter of fiscal 2006. The ability for our Joe’s Jeans® brand to be profitable relies, in part, on our ability to (i) continue to increase our overall net sales for Joe’s, which grew 92% in the first quarter fiscal 2006 compared to the first quarter 2005, (ii) increase our gross margins, and (iii) improve the management of our inventory. There can be no assurance that our refocused efforts on our Joe’s Jeans® brand will result in overall profitability for us.

Appraisal Rights

Under Delaware law, appraisal and dissenters’ rights are not provided to stockholders in connection with the Asset Sale.

Material U.S. Federal Income Tax Considerations

The proposed Asset Sale will be treated as a sale of corporate assets in exchange for the assumption of liabilities for the full purchase price.

The proposed Asset Sale will not have any taxable effect to our stockholders since there will not be any proceeds for distribution in the form of a dividend.

Regulatory Approvals

Except for compliance with applicable Delaware law and United States securities laws, no regulatory requirements must be complied with and no governmental approvals must be obtained un connection with the Asset Sale.

THE ASSET PURCHASE AGREEMENT

The following discussion is a summary of the material provisions of the asset purchase agreement. This summary and all other discussions of the terms and conditions of the asset purchase agreement included elsewhere in this proxy statement are qualified in their entirety by reference to the asset purchase agreement, a copy of which is attached as Exhibit A to this proxy statement and incorporated herein by reference. All stockholders are urged to read the asset purchase agreement carefully and in its entirety. Capitalized terms used but not defined in this proxy statement have the meaning set forth in the asset purchase agreement.

Parties to the Asset Sale

Seller.   Innovo Azteca Apparel, Inc. is a California corporation and the wholly owned subsidiary of Innovo Group Inc., a Delaware corporation. We design, develop and market denim and denim related apparel products. Prior to entering into this asset purchase agreement, our products consisted of Joe’s Jeans® and providing private label apparel denim products for mass retailer customers, such as AEO and Target. Our principal office is located at 5804 East Slauson Avenue, Commerce, California 90040. Our main telephone number is (323) 725-5516.

Buyer.   Cygne is a Delaware corporation and is a designer, merchandiser and manufacturer of branded and private label apparel women’s denim, casual, and career apparel to retailers in the United States. Cygne’s principal office is located at 11 West 42nd Street, New York, NY 10036. Its main telephone number is (212) 997-7767. Cygne acquired certain assets of Diversified Apparel Resources, LLC (formerly named Commerce Clothing Company LLC), a limited liability company whose managing member and Chief Executive Officer is Hubert Guez, who is also one of our stockholders, a stockholder of Azteca and a party to the Blue Concept asset purchase agreement that we originally entered into for our purchase of the private label apparel division from Azteca. Mr. Guez beneficially owns, has the power to dispose or direct the disposition of, and to vote or direct the voting of shares, personally, through various trusts and Diversified, approximately 49% of the shares of Cygne’s common stock. Cygne’s common stock is traded on the Nasdaq Capital Market under the symbol CYDS. Mr. Hubert Guez is a stockholder of our company and beneficially owns less than 5% of our common stock.

Other Interested Parties.   Azteca is a California corporation and is a designer, wholesaler and contract manufacturer of branded and private label denim based in Commerce, California. Azteca manufactures denim apparel through manufacturing facilities it owns in Mexico. The facility is operated by its wholly-owned subsidiary, AZT International S. de R.L. de C.V., or AZT. AZT has entered into non-exclusive supply agreements and arrangements with both us and Cygne in connection with the manufacture and supply of each of private label and branded denim apparel products. We originally purchased the private label apparel division business from Azteca, Hubert Guez and Paul Guez in July 2003 as discussed in “Q: What is the background for this transaction?” above.  Azteca is the beneficial owner of 13.06% of our common stock. Azteca is jointly owned by Hubert Guez and Paul Guez. Hubert Guez beneficially owns less than 5% of our common stock and Paul Guez beneficially owns 6.26% of our common stock. See “Related Party Transactions.”

Assets to be Sold Pursuant to the Asset Purchase Agreement

The assets to be sold to Cygne pursuant to the asset purchase agreement consist of certain assets of our private label apparel division, namely:

•       the private label apparel division’s customer list;

•       all existing purchase orders and inventory related to our private label apparel division; and

•       the benefit of a non-compete clause with Azteca in favor of us.

Cygne has also agreed to hire the current workforce related to our private label apparel division.

Purchase Price

In exchange for the private label division assets, Cygne has agreed to assume certain liabilities associated with our private label apparel division, namely, the remaining obligation under the original promissory note executed in favor of Azteca under the Blue Concept asset purchase agreement, the obligations to continue to pay the earn out under the Blue Concept asset purchase agreement, all other liabilities, except for the liability under the original promissory note, that we may owe to Azteca in excess of $1,500,000 and all liabilities associated with our outstanding purchase orders and inventory schedules listed in the asset purchase agreement, or the Assumed Liabilities. The aggregate value of the Assumed Liabilities, which represents the purchase price for the transaction, is approximately $10,437,000, subject to certain adjustments related to the aggregate value of liabilities owed to Azteca as of the closing date and payment of certain audit related fees. No cash will be transferred in connection with this transaction.

Retained Liabilities

The asset purchase agreement states that other than the Assumed Liabilities, we will retain all other liabilities associated with the private label apparel division. Our other liabilities include some additional amounts owed to Azteca pursuant to certain supply arrangements we previously entered into with them for the supply of finished goods for products related to our Joe’s Jeans® and indie™ product lines. In addition, we will continue to have certain assets remaining from the private label apparel division, including, certain account receivables and general business related assets, such as cash and cash equivalents and fixed assets, such as sewing machines, computers, equipment and other related physical property. Furthermore, we will continue to have all the assets related to our Joe’s Jeans® branded apparel line and expect to focus all of our efforts on operating this line as our primary source of revenue.

Representations and Warranties

The asset purchase agreement contains representations and warranties made by each of us, including our IAA subsidiary, and Cygne to the other, certain of which are qualified in nature.

Cygne’s representations and warranties relate to the following matters:

•       corporate organization, existence, good standing and power to authority to conduct its business;

•       corporate authority to enter into, carry out the obligations under the asset purchase agreement and enforceability of the asset purchase agreement against Cygne;

•       absence of any breach or violation of any of Cygne’s charter or bylaws, any breach of any contract, order or permit to which Cygne is a party or requires consent by any party;

•       no payment of any finder’s fee in connection with the execution of the asset purchase agreement;

•       litigation matters;

•       solvency; and

•       completeness of the representations.

Our representation and warranties relate to the following matters, concerning ourselves and our IAA subsidiary, as well as the conduct of our private label apparel business:

•       corporate organization, existence, good standing and power to authority to conduct its business;

•       corporate authority to enter into, carry out the obligations under the asset purchase agreement and enforceability of the asset purchase agreement against us;

•       absence of any breach or violation of any of our charter or bylaws, any breach of any contract, order or permit to which we are a party or requires consent by any party;

•       no payment of any finder’s fee in connection with the execution of the asset purchase agreement;

•       financial statements regarding our private label apparel business;

•       absence of certain changes since January 31, 2006 regarding our operation of our private label apparel business;

•       compliance with all laws related to our operation of our private label apparel business;

•       legal compliance;

•       payment of taxes and other tax related matters;

•       title to the purchased assets;

•       intellectual property rights;

•       enforceability of and absence of changes related to all material contracts related to our private label apparel business;

•       the amount, enforceability and absence of changes or claims related to of our accepted and unfulfilled orders related to our private label apparel business;

•       litigation matters;

•       warranties related to the products we provide to our customers;

•       employee and employee benefit matters;

•       environmental, health and safety matters;

•       customers and suppliers;

•       permits;

•       solvency;

•       accuracy of disclosure of material information and representations;

•       absence of certain illegal business practices;

•       information related to disclosure in this proxy statement;

•       opinion related to financial fairness of the transaction; and

•       completeness of the representations.

Pre-Closing Covenants

Between March 31, 2006 and the earlier of the closing date or Termination Date, which is the earlier of June 30, 2006 or termination in accordance with the asset purchase agreement, the parties have agreed that:

•       each party will use its best efforts to do all things to consummate the transaction and comply with all aspects of the asset purchase agreement; and

•       obtain any and all consents or give all notices necessary to consummate the transaction.

Further, we agreed that we will not engage in any practice or transaction outside the ordinary course of business with respect to our private label apparel business and that we will use our best efforts to keep intact the private label apparel division assets and business and preserve the goodwill related thereto. We agreed to permit Cygne and its representatives full access to the private label apparel business and we will give Cygne prompt notice of any developments that occur after the execution date which could reasonably be expected to cause a breach of any representation or warranty contained in the asset purchase agreement.

We agreed that we will not:

•       solicit, initiate or encourage the submission of any proposal or offer that could constitute or reasonably be expected to lead to an acquisition of us or the assets used in our private label apparel business; or

•       participate in any discussions or negotiations concerning, or provide information that could constitute or reasonably be expected to lead to an acquisition proposal.

Both parties have agreed to keep certain information confidential related to the asset purchase agreement. We also agreed that we will take all steps necessary to ensure that Cygne does not incur any transfer charge or processing fee with respect to the private label apparel division assets.

Our Post-Closing and Additional Covenants

In addition to the above covenants, the parties have agreed that:

•       each party will take any additional steps necessary after closing to carry out the purpose of the asset purchase agreement;

•       reasonably cooperate with the other party and provide support in the event of litigation related to the transaction or the business;

•       we will not take any action that may discourage a customer or supplier from maintaining a business relationship with Cygne at least as favorable as the relationship was with us; and

•       Cygne will maintain the confidentiality of certain information about us obtained as a result of this asset purchase agreement.

We have also agreed to a restrictive covenant, whereby neither us, nor any of our affiliates, will, directly or indirectly:

•       For a period of four years after the closing date, engage in, induce, canvass, solicit or accept any business or commercial arrangements with AEO or Target or any of their respective affiliates; and

•       For a period of two years after the closing date, employ, knowingly permit or solicit for employment or similar relationship an employee or independent consultant that is employed by Cygne as of March 31, 2006 (except for certain of our former employees related to our private label apparel business that were not hired by Cygne, of which there are expected to be none).

Cygne will have a royalty free right to refer to the business as the business formerly known as “the Blue Concept Division of Azteca Production International,” the same reference we were permitted to use under the original Blue Concept asset purchase agreement.

We will be liable for the payment of taxes related to the private label apparel business and the purchased assets that occurred on or prior to the closing date. Thereafter, Cygne will be liable for the payment of taxes incurred with respect to the private label apparel business and the purchased assets.

We have provided to Cygne a list of all of our active employees in good standing employed primarily for the operation of our private label apparel business. Cygne has agreed to make qualifying offers to all active employees to be effective as of the closing date. We will be responsible for payment of all salaries, benefits, continuation of employee benefit plans, and compliance with ERISA and the WARN Act, prior to the closing date. Thereafter, Cygne will be responsible for such items with respect to any of our active employees it has hired.

We have agreed to make provisions for the adequate payment or reserve of any liabilities associated with any of the excluded liabilities that may impair Cygne’s ability to use or enjoy the purchased assets or conduct the private label apparel business. Further, we have agreed to protect and indemnify Cygne from any liabilities or obligations that arise from the conduct of the business prior to the closing date.

We have agreed to provide Cygne with updated financial statements within thirty days after the end of each month prior to the closing date commencing with March 2006. We also agreed to prepare and file this proxy statement as soon as practicable after the execution of the asset purchase agreement, agreed that our Board of Directors will recommend the adoption and approval of the asset purchase agreement and the Asset Sale, and agreed to convene and hold a meeting of our stockholders to obtain approval of the asset purchase agreement and the Asset Sale.

Closing Date

If the Asset Sale is approved by our stockholders and the foregoing conditions set forth below are satisfied or waived, the closing will take place on the third business day following our annual meeting, or an earlier date agreed to by the parties. We expect the closing to take place as soon as possible after our annual meeting, assuming the Asset Sale is approved.

Closing Conditions

Cygne’s obligation to consummate the transaction is subject to the following:

•       the accuracy and completeness in all material respects of each representation and warranty made by us as of the closing date;

•       compliance with all obligations and covenants to be performed by us prior to the closing date;

•       no material adverse change, action, inaction or event that could or reasonably could be expected to have a material adverse effect on the private label apparel division assets or the private label apparel business;

•       receipt of all material consents required by us or Cygne;

•       release of all encumbrances related to the private label apparel division assets;

•       all necessary corporate and shareholder approvals of Cygne;

•       approval by our stockholders; and

•       release executed by Azteca, Hubert Guez and Paul Guez releasing Cygne from any liability for the liabilities we retained.

Our obligation to consummate the transaction is subject to the following:

•       the accuracy and completeness in all material respects of each representation and warranty made by Cygne as of the closing date;

•       compliance with all obligations and covenants to be performed by Cygne prior to the closing date;

•       approval by our stockholders;

•       release executed by Azteca releasing and discharging us from all obligations under the Blue Concept asset purchase agreement and the Blue Concept Note; and

•       the absence of an order or injunction issued restraining or prohibiting the transaction.

Termination of the Asset Purchase Agreement

The asset purchase agreement may be terminated at any time prior to closing in any of the following ways:

•       by mutual written consent of us and Cygne;

•       by either us or Cygne:

•        if the transaction is not closed by June 30, 2006 and the party delivering the notice of termination did not cause such failure to close the transaction; or

•        if the other party breaches in any material respect any representation, warranty or covenant contained in the asset purchase agreement;

•       by Cygne prior to June 30, 2006 if it is not satisfied with the results of its due diligence with respect to the operations, affairs, prospects, properties, assets, liabilities, obligations, profits, condition (financial or otherwise) of the business or the Purchased Assets.

Effects of Termination

If the asset purchase agreement is terminated, all obligations except for certain obligations related to confidentiality and other miscellaneous provisions under the asset purchase agreement will terminate. In addition, in the event of termination by one of the parties due to a breach in any material respect by the other party related to any representation, warranty or covenant contained in the asset purchase agreement, then the non-breaching party may seek all legal remedies for damages suffered by that party and such rights will survive termination.

Indemnification

We and Cygne have agreed to indemnify each other against certain liabilities under the asset purchase agreement. We  have agreed to indemnify and hold Cygne, and certain of its related parties, such as its officers, directors, employees, controlling Persons, stockholders and their Affiliates harmless from damages resulting from, relating to, arising out of, or attributable to, any of the following:

•       a breach of any representation or warranty contained in the asset purchase agreement without regard to any materiality qualifier contained in the representation and warranty;

•       a breach of any covenant or obligation of us or IAA in the asset purchase agreement;

•       any event arising from the operation or ownership of, or conditions occurring with respect to, our private label apparel business or the Purchased Assets prior to 11:59 pm on the closing date;

•       any Excluded Liability; and

•       any liability or obligation with respect to taxes.

Cygne has agreed to indemnify and hold us harmless from damages resulting from, relating to, arising out of, or attributable to, any of the following:

•       a breach of any representation or warranty contained in the asset purchase agreement without regard to any materiality qualifier contained in the representation and warranty;

•       a breach of any covenant or obligation of us or IAA in the asset purchase agreement;

•       any event arising from the operation or ownership of, or conditions occurring with respect to, our private label apparel business or the Purchased Assets after 11:59 pm on the closing date; and

•       any Assumed Liability.

The asset purchase agreement provides for usual and customary procedures for claiming any indemnification by us or Cygne. The asset purchase agreement also limits any indemnification liability for any breach of any representation or warranty, except for breaches of corporate organization, existence, good standing and power to authority to conduct its business, corporate authority to enter into, carry out the obligations under the asset purchase agreement and enforceability of the asset purchase agreement or instances of fraud, to an amount equal to the lesser of:

•       $2,000,000; or

•       20% of the Purchase Price, after any adjustments.

These indemnification provisions will survive closing and will continue in full force and effect for a period of three years thereafter, or until the applicable statute of limitations expires for certain other indemnification provisions. There is no limitation on the survival of the representations and warranties related to due organization, authority and enforceability of the asset purchase agreement for either party.

SELECTED FINANCIAL DATA

The table below sets forth a summary of selected consolidated financial data. The selected consolidated financial data should be read in conjunction with the related consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended November 26, 2005 filed with the SEC on February 9, 2006 and our Quarterly Report on Form 10-Q for the period ended February 25, 2006 filed with the SEC on April 6, 2006 and the unaudited pro forma consolidated balance sheet and the unaudited pro forma consolidated statements of operations included herein.

	For the three months ended		For the years ended
	02/25/06	02/26/05	2005	2004	2003	2002	2001
	(unaudited)
Net sales	$21,929	$23,098	$108,590	$104,708	$69,103	$17,537	$3,650
Cost of goods sold	18,182	18,210	86,828	85,887	59,222	11,393	2,442
Gross profit	3,747	4,888	21,762	18,821	9,881	6,144	1,208
Operating expenses
Selling, general and administrative	6,657	4,689	22,482	23,050	15,816	5,216	1,783
Impairment loss of goodwill			12,572	—	—	—	—
Depreciation and amortization	401	376	1,550	1,535	1,112	195	91
	7,058	5,065	36,604	24,585	16,928	5,411	1,874)
Loss from continuing operations	(3,311)	(177)	(14,842)	(5,764)	(7,047)	733	(666)
Interest expense	(343)	(437)	(1,590)	(1,334)	(976)	(340)	(107)
Other income	4	7	16	(19)	482	138	45
Loss from continuing operations, before taxes	(3,650)	(607)	(16,416)	(7,117)	(7,541)	531	(728)
Income taxes	8	9	13	15	52	119	50
Loss from continuing operations	(3,658)	(616)	$(16,429)	$(7,132)	$(7,593)	$412	$(778)
Loss from discontinued operations, net of tax	(34)	(202)	(4)	(2,444)	(724)	160	160
Net loss	$(3,692)	$(818)	$(16,433)	$(9,576)	$(8,317)	$572	$(618)
Earnings (loss) per common share—Basic
Loss from continuing operations	$(0.11)	$(0.02)	$(0.51)	$(0.25)	$(0.45)	$0.03	$(0.05)
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.09)	(0.04)	0.01	0.01
Loss per common share—Basic	$(0.11)	$(0.03)	$(0.51)	$(0.34)	$(0.49)	$0.04	$(0.04)
Earnings (loss) per common share—Diluted
Loss from continuing operations	$(0.11)	$(0.02)	$(0.51)	$(0.25)	$(0.45)	$0.03	$(0.05)
Loss from discontinued operations	(0.00)	(0.01)	(0.00)	(0.09)	(0.04)	0.01	0.01
Loss per common share—Diluted	$(0.11)	$(0.03)	$(0.51)	$(0.34)	$(0.49)	$0.04	$(0.04)
Weighted average shares outstanding
Basic	33,302	29,427	31,942	28,195	17,009	14,856	14,315
Diluted	33,302	29,427	31,942	28,195	17,009	16,109	14,315
Balance sheet data (at end of period):
Total assets	$21,954	$38,565	$27,596	$38,143	$46,365	$15,143	$10,247
Long-term debt	6,650	8,627	7,085	8,627	21,800	3,387	4,225
Stockholders’ equity	8,156	20,435	11,557	20,279	16,482	5,068	4,519

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET AND CONSOLIDATED STATEMENTS OF OPERATIONS

The unaudited pro forma consolidated balance sheet as of February 25, 2006 gives effect to the Asset Sale as if the transaction occurred on February 25, 2006. The unaudited pro forma condensed consolidated statement of operations for the year ended November 26, 2005 and three months ended February 25, 2006 give effect to the Asset Sale as if it had been completed as of November 27, 2004.

The unaudited pro forma consolidated statements of operations and unaudited pro forma consolidated balance sheet were derived by adjusting our historical consolidated financial statements, which include the results of the assets subject to the Asset Sale. The unaudited pro forma consolidated balance sheet and consolidated statement of operations are provided for informational purposes only and should not be construed to be indicative of our consolidated financial position or results of operations had the transaction been consummated on the date assumed and do not project our consolidated financial position or results of operations for any future period or date.

The unaudited pro forma consolidated balance sheet and consolidated statement of operations and accompanying notes should be read in conjunction with our historical consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended November 26, 2005 and our Quarterly Report on Form 10-Q for the period ended February 25, 2006.

INNOVO GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

AS OF FEBRUARY 25, 2006

(in thousands)

	Historical	Pro Forma Disposition		Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$1,059	$—		$1,059
Accounts receivable and due from factor, net of allowance for customer credits and returns of $1,231 (2006) and $435 (2005)	1,623	—		1,623
Inventories, net	8,331	(286	)(a)	8,045
Due from related parties, net	—	—		—
Prepaid expenses and other current assets	299	—		299
Assets of discontinued operations	13	—		13
Total current assets	11,325	(286)		11,039
Property and equipment, net	494	—		494
Goodwill	20	—		20
Intangible assets, net	9,980	(9,744	)(b)	236
Other assets	135	—		135
Total assets	$21,954	$(10,030)		$11,924
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable and accrued expenses	$4,126	$150	(c)	$4,276
Due to factor	—	—		—
Due to related parties, net	1,312	294	(d)	1,606
Current portion of related partylong-term debt	1,703	(1,703	)(e)	—
Liabilities of discontinued operations	7	—		7
Total current liabilities	7,148	(1,259)		5,889
Related party long-term debt	6,650	(6,650	)(e)	—
Commitments and Contingencies
Stockholders’ equity
Preferred stock, $0.10 par value: 5,000 shares authorized, no shares issued or outstanding	—	—		—
Common stock, $0.10 par value: 80,000 shares authorized 33,414 shares issued and 33,302 outstanding	3,343	—		3,343
Additional paid-in capital	79,114	—		79,114
Accumulated deficit	(71,525)	(2,121	)(f)	(73,646)
Treasury stock, 112 shares	(2,776)	—		(2,776)
Total stockholders’ equity	8,156	(2,121)		6,035
Total liabilities and stockholders’ equity	$21,954	$(10,030)		$11,924

The accompanying notes are an integral part of the Unaudited Pro Forma Consolidated Balance Sheet.

INNOVO GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

INTRODUCTION

On March 31, 2006, Innovo Group Inc. and its Innovo Azteca Apparel, Inc. subsidiary, or IAA, entered into an asset purchase agreement with Cygne Designs, Inc., or Cygne. Pursuant to the asset purchase agreement, IAA agreed to sell to Cygne certain assets related to its private label apparel division. These assets include the private label apparel division’s customer list, all existing purchase orders and inventory related to the private label apparel division, and the benefit of a non-compete clause with Azteca Production International, Inc., or Azteca. Cygne has also agreed to hire IAA’s current workforce related to our private label apparel division. In exchange for the purchased assets, Cygne has agreed to assume certain liabilities associated with the private label apparel division, including, the remaining obligation under the original promissory note executed in favor of Azteca the original asset purchase transaction document, or Blue Concept asset purchase agreement, all other liabilities, excluding the original promissory note, owed in connection with the private label apparel division to Azteca in excess of $1,500,000, all liabilities associated with our outstanding purchase orders and inventory schedules listed in the asset purchase agreement, and the obligation to continue to pay the earn-out royalty under the Blue Concept asset purchase agreement. The aggregate value of the assumed liabilities, which will represent the purchase price for the transaction, is expected to be approximately $10,437,000 at the date of closing and is subject to certain permitted adjustments related to the aggregate value of the liabilities that IAA may owe to Azteca as of the closing date and payment of certain audit related fees.

PRO FORMA ADJUSTMENTS

(a)   Cygne purchased the right to all inventory related to our private label apparel division as of March 31, 2006. As of February 25, 2006, $3,360,000 of additional inventory was not included on our balance sheet that we expect to purchase from Azteca and then resell to Cygne pursuant to the asset purchase agreement as of the closing date. This adjustment assumes that the transaction occurred on February 25, 2006 and the only inventory owed by IAA at February 25, 2006 to be sold to Cygne totaled $286,000. As of the closing date, we expect to purchase the additional inventory previously described and sell to Cygne approximately $3,360,000 of inventory pursuant to the asset purchase agreement.

(b)   Represents the unamortized balance of our private label apparel division’s customer list, which consists of American Eagle Outfitters, Inc. and Target Corporation. We expect to record an additional $330,000 of amortization related to the customer list between February 25, 2006 and an expected closing date of May 12, 2006.

(c)   Estimated costs associated with closing the asset purchase agreement in the amount of $150,000. This number could differ based on actual events.

(d)   Assumes that the liabilities owed in connection with our private label apparel division to Azteca is increased by $3,360,000 as described in note (a) above and the assumption of the related party liabilities (excluding the note payable described below) in excess of $1,500,000.

(e)   Represents the assumption of the remaining outstanding promissory note balance in the amount of $8,353,000 owed to Azteca by us as of February 25, 2006. Under the terms of the asset purchase agreement, we expect the amount of the promissory note to be $7,937,000 as of the closing date.

(f)    Represents the resulting loss on the sale of the assets pursuant to the asset purchase agreement assuming the purchase and close of the transaction as of February 25, 2006.

INNOVO GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED FEBRUARY 25, 2006
(in thousands except per share data)

	Historical	Pro Forma Disposition		Pro Forma
Net sales	$21,929	$11,502	(a)	$10,427
Cost of goods sold	18,182	9,575	(a)	8,607
Gross profit	3,747	1,927		1,820
Operating expenses
Selling, general and administrative	6,657	945	(a)	5,712
Depreciation and amortization	401	330	(b)	71
	7,058	1,275		5,783
Loss from continuing operations	(3,311)	652		(3,963)
Interest expense	(343)	(213)	(c)	(130)
Other income	4	4	(a)	—
Loss from continuing operations, before taxes	(3,650)	443		(4,093)
Income taxes	8	—		8
Loss from continuing operations	(3,658)	443		(4,101)
Loss from discontinued operations, net of tax	(34)			(34)
Net loss	$(3,692)	$443		$(4,135)
Earnings (loss) per common share—Basic
Loss from continuing operations	$(0.11)			$(0.12)
Loss from discontinued operations	(0.00)			(0.00)
Loss per common share—Basic	$(0.11)			$(0.12)
Earnings (loss) per common share—Diluted
Loss from continuing operations	$(0.11)			$(0.12)
Loss from discontinued operations	(0.00)			(0.00)
Loss per common share—Diluted	$(0.11)			$(0.12)
Weighted average shares outstanding
Basic	33,302			33,302
Diluted	33,302			33,302

The accompanying notes are an integral part of the Unaudited Pro Forma
Consolidated Statement of Operations.

INNOVO GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED FEBRUARY 25, 2006

PRO FORMA ADJUSTMENTS

(a)   Represents direct historical revenue and expenses associated with the operation of our private label apparel division and salaries for employees included in the Asset Sale for the period.

(b)   Represents amortization for the period associated with the customer list purchased pursuant to the Blue Concept asset purchase agreement.

(c)   Represents interest expense on our promissory note to be assumed according to the terms of the asset purchase agreement in the amount of $129,000 and $84,000 of interest expense related to the private label apparel business under the terms of our factoring arrangement with CIT Commercial Services, Inc.

INNOVO GROUP INC. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED NOVEMBER 26, 2005
(in thousands except per share data)

	Historical	Pro Forma Disposition		Pro Forma
Net sales	$108,590	$72,670	(a)	$35,920
Cost of goods sold	86,828	61,625	(a)	25,203
Gross profit	21,762	11,045		10,717
Operating expenses
Selling, general and administrative	22,482	4,319	(a)	18,163
Impairment loss of goodwill	12,572	12,572	(b)	—
Depreciation and amortization	1,550	1,320	(c)	230
	36,604	18,211		18,393
Loss from continuing operations	(14,842)	(7,166)		(7,676)
Interest expense	(1,590)	(809	)(d)	(781)
Other income	16			16
Loss from continuing operations, before taxes	(16,416)	(7,975)		(8,441)
Income taxes	13			13
Loss from continuing operations	$(16,429)	(7,975)		(8,454)
Loss from discontinued operations, net of tax	(4)			(4)
Net loss	$(16,433)	$(7,975)		$(8,458)
Earnings (loss) per common share—Basic
Loss from continuing operations	$(0.51)			$(0.26)
Loss from discontinued operations	(0.00)			(0.00)
Loss per common share—Basic	$(0.51)			$(0.26)
Earnings (loss) per common share—Diluted
Loss from continuing operations	$(0.51)			$(0.26)
Loss from discontinued operations	(0.00)			(0.00)
Loss per common share—Diluted	$(0.51)			$(0.26)
Weighted average shares outstanding
Basic	31,942			31,942
Diluted	31,942			31,942

The accompanying notes are an integral part of the Unaudited Pro Forma
Consolidated Statement of Operations.

INNOVO GROUP INC. AND SUBSIDIARIES
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED NOVEMBER 26, 2005

PRO FORMA ADJUSTMENTS

(a)   Represents direct historical revenue and expenses associated with the operation of our private label apparel division and salaries for employees included in the Asset Sale for the period.

(b)   Represents the impairment charge of $12,572,000 during the period for goodwill related to our private label apparel business recorded at our fiscal year end. For fiscal 2005, we determined that the fair value of our private label apparel business was not adequate to sustain the amount of goodwill allocated to our private label apparel business and accordingly, we recognized a permanent impairment loss as part of operating income for fiscal 2005.

(c)   Represents amortization for the period associated with the customer list purchased pursuant to the Blue Concept asset purchase agreement.

(d)   Represents interest expense on our promissory note to be assumed according to the terms of the asset purchase agreement in the amount of $549,000 and $260,000 of interest expense related to the private label apparel business under the terms of our factoring arrangement with CIT Commercial Services, Inc.

RISK FACTORS

There are many factors that stockholders should consider when deciding whether to vote to approve Proposal 2 contained in this proxy statement. Such factors include the risk factors related to the proposed transaction and our business prospects, as well as additional information set forth in our Annual Report on Form 10-K for the fiscal year ended November 26, 2005, our Quarterly Report on Form 10-Q for the period ended February 25, 2006 and other factors set forth in this proxy statement.

Risks Related to the Asset Sale

If conditions to closing are not met, we will not complete the Asset Sale.

The consummation of the Asset Sale is subject to the satisfaction of various conditions. We cannot guarantee that we have satisfied or will be able to satisfy the closing conditions set forth in the asset purchase agreement. If we are unable to satisfy the closing conditions, Cygne will not be obligated to complete the Asset Sale. Additionally, if Cygne is not satisfied with the results of its due diligence with respect to the operations, affairs, prospects, properties, assets, liabilities, obligations, profits, condition (financial or otherwise) of the business or the assets of the private label apparel division, it may terminate the asset purchase agreement.

If we do not receive the required number of votes to approve the Asset Sale, and the Asset Sale does not close, our Board of Directors, in discharging its fiduciary obligations to our stockholders, will be compelled to evaluate other alternatives, which may be less favorable to our stockholders than the current Proposal 2. If the Asset Sale is not consummated, there can be no assurance that we can obtain an alternative solution to dispose of our assets to help minimize our overall losses we have been incurring in our operations. In that event, and unless we could find an alternative solution, we may not be able to have sufficient working capital and liquidity to continue our operations.

Substantial expenses will be incurred and payments made even if the Asset Sale is not consummated.

The Asset Sale may not be consummated. Whether or not the Asset Sale is consummated, we will incur substantial expenses, such as legal, accounting and financial advisory fees, in pursuing the Asset Sale.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Asset Sale.

The pro forma financial statements contained in this proxy statement are for illustrative purposes only and may not be an indication of our financial condition or results of operations following the Asset Sale. The pro forma financial statements have been derived from our historical financial statements and certain adjustments and assumptions have been made regarding our company after giving effect to the Asset Sale and the assumption of certain of our liabilities by Cygne under the terms of the asset purchase agreement. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are subject to final balances on the actual closing date of the Asset Sale. Therefore, the financial condition and results of operations following the Asset Sale may differ from these pro forma financial statements.

Our stockholders do not have any appraisal rights under Delaware law.

Under Delaware law, appraisal and dissenters’ rights are not provided to stockholders in connection with the Asset Sale.

If our stockholders do not approve the Asset Sale, we may have to continue to operate our private label apparel division and retain the liabilities associated with it, including approximately $7,937,000 of debt owed to Azteca.

If the Asset Sale and the asset purchase agreement are not approved by our stockholders and/or we do not receive the required number of votes to approve the Asset Sale and the asset purchase agreement, then we will not be relieved of certain of our liabilities associated with our private label apparel division. For instance, we will have to continue operate our private label apparel business to fulfill all outstanding purchase orders if they are not sold and assumed by Cygne. In doing so, we may experience operating losses associated with the cost of operating this division. We will also retain the liabilities we owe to Azteca and will continue to have to make monthly payments of principal and interest to Azteca for repayment of the original promissory note. Therefore, we will not be able to redirect our cash and our resources to our other assets, including our Joe’s Jeans® branded apparel line. Continuing to operate our private label apparel business at a loss may have a material adverse impact on our financial condition and results of operations.

If our stockholders do not approve the Asset Sale, we believe we will still need stockholder approval under Delaware law to exit or cease our operation of our private label apparel division.

Under Section 271(a) of Delaware General Corporation Law, or DGCL, a corporation must seek stockholder approval to “sell, lease, or exchange all or substantially all of its property or assets.”  Because we are a Delaware corporation and thus governed by Delaware law, we must comply with Section 271(a) of the DGCL. Based upon case law and the informal advice of counsel, we believe that because our private label apparel assets represent a substantial part, but not all, of our assets, we are required to obtain the approval of our stockholders to sell or otherwise dispose of, even through cessation of operation, these assets. Because we believe that we are subject to this requirement, in the event our stockholders do not approve the Asset Sale and the asset purchase agreement, we may be required to hold a special meeting to vote on the approval of a resolution to cease our private label apparel operations. Costs associated with an additional or subsequent special meeting may be significant and may have a material adverse impact on our financial condition and results of operations.

We may not be successful in implementing our strategic plan to focus our resources on our best performing asset, our Joe’s Jeans® brand.

Assuming approval of Proposal 2, our ongoing business operations will focus our resources on our Joe’s Jeans® brand. While to date, this has been our best performing asset, we cannot assure you that this change will result in profitability for us or that our Joe’s Jeans® brand will continue to meet our expectations in terms of sales, profits and acceptance in the marketplace by consumers and retailers. Therefore, our business operations could be negatively impacted by a change in any one or all of these expectations and may have a material adverse impact on our financial condition and results of operations.

Failure to complete the Asset Sale could cause our stock price to decline.

If the Asset Sale is not completed for any reason, our stock price may decline because costs related to the Asset Sale, such as legal, accounting and financial advisory fees, must be paid even if the merger is not completed. In addition, if the Asset Sale is not completed, our stock price may decline to the extent that the current market price reflects a market assumption that the Asset Sale will be completed.

PROPOSAL 3

APPROVAL OF A PROPOSAL TO ADJOURN THE MEETING TO A

LATER DATE, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES IF THERE ARE NOT SUFFICIENT VOTES IN FAVOR OF APPROVAL OF PROPOSAL 2

Q:    What is the vote required to approve Proposal 3?

A:     The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the annual meeting and entitled to vote is required to approve a proposal to adjourn the meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of Proposal 2. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of this proposal.

Q:    How does the Board of Directors recommend I vote?

A:     Our Board of Directors unanimously recommends a vote “FOR” the approval of a proposal to adjourn the meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of approval of Proposal 2.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

Our Board of Directors has appointed Ernst & Young LLP, or E&Y, as our independent registered public accounting firm for the fiscal year ending November 25, 2006, subject to ratification by our common stockholders at our annual meeting. Representatives of E&Y will be present at the annual meeting and will have the opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Q:    What is the vote required to approve Proposal 4?

A:     The affirmative “FOR” vote of a majority of the shares present in person or represented by proxy at the annual meeting is required to ratify the selection of E&Y as our independent registered public accounting firm for the year ending November 25, 2006. Unless otherwise instructed on the proxy, properly executed proxies will be voted in favor of ratifying the appointment of E&Y.

Q:    How does the Board of Directors recommend I vote?

A:     Our Board of Directors unanimously recommends a vote “FOR” the ratification and approval of the selection of E&Y to serve as our independent registered public accounting firm for the fiscal year ending November 25, 2006.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table provides information as of April 12, 2006 concerning beneficial ownership of common stock held by (1) each person or entity known by us to beneficially own more than 5% of our outstanding common stock, (2) each of our directors and nominees for election as a director, (3) each of our named executive officers, and (4) all of our directors and executive officers as a group. The information as to beneficial ownership has been furnished by our respective common stockholders, directors and executive officers, and, unless otherwise indicated, each of our common stockholders has sole voting and investment power with respect to the shares beneficially owned. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities.

Unless indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Pursuant to the rules of the SEC, certain shares of our common stock that a beneficial owner set forth in this table has a right to acquire within 60 days of the date hereof pursuant to the exercise of options or warrants for the purchase of shares of common stock are deemed to be outstanding for the purpose of computing the percentage ownership of that owner but are not deemed outstanding for the purpose of computing percentage ownership of any other beneficial owner shown in the table. Percentages are calculated based on 33,301,787 shares outstanding as of April 12, 2006.  The address for the officers and directors is our corporate office located at 5804 East Slauson Avenue, Commerce, California, 90040.

Beneficial Owner	Number of Shares Beneficially Owned		Percentage of Common Stock
Marc B. Crossman Interim Chief Executive Officer, President, Chief Financial Officer and Director	1,537,015	(1)	4.62%
Richard A. Quiroga Vice President of Finance (Principal Accounting Officer)	191,667	(2)	*	%
Samuel J. (Sam) Furrow Chairman of Board of Directors	3,245,105	(3)	9.74%
Samuel J. (Jay) Furrow, Jr. Director	1,810,587	(4)	5.44%
Kelly Hoffman Director	58,750	(5)	*	%
Tom O’Riordan Director	0		*	%
Suhail R. Rizvi Director	112,692	(6)	*	%
Kent Savage Director	130,250	(7)	*	%
Azteca Production International, Inc. 5804 East Slauson Avenue Commerce, California 90040	4,348,575	(8)	13.06%
Guez, Paul 5804 East Slauson Avenue Commerce, California 90040	2,085,976	(9)	6.26%

Innavation LLC, Seymour Braun, Yardworth Mortgage Corp., and Praha Trust 110 East 59th Street, Suite 3201 New York, New York 10022	2,563,120	(10)	7.70%
Raj Rajaratnam, Galleon Advisors, L.L.C., Galleon Management, L.L.C., Galleon Management, L.P., Galleon Communications Partners, L.P., Galleon Communications Offshore, LTD 135 East 57th Street, 16th Floor New York, NY 10022	2,084,502	(11)	6.26%
Par Investment Partners, L.P., Par Group, L.P., Par Capital Management, Inc., One International Place Suite 2401 Boston, MA 02110	3,057,800	(12)	9.18%
All directors and executive officers, as a group (8 persons)(1)(2)(3)(4)(5)(6)(7)	7,086,066		21.28%

*                    Represents beneficial ownership of less than 1%.

   (1)  Includes (i) 43,500 shares held for Mr. Crossman’s personal account; and (ii) 1,493,515 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Crossman’s personal account.

   (2)  Includes 191,667 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Quiroga’s personal account.

   (3)  Includes (i) 3,083,598 shares held for the personal account of Sam Furrow; (ii) 15,300 shares held for the account of Mr. Furrow’s spouse; and (iii) 146,207shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Furrow’s personal account. Mr. Furrow disclaims beneficial ownership of shares held for the account of his spouse.

   (4)  Includes (i) 1,210,587 shares held for the personal account of Jay Furrow; and (ii) 600,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for  Mr. Furrow’s personal account.

   (5)  Includes (i) 5,000 shares held for the personal account of Mr. Hoffman; and (ii) 53,750 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Hoffman’s personal account.

   (6)  Includes (i) 10,000 shares held for the account of R-2 Group Holdings LLC, a limited liability company which Mr. Rizvi serves as managing member; and (ii) 102,692 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Rizvi’s personal account. Mr. Rizvi disclaims beneficial ownership of such shares held for the account of R-2 Group Holdings LLC except to the extent of his pecuniary interest in such shares.

   (7)  Includes (i) 10,250 shares held for the account of Savage Interests LP, a limited partnership which Mr. Savage and his spouse are limited partners; (ii) 120,000 shares issuable upon the exercise of currently exercisable (or exercisable within 60 days) options held for Mr. Savage’s personal account. Mr. Savage disclaims beneficial ownership of such shares held for the account of Savage Interests LP except to the extent of his pecuniary interest in such shares.

   (8)  Includes (i) 1,793,521 shares held for the account of Azteca Production International, Inc., or Azteca, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Paul Guez exercise sole voting and investment control; (ii) 1,513,387 shares held for the account of Azteca, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Hubert Guez exercises sole voting and investment control; and (iii) 1,041,667 shares issuable to Azteca pursuant to the terms of the Blue Concept asset purchase agreement by June 10, 2006 which have not yet been issued. Since these shares have not yet been issued, the person with voting and investment control has not yet been determined. This information is based upon a Schedule 13D/A filed with the SEC on October 7, 2005 and information from the terms of the Blue Concept asset purchase agreement.

   (9)  Includes (i) 1,793,521 shares held for the account of Azteca, an entity jointly owned by Mr. Hubert Guez and Mr. Paul Guez and as to which such shares Mr. Paul Guez exercises sole voting and investment control; (ii) 149,101 shares held for the account of S.H.D. Investments, LLC, a California limited liability company for which Mr. Paul Guez serves as President and as to which such shares Mr. Paul Guez exercises sole voting and investment control; and (iii) 143,354 shares held for the account of Integrated Apparel Resources, LLC, a California limited liability company jointly owned by Mr. Hubert Guez and Mr. Paul Guez, as to which such shares Mr. Paul Guez exercises sole voting and investment control. This information is based upon a Schedule 13D/A filed with the SEC on October 7, 2005.

(10) Innavation, LLC, a Delaware limited liability company, is owned 85% by Yardworth Mortgage Corp., or Yardworth, a corporation organized under the laws of Aruba. The beneficial owner of Yardworth is Praha Trust, a trust organized under the laws of Canada. As sole trustee of Praha Trust, Mr. Seymour Braun has the right to vote all shares owned by Innavation, LLC. This information is based upon a Form 4 filed with the SEC on February 9, 2004.

(11) This information is based upon a Schedule 13G/A filed with the SEC on February 15, 2006. Raj Rajaratnam, Galleon Management, L.L.C., and Galleon Management, L.P. may be deemed to have shared voting and dispositive power over 2,084,502 shares and Galleon Advisors, L.L.C., Galleon Communications Partners, L.P., may be deemed to have shared voting and dispositive power over 404,500 shares and Galleon Communications Offshore, LTD may be deemed to have shared voting and dispositive power over 1,680,002 shares pursuant to various partnership and investment management agreements. Each of Raj Rajaratnam, and Galleon Management, L.P. Galleon Management, L.L.C., and Galleon Advisors, L.L.C. disclaim beneficial ownership of any of the securities covered in its Schedule 13G/A, except to the extent of any pecuniary interest therein.

(12) This information is based upon a Schedule 13G/A filed with the SEC on February 14, 2006. Par Investment Partners, L.P., Par Group, L.P., Par Capital Management, Inc. may be deemed to each have sole voting or dispositive power over the shares held for each account.

EXECUTIVE OFFICERS

Executive Officers

Our executive officers and their ages and positions as of April 12, 2006 are as follows:

Name	Age	Position
Marc B. Crossman	34	President, Chief Financial Officer and Director
Richard A. Quiroga	46	Vice President of Finance

Marc B. Crossman has served as our Interim Chief Executive Officer since January 2006, our Chief Financial Officer since March 2003, our President since September 2004 and a member of our Board of Directors since January 1999. From January 1999 until March 2003, Mr. Crossman served as a Vice President and Equity Analyst with J.P. Morgan Securities Inc., New York City, New York. From September 1997 until January 1999, Mr. Crossman served as a Vice President and Equity Analyst with CIBC Oppenheimer Corporation. Mr. Crossman received his B.S. degree in Mathematics from Vanderbilt University.

Richard A. Quiroga has served as our Vice President of Finance since August 2004. Prior to joining our company, Mr. Quiroga served from 1996 until 2003 as Vice President and Corporate Controller for Earthlink, Inc. in Pasadena, California, a national internet service provider. Prior to joining Earthlink in 1996, Mr. Quiroga served as the Chief Financial Officer at Thomas Safran and Associates, a Los Angeles based housing developer and property management company. Prior to that, Mr. Quiroga served as the Chief Financial Officer for two other companies after beginning his public accounting career as an auditor for PriceWaterhouseCoopers, formerly Coopers & Lybrand. Mr. Quiroga received his B.S. degree in accounting from Loyola Marymount University and is a licensed certified public accountant.

Other Significant Employees

Joe Dahan has served as the President and head designer for our Joe’s Jeans, Inc. subsidiary, or Joe’s, since its formation in February 2001. Mr. Dahan is responsible for the design, development and marketing of Joe’s products. From 1996 until 2001, Mr. Dahan was the head designer for Azteca Production International, Inc., or Azteca, where he was responsible for the design, development and merchandising of product lines developed by Azteca. Azteca, which is owned by two of our stockholders, is one of the world’s largest manufacturers of denim related products. From 1989 until 1996, Mr. Dahan was engaged in the design and development of apparel products for a company of which he was an owner and operator.

Elena Pickett has served as our Vice President of Sales since September 2005. From 2000 to 2005, Ms. Pickett served as the Director of Sales for wholesale apparel sales for Lucky Brand Jeans®, a division of Liz Claiborne Inc. From 1995 to 2000, Ms. Pickett served as the Sales Manager for the West Coast region for Just For Wraps, a junior apparel company based in Los Angeles. Prior to that, Ms. Pickett also held various sales positions at Pepe Clothing including West Coast Sales Manager for women’s denim.

Michel Soultanian has served as our Production Manager since August 2003. Mr. Soultanian initially joined our company in connection with our acquisition of the Blue Concept division from Azteca. While at Azteca, Mr. Soultanian served as the production manager with the primary responsibility of managing thousands of employees in the United States and Mexico and ensuring the manufacturing of millions of garments per month for brands such as Tommy Hilfiger, Calvin Klein, J. Crew, American Eagle Outfitters and Bongo. In the event of the approval of Proposal 2, Mr. Soultanian will become an employee of Cygne.

Compensation Committee Interlocks and Insider Participation

Currently, our Compensation Committee is comprised of Messrs. Rizvi, Hoffman and Savage. The Compensation Committee is responsible for determining the salaries and incentive compensation of our executive officers and for providing recommendations for the salaries and incentive compensation of all other employees and consultants. The Compensation Committee also administers our benefit plans, including the 2004 Stock Incentive Plan. Mr. Rizvi serves as Chairman of the Compensation Committee. None of our past or current members of the Compensation Committee has served as an executive officer or employee of Innovo Group. In January of 2004, Mr. Furrow, one of our former executive officers and a member of our Board of Directors, became a member of the Board of Directors for VTV: Varsity Television, Inc., a privately held television company and network dedicated to teenagers, of which Mr. Hoffman currently serves as its Chief Executive Officer. VTV does not have a separate compensation committee. Mr. Hoffman did not participate in any discussions related to compensation for Mr. Furrow during fiscal 2005. However, we do not believe that this relationship Mr. Hoffman affects Mr. Hoffman’s ability to act as an “independent” director.

Executive Compensation

The following table sets forth certain information with respect to compensation for the years ended November 26, 2005, November 27, 2004 and November 29, 2003, respectively, paid to our former chief executive officer, our interim chief executive officer and our other most highly compensated executive officers as of November 26, 2005. In this proxy statement, we refer to these individuals as our Named Executive Officers.

Summary Compensation Table

		Annual Compensation						Long Term Compensation Awards
Name and Principal Position	Year	Salary		Bonus		Other Annual Compensation ($)		Securities Underlying Options (#)	All Other Compensation ($)
Samuel J. Furrow, Jr.	2005	$347,000	(1)	$25,000	(2)(3)	$3,209	(4)	250,000	$25,000	(5)
Former Chief	2004	280,770		50,000	(3)	3,209	(4)	250,000	10,577	(5)
Executive Officer	2003	275,000		—		—		100,000	—
Marc B. Crossman	2005	$321,923	(6)	—	(2)	$12,403	(3)	250,000	—
Interim CEO,	2004	275,000		—		12,403	(3)	200,000	—
President and Chief	2003	275,000		—		12,000	(7)	1,000,000	—
Financial Officer
Richard A. Quiroga	2005	$184,615	(8)	—		$12,403	(3)	100,000	$3,077	(9)
Vice President of	2004	49,038	(8)	—		4,134	(3)	100,000	—
Finance	2003	—		—		—		—	—

(1)          Mr. Furrow’s annual salary was increased to $400,000 from $300,000 after the June 9, 2005 meeting of the Compensation and Stock Option Committee. Mr. Furrow’s employment was terminated by our Board of Directors at its meeting on January 10, 2006 to be effective on January 20, 2006.

(2)          The Compensation and Stock Option Committee established, on June 9, 2005, a discretionary quarterly bonus program for the third and fourth quarters of fiscal 2005 for Mr. Furrow and Mr. Crossman, pursuant to which the Compensation Committee could, in its sole and absolute discretion, award, on a quarterly basis, a cash bonus to Mr. Furrow and Mr. Crossman, based upon factors as may be determined from time to time by the Committee at the time of grant. No bonuses were paid under this discretionary arrangement.

(3)          The Compensation and Stock Option Committee established, on September 3, 2004, a quarterly bonus program for Mr. Furrow, which awarded him with a quarterly bonus payment in the amount of $25,000 in the event that we generated a net income on our consolidated balance sheet at the end of the immediately preceding fiscal quarter. Mr. Furrow was awarded a bonus payment for our performance in the third and fourth quarters of fiscal 2004; however, his fourth quarter bonus payment was made in March 2005, but is reported with his 2004 compensation. Mr. Furrow was awarded a bonus payment for our performance in our second quarter of fiscal 2005 that was paid in July 2005.

(4)          Represents amounts paid in connection with health insurance premiums in excess of health insurance benefits provided to other non-executive officers and employees for the year (or partial year of employment in the case of Mr. Quiroga).

(5)          Represents payout for accrued but unused vacation time for fiscal 2004 and 2005 at Mr. Furrow’s daily rate.

(6)          Mr. Crossman’s annual salary was increased to $375,000 from $275,000 after the June 9, 2005 meeting of the Compensation and Stock Option Committee. Mr. Crossman was appointed Interim CEO in January 2006.

(7)          This amount represents payments made in connection with relocation expenses.

(8)          Mr. Quiroga commenced employment with us on August 2, 2004 as our Vice President of Finance (Principal Accounting Officer) with an annual salary of $150,000. Mr. Quiroga’s annual salary was increased to $225,000 after the June 9, 2005 meeting of the Compensation and Stock Option Committee.

(9)          This amount represents our matching contributions to Mr. Quiroga’s contributions to our 401(k) Plan consistent with the matching contribution for all other participants.

Employment Contracts, Termination of Employment and Change in Control

We have not entered into any employment or severance agreements with any of our Named Executive Officers. However, in connection with Mr. Crossman’s option agreement for his grant in May 2003, in the event of a change in control of the company, Mr. Crossman’s options granted prior to the adoption of the 2004 Plan, to the extent not otherwise exercisable, immediately become exercisable. As of March 25, 2005, all options have vested for Mr. Crossman that are subject to this change in control  provision. All options granted pursuant to our 2004 Plan contain a change in control provision, which provides for the immediate vesting in full of all grants or lapse of all restrictions for all grantees.

Stock Option Grants

The following table sets forth the stock options we granted during the fiscal year ended November 26, 2005 to each of our named executive officers. We have never granted any stock appreciation rights.

Amounts shown as potential realizable values are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the SEC, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders’ continued employment through the vesting period. The amounts reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

Option Grants in the Fiscal Year Ended November 26, 2005

Individual Grants					Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term(3)
Name	Number of Securities Underlying Options Granted (#)(1)	% of Total Options Granted to Employees in Fiscal Year(2)	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
Samuel J. Furrow, Jr.	250,000	15.4%	$5.91	06/13/15	$930,000	$2,355,000
Marc B. Crossman	250,000	15.4%	$5.91	06/13/15	$930,000	$2,355,000
Richard A. Quiroga	100,000	6.2%	$2.22	08/04/15	$140,000	$354,000

(1)          The exercise price per share of options granted represented the fair market value of the underlying shares of common stock on the date the options were granted.

(2)          The total number of options granted to employees during the year ended November 26, 2005 was 1,625,000.

(3)          As required under the SEC’s rules, amounts represented by hypothetical gains that could be achieved for the respective option if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock. If our stock price does not actually increase to a level above the applicable exercise price at the time of exercise, the realized value to the Named Executive Officers from these options will be zero.

Fiscal Year End Option Values

The following table sets forth certain information with respect to stock options exercised by the Named Executive Officers during the fiscal year ended November 26, 2005. In addition, the table sets forth the number of shares covered by unexercised stock options held by the Named Executive Officers as November 26, 2005, and the value of “in-the-money” stock options, which represents the positive spread between the exercise price of a stock and the market price of the shares subject to such option as of November 26, 2005.

Aggregated Option Exercises in Fiscal Year Ended November 26, 2005 and Fiscal Year End
Option Values

	Shares Acquired on Exercise	Value	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In- the-Money Options at FY-End ($)(1)
Name	(#)	Realized ($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Samuel J. Furrow, Jr.	108,834	$619,500 (2)	600,000	0	$0	$0
Marc B. Crossman	0	$0	1,493,515	0	$29,180	$0
Richard A. Quiroga	0	$0	162,500	37,500	$0	$0

(1)          Value of unexercised in-the-money options at fiscal year end is calculated based on a closing price per share of $1.36 for our common stock on November 26, 2005, as reported by the NASDAQ Capital Market, less the per share exercise price multiplied by the number of shares issuable upon exercise of the option.

(2)          Value realized is calculated at the difference between the fair market value of the common stock underlying the option and the exercise price per share at exercise. For purposes of this calculation, the fair market value of our common stock was $5.38 on May 27, 2005 and the exercise price per share of the option granted was $1.25. Pursuant to the option agreement, Mr. Furrow exercised his options to purchase 150,000 shares of our common stock and then irrevocably elected to have us withhold 41,666 shares at fair market value to pay his minimum tax withholding obligation.

401(k) Plan

On December 1, 2002, we established a tax qualified defined contribution 401(k) Profit Sharing Plan . All employees who have worked for us for thirty consecutive days may participate in the 401(k) Profit Sharing Plan and may contribute, subject to statutory limits, up to 100% of their salary to the plan. Our elective matching contributions may be made on a discretionary basis. All employees who have worked 500 hours qualify for profit sharing in the event at the end of each year we decide to do so. Administrative costs of the plan charged to operations were $4,300 for the year ended November 26, 2005, $8,000 for the year ended November 27, 2004 and $20,000 for the year ended November 29, 2003, respectively.

Equity Compensation Plan Information

The following table sets forth certain information about our common stock that may be issued upon the exercise of options, warrants and rights under all of the our compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance as of November 26, 2005, which includes our 2004 Stock Incentive Plan, our 2000 Employee Stock Incentive Plan and our 2000 Director Stock Incentive Plan. We no longer grant options under our 2000 Employee Stock Incentive Plan or our 2000 Director Stock Incentive Plan after the adoption and approval of our 2004 Stock Incentive Plan on June 3, 2004.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Issuance Under Equity Compensation Plan (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by security holders(1):
2004 Incentive Plan	2,670,417	$3.14	1,495,172
2000 Employee Plan	1,250,000	$2.78	N/A(2)
2000 Director Plan	203,546	$0.78	N/A(2)
TOTAL	4,123,963	$2.91	1,495,172

(1)          See “2004 Stock Incentive Plan,” “2000 Employee Stock Incentive Plan” and “2000 Director Stock Incentive Plan” described herein.

(2)          While there are shares available under both of these plans, as stated above, we will no longer grant options under our 2000 Employee Stock Incentive Plan or our 2000 Director Stock Incentive Plan since the adoption and approval of our 2004 Stock Incentive Plan on June 3, 2004.

STOCK PLANS

2004 Stock Incentive Plan

Our 2004 Stock Incentive Plan, or 2004 Plan, is designed to enhance our ability to attract and retain officers, directors, employees and consultants of outstanding ability and to provide selected officers, employees, directors and consultants with an interest in us parallel to that of our stockholders. The 2004 Plan provides for the award of options, whether nonqualified or incentive, restricted common stock, restricted common stock units, performance shares, performance share units, purchases, share awards, stock appreciation rights or other awards based on the value of our common stock to our officers, employees, directors and consultants, as well as those officers, employees, directors and consultants of our subsidiaries, such as Joe’s Jeans, Inc., or Joe’s, and Innovo Azteca Apparel, Inc., or IAA. The 2004 Plan became effective on June 3, 2004, the date it was approved by our stockholders and continues in effect until June 3, 2014, unless earlier terminated by our Board of Directors. The 2004 Plan was amended on June 9, 2005 to increase the number of shares authorized for issuance pursuant to the 2004 Plan by 3,000,000 shares. Options granted under the 2004 Plan may be either “incentive stock options,” or ISOs, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, or “nonqualified stock options,” or NQSOs.

Subject to adjustment for certain corporate events, the total of the number of shares of common stock which are available for the grant of awards under the 2004 Plan is 4,265,172 shares of common stock; provided, that, for purposes of this limitation, any common stock subject to an option which is canceled or expires without exercise will again become available for award under the 2004 Plan. Upon forfeiture of awards in accordance with the provisions of the 2004 Plan and the terms and conditions of the award, such shares will again be available for subsequent awards under the 2004 Plan. Subject to adjustment, no employee will be granted, during any one (1) year period, options to purchase more than 1,250,000 shares of common stock, and the number of shares of common stock subject to any awards other than options or stock appreciation rights will not exceed 1,250,000 shares of common stock. Common stock available for issue or distribution under the 2004 Plan will be authorized and unissued shares or shares reacquired by us in any manner.

The Compensation and Stock Option Committee of our Board of Directors administers the 2004 Plan, or the Compensation Committee. Currently, the Compensation Committee is currently comprised of Messrs. Rizvi, Hoffman and Savage. Mr. Rizvi serves as Chairman of the Compensation Committee. All members of the Compensation Committee are non-employee directors within the meaning of Rule 16b-3 as promulgated under Section 16 of the Securities Exchange Act of 1934, as amended, and are also outside directors within the meaning of Section 162(m) of the Code. The Compensation Committee (i) approves the selection of participants, (ii) determines the type of stock awards to be made to participants, (iii) determines the number of shares of common stock subject to awards, (iv) determines the terms and conditions of any awards granted there under (including, but not limited to, any restriction and forfeiture conditions on such awards) and (v) has the authority to interpret the 2004 Plan, to establish, amend, and rescind any rules and regulations relating to the 2004 Plan, to determine the terms and provisions of any agreements entered into there under, and to make all other determinations necessary or advisable for the administration of the 2004 Plan.

The 2004 Plan is intended to: (a) provide incentive to our officers and key employees and our affiliates to stimulate their efforts toward our continued success and to operate and manage the business in a manner that will provide for our long-term growth and profitability; (b) encourage stock ownership by officers and key employees by providing them with a means to acquire a proprietary interest in us, acquire shares of stock, or to receive compensation which is based upon appreciation in the value of the stock; and (c) provide means of obtaining, rewarding and retaining key personnel and consultants.

The number of shares of stock as to which a stock incentive may be granted will be determined by the Compensation Committee, in its sole discretion, subject to the limitations of the 2004 Plan. To the extent required under Section 162(m) of the Code and the regulations thereunder for compensation to be treated as qualified performance based compensation, the maximum number of shares of stock with respect to which options may be granted during any one year period to any employee may not exceed 1,250,000.

Stock option grants issued under the 2004 Plan may be granted only to our officers, employees, directors and consultants, as well as those officers, employees, directors and consultants of our subsidiaries. The aggregate fair market value (determined as of the date an ISO is granted) of stock with respect to which stock options intended to meet the requirements of Section 422 of the Code become exercisable for the first time by an individual during any calendar year under all of our plans and our subsidiaries may not exceed $100,000; provided further, that if the limitation is exceeded, the ISOs which cause the limitation to be exceeded will be treated as NQSOs. As of November 26, 2005, options to purchase up to 2,770,000 have been issued under our 2004 Plan and during fiscal 2005, previously issued options to purchase 99,583 shares of our common stock were exercised by option holders. Awards under the 2004 Plan are discretionary. Therefore, it is not possible to determine the benefits that will be received in the future by participants in the 2004 Plan.

2000 Employee Stock Incentive Plan

The 2000 Employee Stock Incentive Plan, or the 2000 Employee Plan, provided for the grant of options to our officers, employees and consultants and to our affiliates. Upon the approval of the 2004 Plan on June 3, 2004, we indicated that we would not make any further grants under the 2000 Employee

Plan. The 2000 Employee Plan was adopted by our Board of Directors on March 12, 2000 and approved at the 2000 annual meeting of stockholders and amended at the annual meeting of stockholders held on May 22, 2003. Up to 3,000,000 shares of our common stock, subject to adjustment as provided in the 2000 Employee Plan, were originally authorized for issuance under the 2000 Employee Plan. As of November 26, 2005, options to purchase up to 1,250,000 remained outstanding under our 2000 Employee Plan and  during fiscal 2005, previously issued options to purchase 600,008 shares of our common stock were exercised or forfeited by option holders. The 2000 Employee Plan remains in effect for awards outstanding as of June 3, 2004. Options granted under the 2000 Employee Plan were either ISOs or NQSOs.

2000 Director Stock Incentive Plan

The purpose of the 2000 Director Stock Incentive Plan, or 2000 Director Plan, was to permit the granting of stock options to our Board of Directors who are not our employees at an exercise price less than market value at the date of grant in lieu of paying Board of Directors’ fees in cash, thereby advancing our interests by encouraging and enabling the acquisition of our common stock by our Board of Directors whose judgment and ability we rely upon for the attainment of our long-term growth and development. However, in addition to the grants, in fiscal 2003, we also paid all of our non-employee directors a cash fee in addition to this grant of stock options. Accordingly, the 2000 Director Plan intended to promote a close identity of interest among us, our Board of Directors, and our stockholders, as well as to provide a means to attract and attain well-qualified members of our Board of Directors. The 2000 Director Plan was adopted by our Board of Directors on September 13, 2000 and approved by our stockholders at the 1999 annual meeting of stockholders. An aggregate of 500,000 shares of our common stock, subject to adjustment, were authorized for issuance or delivery upon the exercise of options granted under the 2000 Director Plan. As of November 26, 2005, options to purchase up to 203,546 remained outstanding under the 2000 Director Plan. During fiscal 2005, no options were exercised under the 2000 Director Plan. Upon the approval of the 2004 Plan on June 3, 2004, we indicated that we would not make any further grants under the 2000 Director Plan. The 2000 Director Plan remains in effect for awards outstanding as of June 3, 2004. Options granted under the 2000 Director Plan are nonqualified stock options.

REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE

As our business grows, our Compensation Committee expects to work closely with management to design an executive compensation program to assist us in attracting and retaining needed outstanding executives and senior management personnel. The design and implementation of such program will evolve as needed, but will be based primarily on two elements: (i) providing compensation opportunities that are competitive with competing companies of similar size; and (ii) linking executives’ compensation with our financial performance by rewarding the achievement of short-term and long-term objectives.

The three principal components of the executive compensation program are annual base salary, short-term incentive compensation in the form of performance bonuses payable in cash, and long-term incentive compensation in the form of stock options and other equity awards. Our executive officers are elected on an annual basis and serve at the discretion of our Board of Directors. Each compensation package contains a mix of these components.

During fiscal 2005, the Compensation Committee met or acted through written consent a total of five times. After the June 2005 annual meeting, the Compensation Committee met to discuss the compensation arrangements for Mr. Furrow and Mr. Crossman, keeping in mind the principal components of our executive compensation program and the promotion of Mr. Crossman to the position of President in fiscal 2004 without any additional compensation. Based upon these considerations, the Compensation Committee discussed the base salaries of Mr. Furrow and Mr. Crossman, bonus payments, if any, and incentive compensation in the form of stock option grants. Based upon individual performance and analysis of compensation for the positions at comparative companies, the contributions and duties of a CEO and the desire to provide incentive to direct the company to profitability, the Compensation Committee elected to increase the annual base salary for Mr. Furrow from $300,000 to $400,000, established a discretionary quarterly bonus program pursuant to which the Compensation Committee may, in their sole and absolute discretion, award, on a quarterly basis, a cash bonus based upon factors as may be determined from time to time by the Committee at the time of such award and provided him with an incentive stock award of an option to purchase up to 250,000 shares of our common stock that were immediately vested. The Compensation Committee, in discussing Mr. Crossman’s prior promotion to President without a corresponding pay increase and his previous contributions to the company, elected to increase the annual base salary for Mr. Crossman from $275,000 to $375,000, established a discretionary quarterly bonus program pursuant to which the Compensation Committee may, in their sole and absolute discretion, award, on a quarterly basis, a cash bonus based upon factors as may be determined from time to time by the Committee at the time of such award and provided him with an incentive stock award of an option to purchase up to 250,000 shares of our common stock that were immediately vested.

Neither Mr. Furrow nor Mr. Crossman has an employment agreement with us, but Mr. Crossman had a change in control provision in his stock option grant in fiscal 2003 which provided for the immediate vesting of all options to the extent not otherwise exercisable in the event of a change in control of the company, as discussed elsewhere in this proxy statement. During fiscal 2005, all options vested for Mr. Crossman that were subject to this change in control provision.

The SEC requires that this report of the Compensation Committee comment on our policy with respect to Section 162(m) of the Code which limits the deductibility of our tax return of nonperformance-based compensation in excess of $1 million dollars paid to any of our named executive officers. The Compensation Committee is monitoring the effects of our compensation program with respect to Section 162(m) of the Code. To date, we have not suffered a loss of compensation as a result of the $1 million dollar limitation. The Compensation Committee reserves the right to design programs that recognize a full range of performance criteria critical to our success, even where the compensation paid under such programs may not be deductible.

REPORT ON CEO COMPENSATION

Mr.  Furrow’s 2005 annual base salary, bonus program and grant of stock options were based on the overall principles of executive compensation described above. The Compensation and Stock Option Committee reviewed Mr. Furrow’s compensation and overall assessment of his performance during its June 9, 2005 meeting. As discussed above, the Compensation and Stock Option Committee made adjustments to Mr. Furrow’s base salary, established a bonus program for him and granted him additional stock options in order to recognize the contributions and duties he has performed as a CEO coupled with the desire to provide incentive to direct the company to profitability and current market and organizational considerations. The Compensation and Stock Option Committee concluded that these modifications to his annual base salary, establishment of a bonus plan and grant of stock options were consistent with the overall performance of the company and industry standards for executives with similar responsibilities in similar companies.

The Compensation and Stock Option Committee:

Suhail R. Rizvi, Chairman of the Compensation and Stock Option Committee

Kelly Hoffman

Kent Savage

REPORT OF THE AUDIT COMMITTEE

In accordance with the written charter of the Audit Committee, which was adopted by our Board of Directors on May 22, 2003, the Audit Committee assists the Board in oversight of the quality and integrity of our accounting, auditing, and financial reporting practices. In addition, the Audit Committee recommends to the full Board of Directors the selection of the independent auditors.

Currently, all Audit Committee members are “independent” under NASDAQ listing standards and as such term is defined in the rules and regulations of the SEC and Mr. Rizvi has also been designated to be an “audit committee financial expert” as such term is defined in the rules and regulations of the SEC.

In performing its oversight function, the Audit Committee reviewed and discussed our audited consolidated financial statements as of and for the year ended November 26, 2005 with management and our independent auditors. The Audit Committee also discussed with our independent auditors all matters required by generally accepted auditing standards, including those described in Statement on Auditing Standards No. 61, “Communication with Audit Committees” as amended by the Auditing Standards Board of the American Institute of Certified Public Accountants, and, with and without management present, discussed and reviewed the results of the independent auditors’ examination of the financial statements.

The Audit Committee obtained from the independent auditors a formal written statement describing all relationships between the independent auditors and us that might bear on the independent auditors’ independence consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”  The Audit Committee discussed with the independent auditors any relationships that may have an impact on their objectivity and independence and satisfied itself that the non-audit services provided by the independent accountants are compatible with maintaining their independence.

Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended November 26, 2005 for filing with the SEC.

The Audit Committee:

Suhail R. Rizvi, Chairman of the Audit Committee

Kelly Hoffman

Kent Savage

Stock Performance Graph

The following graph compares, as of each of the dates indicated, the cumulative total stockholder return for Innovo Group, the Standard and Poor’s 600 SmallCap Index, or S&P SmallCap 600 Index, and the NASDAQ Stock Market (U.S.) Index, or the NASDAQ Market Index. Measurement points are the last trading day closest to each of our fiscal years ended November 30, 2000, December 1, 2001, November 30, 2002, November 29, 2003, November 27, 2004 and November 26, 2005. The graph assumes that an initial investment of $100 in our common stock, the S&P SmallCap 600 Index, the NASDAQ Stock Market Index and assumes reinvestment of any dividends. The stock price performance on the following graph is not necessary indicative of future stock price performance. We have decided to utilize the S&P SmallCap 600 Index due to the fact that there are not many publicly traded companies that can provide a reliable and reasonably identifiable peer group to provide a meaningful comparison.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG INNOVO GROUP, INC., THE S & P SMALLCAP 600 INDEX
AND THE NASDAQ STOCK MARKET (U.S.) INDEX

*$100 invested on 11/30/00 in stock or index-including reinvestment of dividends.
Indexes calculated on month-end basis.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

	11/30/00	11/30/01	11/29/02	11/28/03	11/26/04	11/25/05
Innovo Group Inc.	$100.00	$241.23	$319.88	$504.62	$268.31	$167.38
S&P SmallCap 600	$100.00	$112.08	$105.72	$139.32	$170.15	$188.99
NASDAQ Market Index	$100.00	$72.51	$55.27	$77.20	$82.21	$96.80

Notwithstanding anything to the contrary set forth in any of our previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate this proxy statement or our future filings under those statutes, the Compensation and Stock Option Committee Report and the Stock Performance Graph are not deemed filed with the SEC and will not be deemed incorporated by reference into any of those prior filings or into any future filings made by us under those statutes.

RELATED PARTY TRANSACTIONS

We have adopted a policy requiring that any material transaction between us and persons or entities affiliated with officers, directors or principal common stockholders of our company be on terms no less favorable to us than reasonably could have been obtained in arms’ length transactions with independent third parties and all transactions between us and related parties must be approved by our Audit Committee.

Commerce Investment Group and affiliates

We have a strategic relationship with certain of our stockholders, Hubert Guez, Paul Guez and their affiliated companies, including Azteca and Commerce Investment Group LLC, or Commerce. By virtue of this relationship, we have entered into the following agreements, at various times, with Hubert Guez, Paul Guez and their affiliated companies, Azteca and/or Commerce, entities in which Hubert Guez and Paul Guez have controlling interests.

The following table represents charges from the affiliated companies pursuant to our relationship with them as follows:

	2005	2004	2003
	(in thousands)
Supply agreement / Purchase order arrangements	$63,458	$67,812	$43,993
Distribution agreement		203	127
Verbal facilities agreement	1,038	886	343
Principal and interest payments on note payable	1,058	863	482
Earn-out due to Sweet Sportswear	1,323	1,566	694
Discontinued craft & accessories business segment
Supply and Distribution agreement	639	3,019	3,741

Supply agreement/Purchase order arrangement

In July 2003, under an asset purchase agreement, or Blue Concept asset purchase agreement, with Azteca, Hubert Guez and Paul Guez, our IAA subsidiary acquired the Blue Concept Division of Azteca, a division which sells denim apparel primarily to American Eagle Outfitters, Inc., or AEO. Simultaneous with the asset purchase agreement, IAA entered into a non-exclusive Supply Agreement with AZT International SA de CV, a Mexican corporation and wholly owned subsidiary of Azteca, or AZT, for the purchase of denim products to be sold to AEO, which expired on July 17, 2005. Under the terms of the Supply Agreement, AZT agreed that the purchase price on the products supplied would provide for a margin per unit of 15%.

Since the expiration of the supply agreement, we have continued to utilize AZT as a supplier on a purchase order basis for its AEO products under similar terms. We also utilizes AZT as a supplier on a purchase order basis for a certain portion of its other branded and private label apparel denim finished goods, including, our Joe’s Jeans® and indie™ brands. These purchases as well as the purchases under the purchase order supply arrangement for AEO are all included as “Purchase order arrangement”

transactions. See “Proposal 2” for a discussion of the asset purchase agreement entered into that, if approved by our stockholders, will allow Cygne to assume certain of the liabilities we may owe to Azteca.

Earn-out due to Sweet Sportswear LLC

The Blue Concept asset purchase agreement also provided for the calculation and payment, on a quarterly basis, to Sweet Sportswear LLC, an entity owned by Hubert and Paul Guez, of an amount equal to 2.5% of the gross sales solely attributable to AEO. . See “Proposal 2” for a discussion of the asset purchase agreement entered into that, if approved by our stockholders, will allow Cygne to assume payment of this earn-out royalty.

Verbal facilities agreement

We also utilizes space under a verbal month-to-month arrangement with Azteca for our headquarters and principal executive offices. Under this arrangement, we pay to Azteca a monthly fee for allocated expenses associated with its use of office and warehouse space, including a fee charged on a per unit basis for inventory, and expenses in connection with maintaining such office and warehouse space. These allocated expenses include, but are not limited to, rent, security, office supplies, machine leases and utilities.

Principal and interest on note payable

Long-term debt consists of the following (in thousands):

	2005	2004
	(in thousands)
Promissory note to Azteca (Blue Concepts)	$8,762	$9,300
Less current maturities	1,677	673
Total long-term debt	$7,085	$8,627

In connection with the purchase of the Blue Concept Division from Azteca, IAA issued a seven-year unsecured, convertible promissory note in the original principal amount of $21.8 million, or the Blue Concept Note. The Blue Concept Note bears interest at a rate of 6% and required payment of interest only during the first 24 months and then is being fully amortized over the remaining five-year period. On March 5, 2004, after stockholder approval, a portion of the Blue Concept Note was converted into 3,125,000 shares of common stock at a value per share of $4.00. The shares issued pursuant to the conversion were subject to certain contractual lock-up arrangements which have lapsed. After the conversion, the Blue Concept Note was reduced to $9.3 million and a monthly payment of principal and interest in the amount of approximately $180,000 commenced on August 5, 2005 for repayment. In addition, under the terms of the Blue Concept asset purchase agreement, we are obligated to issue an additional 1,041,667 shares no later than June 10, 2006 as a result of the average stock price of our common stock being less than $3.00 per share for the period between February 10, 2006 and March 12, 2006 under the Blue Concept asset purchase agreement. See “Proposal 2” for a discussion of the asset purchase agreement entered into that, if approved by our stockholders, will allow Cygne to assume the remaining principal balance of the Blue Concept Note.

Discontinued craft & accessories business segment

In August 2000, we entered into a supply agreement and distribution agreement for its craft products with Commerce. In connection with the sale of the craft inventory and certain other assets of our Innovo subsidiary in May 2005, the supply agreement and the distribution agreement were terminated.

Aggregate balances by entities

As of November 26, 2005 and November 27, 2004, respectively, the balances due (to) or due from these related parties and certain of their affiliates are as follows:

	2005	2004
	(in thousands)
Commerce Investment Group	$5,667	$3,312
Sweet Sportswear, LLC	(3,079)	(1,755)
AZT International SA de CV	56	56
Owenslab Jean, LLC	61	61
Team Pro International	19	15
Blue Concepts, LLC/Yanuk	57	58
	$2,781	$1,747

The net aggregate balances due (to) Sweet Sportswear LLC and due from Commerce of $2,588,000 and $1,557,000 represent and include advances against Commerce’s work in progress (WIP) based on purchase orders issued by us as of November 26, 2005 and November 27, 2004, respectively.

Joe’s Jeans License

On February 7, 2001, we acquired the license rights to the Joe’s Jeans label from JD Design, LLC, or JD Design, along with the right to market the previously designed product line and existing sales orders, in exchange for 500,000 shares of our common stock and a warrant contingent on certain sales and gross margins which were not met and therefore, not eligible for exercise.

Additionally, Joe Dahan, the designer of the Joe’s Jeans line and managing member of JD Design, joined our company as President of our newly formed and wholly owned subsidiary, Joe’s Jeans, Inc. Under his employment agreement, Mr. Dahan received an option, with a four-year term, to purchase 250,008 shares of our common stock at $1.00 per share, vesting over 24 months. This option was exercised in full as of January 26, 2005. Under the terms of the license, we are required to pay a royalty of 3% on net sales to JD Design. We granted to JD Design the right to the children’s branded apparel line under an amendment to our master license agreement entered into in October 2005 in exchange for a 5% royalty on net sales of those products. In addition, we have a verbal arrangement to pay JD Design a design fee of 3% of net sales for assistance related to designs for our indie™ products. For fiscal 2005 and fiscal 2004, this amount totaled $999,000 and $548,000, respectively. Included in due to related parties on the balance sheet are accrued royalties of $54,000 and $143,000 for fiscal 2005 and fiscal 2004, respectively

9000 Sunset Office Space Sublease

On March 3, 2006, our Audit Committee approved a related party transaction whereby we would be permitted to sublease, at our current rate, approximately 60% of our executive office space to an entity owned by Suhail Rizvi, one of our directors on a month-to-month basis. We believe that this transaction is in our best interest, as we attempt to reduce our expense associated with lease commitments.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires our directors, officers and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC on a timely basis. Directors, officers and greater than ten percent beneficial owners are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such forms furnished to us and certain of our internal records, or upon written representations that no Form 5s were required, we believe that during the year ended December 31, 2005, all Section 16(a) filing requirements applicable to our directors, officers and greater than ten percent beneficial owners were satisfied on a timely basis except as follows: 12 Form 4s for Paul Guez relating to 135 individual sale transactions were not timely filed.

FEES PAID TO THE INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

For the fiscal years ended November 26, 2005 and November 27, 2004, E&Y billed the approximate fees as further described below.

Audit Fees

Fees for audit services totaled approximately $696,200 for the year ended November 26, 2005 and $480,500 for the year ended November 27, 2004, including fees associated with the annual audit, reviews of our quarterly reports on Form 10-Q, and assistance with and review of registration statements filed with the SEC including consents related to registration statements for equity issuances.

Audit-Related Fees

Fees for audit-related services totaled approximately $8,700 for the year ended November 26, 2005 and $12,000 for the year ended November 27, 2004. Audit related services principally included assistance with internal control requirements under Section 404 of the Sarbanes-Oxley Act of 2002 and assistance with audit committee meetings and board meetings.

Tax Fees

Fees for tax services, including tax compliance and return preparation, tax advice, and tax planning, totaled approximately $112,500 for the year ended November 26, 2005 and $129,100 for the year ended November 27, 2004.

All Other Fees

There were no other fees for the years ended November 26, 2005 and November 27, 2004, respectively.

The Audit Committee has adopted a policy which requires the Audit Committee’s pre-approval of audit and non-audit services performed by the independent auditor to assure that the provision of such services does not impair the auditor’s independence. The Audit Committee approves such services on an on going basis prior to the incurrence of any such audit and non-audit services. The Audit Committee pre-approved all of the audit and non-audit services rendered by E&Y listed above.

The Audit Committee has determined that the services provided by E&Y were compatible with maintaining E&Y’s independence.

OTHER BUSINESS TO BE TRANSACTED

As of the date of this proxy statement, the Board of Directors knows of no other business which may come before the annual meeting. If any other business is properly brought before the annual meeting, it is the intention of the proxy holders to vote or act in accordance with their best judgment with respect to such matters.

Exhibit A

ASSET PURCHASE AGREEMENT

by

and

among

CYGNE DESIGNS, INC.,

INNOVO AZTECA APPAREL, INC.,

AND INNOVO GROUP, INC.

Dated March 31, 2006

6.24	Proxy Statement	17
6.25	Fairness Opinion	17
6.26	Representations Complete	17
ARTICLE 7. Pre-Closing Covenants		18
7.1	General	18
7.2	Notices and Consents	18
7.3	Operation of Business	18
7.4	Preservation of Business	18
7.5	Full Access	19
7.6	Notice of Developments	19
7.7	Exclusivity	19
7.8	Confidentiality; Publicity	19
7.9	Charges and Fees	20
ARTICLE 8. Additional Covenants		20
8.1	General	20
8.2	Litigation Support	20
8.3	Transition	21
8.4	Confidentiality	21
8.5	Restrictive Covenants	21
8.6	Use of Names	22
8.7	Taxes	22
8.8	Employees and Employee Benefit Plans	23
8.9	Payment of Non-Assumed Liabilities	25
8.10	No Liability	25
8.11	Updated Financial Statements	25
8.12	Preparation of the Proxy Statement; Stockholder’s Meeting	25
ARTICLE 9. Closing Conditions		26
9.1	Conditions Precedent to Obligations of Buyer	26
9.2	Conditions Precedent to Obligations of the Seller	27
ARTICLE 10. Termination		28
10.1	Termination of Agreement	28
10.2	Effect of Termination	28
ARTICLE 11. Indemnification		29
11.1	Survival of Representations and Warranties	29
11.2	Indemnification Provisions for Buyer’s Benefit	29
11.3	Indemnification Provisions for Seller’s Benefit	29
11.4	Indemnification Claim Procedures	30
11.5	Limitations on Indemnification Liability	31
11.6	[Intentionally Omitted]	31
11.7	No Wavier of Rights or Remedies	31
11.8	Other Indemnification Provisions	31
ARTICLE 12. Miscellaneous		32
12.1	Schedules	32

ii

12.2	Entire Agreement	32
12.3	Successors	32
12.4	Assignments	32
12.5	Notices	33
12.6	Specific Performance	34
12.7	Submission to Jurisdiction; Process Agent; No Jury Trial	34
12.8	Time	34
12.9	Counterparts	34
12.10	Headings	35
12.11	Governing Law	35
12.12	Amendments and Waivers	35
12.13	Severability	35
12.14	Expenses	35
12.15	Construction	35
12.16	Incorporation of Exhibits and Schedules	36
12.17	Remedies	36

EXHIBITS

EXHIBIT A	Form of Bill of Sale and Assignment of Contract Rights
EXHIBIT B	Azteca Note
EXHIBIT C	Assumption and Assignment Agreement
EXHIBIT D	Form of Seller’s Officer’s Certificate
EXHIBIT E	Form of Seller’s Secretary’s Certificate
EXHIBIT F	Form of Buyer’s Officer’s Certificate
EXHIBIT G	Form of Buyer’s Secretary’s Certificate
EXHIBIT H	Seller Release

SCHEDULES

Schedule 1.1	Purchased Assets
Schedule 2.2	Assumed Liabilities
Schedule 2.2(e)	Assumed Liabilities—Purchase Orders
Schedule 2.2(f)	Assumed Liabilities—Inventory
Schedule 3.1	Allocation of Purchase Price
Schedule 5.3	Buyer Required Consents
Schedule 5.6	Buyer Litigation
Schedule 6.1	Seller Jurisdictions
Schedule 6.3	Seller Required Consents
Schedule 6.5	Financial Statements
Schedule 6.6	Subsequent Events
Schedule 6.12	Contracts
Schedule 6.14	Seller Litigation
Schedule 6.15	Standard Terms of Sale or Lease
Schedule 6.16(a)	Current Employees and Directors
Schedule 6.16(b)	Terminated Employees
Schedule 6.17	Employee Benefits
Schedule 6.18	Environmental Matters
Schedule 6.19	Customers
Schedule 6.20	Permits

iii

Asset Purchase Agreement

This Asset Purchase Agreement dated March 31, 2006 (the “Execution Date”), is by and among (i) CYGNE DESIGNS, INC., a Delaware corporation (“Buyer”), (ii) INNOVO AZTECA APPAREL, INC., a California corporation (“Seller”) and (iii) INNOVO GROUP, INC., a Delaware Corporation (“Innovo”).

RECITALS

A.    Seller is engaged in the business of designing, manufacturing and wholesaling denim and other related apparel and products.

B.     Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, certain assets and properties used by Seller in the operation of its private label portion of its business (the “Business”), all on the terms and subject to the conditions set forth herein.

C.     Innovo has joined as a party to this Agreement as a result of certain assignments, assumptions and releases contemplated herein to which it is an interested party.

AGREEMENT:

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants contained herein, the Parties agree as follows:

ARTICLE 1.
definitions

“Action” means any action, appeal, petition, plea, charge, complaint, claim, suit, demand, litigation, arbitration, mediation, hearing, inquiry, investigation or similar event, occurrence, or proceeding.

“Active Employees” is defined in Section 8.8(a)

“AEO” means American Eagle Outfitters, Inc. and its subsidiaries, divisions and Affiliates.

“Affiliate” or “Affiliated” with respect to any specified Person means a Person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such specified Person. For this definition, “control” (and its derivatives) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting Equity Interests, as trustee or executor, by Contract or credit arrangements or otherwise.

“Affiliated Group” means an affiliated group under Code Section 1504(a) or any similar group defined under provisions of applicable Law.

“Agreement” means this Asset Purchase Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 12.12.

“APA” means that certain Asset Purchase Agreement by and among Azteca Production International, Inc. (“API”), Seller and Hubert Guez and Paul Guez dated July 17, 2003.

“Assumption and Assignment Agreement” means the Assumption and Assignment Agreement in substantially the form of Exhibit C.

“Assumed Liabilities” means the liabilities of Seller listed in Schedule 2.2 hereto.

“AZT International” means AZT International SA DE CV, a Mexico corporation and wholly-owned subsidiary of API.

“Azteca Note” means the promissory note issued by Seller to API dated July 17, 2003, pursuant to the APA, a copy of which is attached hereto as Exhibit B.

“Basis” means any past or current fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction about which the relevant Person has Knowledge that forms or could form the basis for any specified consequence.

“Best Efforts” means the efforts, time, and costs that a prudent Person desirous of achieving a result would use, expend, or incur in similar circumstances to ensure that such result is achieved as expeditiously as possible; provided, however, that no such use, expenditure, or incurrence will be required if it would have a Material Adverse Effect on such Person calculated immediately prior to the Closing Date.

“Bill of Sale” means the Bill of Sale and Assignment of Contract Rights in the form of Exhibit A.

“Breach” means (a) any breach, inaccuracy, failure to perform, failure to comply, conflict with, failure to notify, default, or violation or (b) any other act, omission, event, occurrence or condition the existence of which would (i) permit any Person to accelerate any obligation or terminate, cancel, or modify any right or obligation or (ii) require the payment of money or other consideration.

“Business” is defined in the Recitals to this Agreement.

“Buyer” is defined in the preamble to this Agreement.

“Buyer Note” means the promissory note of Buyer in substantially the form of Exhibit B.

“Cash” means cash and cash equivalents (including marketable securities and short term investments) calculated in accordance with GAAP applied on a basis consistent with the preparation of the Financial Statements.

“Closing” is defined in Section 4.1.

“Closing Date” has the meaning specified in Section 4.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” means (a) options, warrants, convertible securities, exchangeable securities, subscription rights, conversion rights, exchange rights, or other Contracts that could require a Person to issue any of its Equity Interests or to sell any Equity Interests it owns in another Person; (b) any other securities convertible into, exchangeable or exercisable for, or representing the right to subscribe for any Equity Interest of a Person or owned by a Person; (c) statutory pre-emptive rights or pre-emptive rights granted under a Person’s Organizational Documents; and (d) stock appreciation rights, phantom stock, profit participation, or similar rights with respect to a Person.

“Confidential Information” means any information concerning the businesses and affairs of either the Buyer, on the one hand, or the Business and Seller, on the other hand.

“Consent” means any consent, approval, notification, waiver, or other similar action that is necessary or convenient.

“Contract” means any contract, agreement, arrangement, commitment, letter of intent, memorandum of understanding, heads of agreement, promise, obligation, right, instrument, document, purchase order, or other similar understanding, whether written or oral.

“Copyrights” means copyrights, whether registered or unregistered, in published works and unpublished works, and pending applications to register the same.

“Customer Consents” means the written consents by AEO and Target to the Transactions in a form reasonably satisfactory to the Seller and Buyer.

“Encumbrance” means any Order, Security Interest, Contract, easement, covenant, community property interest, equitable interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Enforceable”—a Contract is “Enforceable” if it is the legal, valid, and binding obligation of the applicable Person enforceable against such Person in accordance with its terms, except as such enforceability may be subject to the effects of bankruptcy, insolvency, reorganization, moratorium, or other Laws relating to or affecting the rights of creditors, and general principles of equity.

“Environmental, Health, and Safety Requirements” means all Orders, Contracts, Laws, and programs (including those promulgated or sponsored by industry associations, insurance companies, and risk management companies) concerning or relating to public health and safety, worker/occupational health and safety, and pollution or protection of the environment, including those relating to the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, transfer, storage, disposal, distribution, importing, labeling, testing, processing, discharge, release, threatened release, control, or other action or failure to act involving cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise, or radiation, each as amended and as now or hereafter in effect.

“Equity Interest” means (a) with respect to a corporation, any and all shares of capital stock and any Commitments with respect thereto, (b) with respect to a partnership, limited liability company, trust or similar Person, any and all units, interests, or other partnership/limited liability company interests , and any Commitments with respect thereto, and (c) any other direct or indirect equity ownership or participation.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations,” under “common control” or an “affiliated service group” with Seller within the meaning of Sections 414(b), (c), or (m) of the Code, or required to be aggregated with Seller under Section 414(o) of the Code, or is under “common control” with Seller within the meaning of Section 4001(a)(14) of ERISA.

“Execution Date” is defined in the preamble to this Agreement.

“Expiration Date” means June 30, 2006.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Body” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multi-national organization, quasi-governmental body, or other similar recognized organization or body of any federal, state, county, municipal, local, or foreign government or other similar recognized organization or body exercising similar powers or authority.

“Hired Active Employees” is defined in Section 8.8(b)(i).

“Indemnification Claim” is defined in Section 11.4(a).

“Indemnified Buyer Parties” means Buyer and its officers, directors, managers, employees, agents, representatives, controlling Persons, stockholders, and their Affiliates.

“Indemnified Parties” means, individually and as a group, the Indemnified Buyer Parties and the Indemnified Seller.

“Indemnified Seller” means Seller and its officers, directors, managers, employees, agents, representatives, controlling Persons, and stockholders (including Innovo).

“Indemnitor” means any Party having any Liability to any Indemnified Party under this Agreement.

“Innovo” is defined in the preamble to this Agreement.

“Innovo Shareholder Approval” is defined in Section 9.2(c).

“Intellectual Property” means any rights, licenses, liens, security interests, charges, encumbrances, equities, and other claims that any Person may have to claim ownership, authorship or invention, to use, to object to or prevent the modification of, to withdraw from circulation, or control the publication or distribution of any Marks, Patents, Copyrights, or Trade Secrets.

“IRS” means the Internal Revenue Service.

“Knowledge” means the knowledge of a Person’s officers and directors as of the Execution Date and the Closing Date after due investigation. With respect to particular areas of interest, “Knowledge” will include the knowledge of such Person’s employees charged with responsibility for a particular area of such Person’s operations.

“Law” means any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, executive order, or other similar authority enacted, adopted, promulgated, or applied by any Governmental Body, each as amended and now and hereinafter in effect.

“Liability” or “Liable” means any liability or obligation, whether known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, conditional or unconditional, latent or patent, accrued or unaccrued, liquidated or unliquidated, or due or to become due.

“Marks” means all fictitious business names, trading names, corporate names, registered and unregistered trademarks, service marks, and applications.

“Material Adverse Change (or Effect)” means a change (or effect) in the condition (financial or otherwise), properties, assets, Liabilities, rights, obligations, operations, business, or prospects of a Person which change (or effect), individually or in the aggregate, could reasonably be expected to be materially adverse to such Person’s condition, properties, assets, Liabilities, rights, obligations, operations, business, or prospects.

“Material Consents” is defined in Section 9.1(e).

“Material Contracts” is defined in Section 6.12.

“Order” means any order, ruling, decision, verdict, decree, writ, subpoena, mandate, precept, command, directive, consent, approval, award, judgment, injunction, or other similar determination or finding by, before, or under the supervision of any Governmental Body, arbitrator, or mediator.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity, quality and frequency) of the relevant Person and its Subsidiaries in the industry in which the relevant Person and its Subsidiaries does business.

“Organizational Documents” means the articles of incorporation, certificate of incorporation, charter, bylaws, articles of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

“Parties” is defined in the preamble to this Agreement.

“Patents” means all (a) patents and patent applications, and (b) business methods, inventions, and discoveries that may be patentable.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permit” means any permit, license, certificate, approval, consent, notice, waiver, franchise, registration, filing, accreditation, or other similar authorization required by any Law, Governmental Body, or Contract.

“Person” means any individual, partnership, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Body.

“Purchase Price” is defined in Section 3.1.

“Purchased Assets” means all right, title and interest that Seller possesses and has the right to transfer in and to all of the assets listed on Schedule 1.1 hereto.

“Qualifying Offer” means an offer of employment by Buyer to an Active Employee that would provide such Active Employee (i) an annual base salary or wage that is at least one hundred percent (100%) of the applicable Active Employee’s current base salary or wage level, (ii) eligibility to participate in employee benefit plans (within the meaning of Section 3(3) of ERISA) that are substantially similar to those provided to similarly situated employees of Buyer who are not covered by a collective bargaining agreement, and (iii) substantially similar duties and responsibilities as such Active Employee had prior to Closing.

“Schedules” mean the Schedules to this Agreement.

“Security Interest” means any security interest, deed of trust, mortgage, pledge, lien, charge, claim, or other similar interest or right, except for (i) liens for Taxes, assessments, governmental charges, or claims that are being contested in good faith by appropriate Actions promptly instituted and diligently conducted and only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted, (ii) statutory liens of landlords and warehousemen’s, carriers’, mechanics’, suppliers’, materialmen’s, repairmen’s, or other like liens (including Contractual landlords’ liens) arising in the Ordinary Course of Business and with respect to amounts not yet delinquent and being contested in good faith by appropriate proceedings, only to the extent that a reserve or other appropriate provision, if any, has been made on the face of the Financial Statements in an amount equal to the Liability for which the lien is asserted; and (iii) liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance and other similar types of social security.

“Seller” is defined in the preamble to this Agreement.

“Seller Release” means the Release in the form of Exhibit H.

“Software” means computer software or middleware.

“Subsidiary” means, with respect to any Person: (a) any corporation of which more than 50% of the total voting power of all classes of the Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors is owned by such Person directly or through one or more other Subsidiaries of such Person and (b) any Person other than a corporation of which at least a majority of the Equity Interest (however designated) entitled (without regard to the occurrence of any contingency) to vote in the election of the governing body, partners, managers or others that will control the management of such entity is owned by such Person directly or through one or more other Subsidiaries of such Person.

“Target” means Target Corporation and its subsidiaries, divisions and Affiliates.

“Tax” and “Taxes” includes (1) any federal, state, local or foreign income, gross receipts, capital, franchise, import, goods and services, value added, sales and use, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee withholding, unclaimed property, escheat or other tax of any kind whatsoever, including any interest, penalties or additions to tax or additional amounts in respect of the foregoing, (2) any liability for the payment of any amounts of the type described in (1) as a result of being a member of a consolidated, combined, unitary or aggregate group for any Taxable period, and (3) any liability for the payment of any amounts of the type described in (1) or (2) as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes required to be filed with any Governmental Body, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the earlier to occur of (a) the Expiration Date and (b) the date on which this Agreement is terminated pursuant to Section 10.1 (other than Section 10.1(b)).

“Threatened” means a demand or statement has been made (orally or in writing) or a notice has been given (orally or in writing), or any other event has occurred or any other circumstances exist that would lead a prudent Person to conclude that a cause of Action or other matter is likely to be asserted, commenced, taken, or otherwise initiated.

“Trade Secrets” means all know-how, trade secrets, confidential information, customer lists, Software (source code and object code), technical information, data, process technology, plans, drawings, and blue prints.

“Transaction Documents” means this Agreement, Assumption and Assignment Agreement, the Azteca Note and the Bill of Sale.

“Transactions” means: (a) the sale of the Purchased Assets by Seller to Buyer and Buyer’s delivery of the Purchase Price therefor; (b) the execution, delivery, and performance of all of the documents, instruments, and agreements to be executed, delivered, and performed in connection herewith including each Transaction Document; and (c) the performance by Buyer and the Seller of their respective covenants and obligations (pre- and post-Closing) under this Agreement.

“Treas. Reg.” means the proposed, temporary and final regulations promulgated under the Code.

“WARN Act” is defined in Section 6.16(c).

ARTICLE 2.
PURCHASE AND SALE OF ASSETS

2.1         Purchase and Sale of Assets.

On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell, transfer, convey, and deliver to Buyer, all of the Purchased Assets, free and clear of any Encumbrances (other than the Assumed Liabilities) for the consideration specified in ARTICLE 3 below.

2.2         Assumed Liabilities.

Buyer agrees to assume and be responsible for the Assumed Liabilities listed on Schedule 2.2 hereof at the Closing and will enter into the Assumption and Assignment Agreement with Seller and Innovo. Buyer will not assume or have any responsibility, however, with respect to any other liability or obligation of Seller not listed on such Schedule (any such liability or obligation of Seller not listed on such Schedule being hereinafter referred to as an “Excluded Liability”).

ARTICLE 3.
PURCHASE PRICE

3.1         Purchase Price.

(a)   The aggregate purchase price for the Purchased Assets shall be $10,436,654.71 (the “Purchase Price”), subject to adjustment under Section 3.1(b) below, consisting of Buyer’s assumption of the Assumed Liabilities at Closing as set forth in Section 2.2 above, including (i) the Buyer Note to be executed by Buyer at Closing in favor of API, the principal amount of which shall be the outstanding amounts owed by Seller under the Azteca Note as of the Closing Date, with the Azteca Note to be cancelled and satisfied by API at Closing and all obligations of Seller thereunder assumed by Buyer under the Buyer Note and (ii) the Related Party Balance; and

(b)   The Purchase Price is based on the estimation that the liabilities assumed at the Closing (excluding the Azteca Note) consist of $2,500,000 of Innovo’s obligations to API (the “Related Party Balance”). If the Related Party Balance as of the Closing Date exceeds $2,600,000 (the “Related Party Balance Threshold”), then the Purchase Price shall be increased, dollar for dollar, by the amount of the difference between the Related Party Balance and the Related Party Balance Threshold. To the extent that the aggregate value of the Related Party Balance does not exceed or is below the Related Party Balance Threshold then no adjustment shall be made to the Purchase Price.

(c)   Schedule 3.1 sets forth an allocation of the Purchase Price (and all other capitalized costs) among the Purchased Assets of the Seller in accordance with Section 1060 of the Code and the Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), subject to any adjustment to the Purchase Price pursuant to Section 8.7(d) and Article 11. Buyer and Seller and their respective Affiliates shall report, act and file Tax Returns (including, but not limited to IRS Forms 8594) in all respects and for all purposes consistent with Schedule 3.1. Neither Buyer nor Seller shall take any position (whether in audits, Tax Returns or otherwise) which is inconsistent with such allocation unless required to do so by applicable law.

ARTICLE 4.
CLOSING

4.1         The Closing.

The closing of the purchase and sale of the Purchased Assets (the “Closing”) will take place at the offices of Fulbright & Jaworski L.L.P., 666 Fifth Avenue, New York, New York 10103, or any other mutually agreed upon location or time, on the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the purchase and sale of the Purchased Assets (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

4.2         Deliveries at the Closing.

At the Closing:

(a)    Seller will deliver to Buyer:

(i)    The Bill of Sale, duly executed by Seller.

(ii)   The Assumption and Assignment Agreement, duly executed by Seller, Innovo and Buyer.

(iii) The Customer Consents duly executed by AEO and Target.

(iv)  Such other bills of sale, assignments, and other instruments of transfer or conveyance as Buyer may reasonably request or as may be otherwise necessary to evidence and effect the sale, assignment, transfer, conveyance, and delivery of the Purchased Assets to Buyer.

(v)   An Officers’ Certificate, substantially in the form of Exhibit D, duly executed on Seller’s behalf, as to whether each condition specified in Sections 9.1(a) through 9.1(d) has been satisfied in all respects.

(vi)  A duly executed certificate in the form specified by Treasury Regulation Section 1.1445-2(b)(2).

(vii) A Secretary’s certificate for Seller, substantially in the form of Exhibit E, duly executed on behalf of Seller.

(b)   Buyer will deliver the following to Seller:

(i)    The Assumption and Assignment Agreement, duly executed by Buyer.

(ii)   An Officers’ Certificate, substantially in the form of Exhibit F, duly executed on Buyer’s behalf, as to whether each condition specified in Sections 9.2(a) through 9.2(d)(i) has been satisfied in all respects.

(iii) A Secretary’s certificate, substantially in the form of Exhibit G, duly executed on Buyer’s behalf.

4.3         Obtaining Further Consents.

Anything in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement to assign any of the Purchased Assets or any claim or right or any benefit arising thereunder or resulting therefrom if an attempted assign thereof, without the consent of a third Person, would constitute a breach or other contravention thereof or in any way adversely affect the rights of Buyer thereunder. The Seller will use its Best Efforts to obtain the consent of any such Person for the assignment to Buyer of any such Purchased Asset. If such consent is not obtained prior to Closing, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, then Buyer, its sole discretion, may elect to waive the closing condition and in such event the Seller and Buyer agree to cooperate in devising and implementing a mutually satisfactory arrangement under which Buyer would obtain substantially all of the benefits from and after the Closing Date in accordance with this Agreement.

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this ARTICLE 5 are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the Execution Date throughout this ARTICLE 5), except as set forth in the Schedules that Buyer has delivered to Seller on the Execution Date.

5.1         Organization of Buyer.

Buyer is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware. Buyer has the requisite corporate power and authority necessary to own or lease its properties and to carry on its businesses as currently conducted. There is no pending or Threatened Action (or Basis therefore) for the dissolution, liquidation, insolvency, or rehabilitation of Buyer.

5.2         Authority of Buyer; Enforceability.

Buyer has the relevant corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions contemplated by this Agreement. Buyer has taken all corporate action necessary to authorize the execution and delivery of each Transaction Document to which Buyer is a party, the performance of its obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Buyer is a party has been duly authorized, executed, and delivered by, and is Enforceable against, Buyer.

5.3         No Violation.

Except as listed on Schedule 5.3, the execution and the delivery of the Transaction Documents to which Buyer is a party by Buyer and the performance of the Transactions by Buyer will not (a) Breach any Law or Order to which Buyer is subject or any provision of Buyer’s Organizational Documents; (b) Breach any Contract, Order, or Permit to which Buyer is a party or by which it is bound or to which any of the Purchased Assets are subject; or (c) require any Consent.

5.4         No Finder.

Buyer has no Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which any Seller could become Liable.

5.5         [Intentionally Omitted].

5.6         Litigation.

Schedule 5.6 sets forth each instance in which Buyer (a) is subject to any outstanding Order or (b) is a party, the subject of, or, to the Buyer’s Knowledge, is Threatened to be made a party to or the subject of any Action. No Action required to be set forth in Schedule 5.6 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to Buyer.

5.7         Solvency.

Buyer is not now insolvent, nor will Buyer be rendered insolvent by any of the Transactions. As used herein, “insolvent” means that the sum of the Liabilities of Buyer exceeds the fair present value of Buyer’s assets.

5.8         Representations Complete.

Except as and to the extent set forth in this Agreement, Buyer makes no representations or warranties whatsoever (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) to Seller and hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Seller or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Seller by any director, officer, employee, agent, consultant, or representative of Buyer or Affiliate thereof).

ARTICLE 6.
REPRESENTATIONS AND WARRANTIES CONCERNING INNOVO, SELLER AND THE BUSINESS

Seller represents and warrants to Buyer that the statements contained in this ARTICLE 6 are correct and complete as of the Execution Date and will be correct and complete as of the Closing Date (as though made then and, except as expressly provided in a representation or warranty, as though the Closing Date were substituted for the Execution Date throughout this ARTICLE 6), except as set forth in the Schedules Seller has delivered to Buyer on the Execution Date.

6.1         Entity Status.

Seller is a corporation duly organized, validly existing, and in good standing under the Laws of the State of California. Seller is duly authorized to conduct the Business and is in good standing under the laws of each jurisdiction where the nature or operation of the Business makes such qualification necessary, all of which jurisdictions are set forth on Schedule 6.1. Seller has the requisite corporate power and authority necessary to own, lease and operate the Business as currently conducted and as proposed to be conducted. Seller has delivered to Buyer correct and complete copies of Seller’s Organizational Documents, as amended to date. Seller is not in Breach of any provision of its Organizational Documents. There is no pending or Threatened Action (or Basis therefor) for the dissolution, liquidation, insolvency, or rehabilitation of Seller.

6.2         Power and Authority; Enforceability.

Each of Seller and Innovo has the relevant corporate power and authority necessary to execute and deliver each Transaction Document to which it is a party and to perform and consummate the Transactions. Each of Seller and Innovo has taken all action necessary to authorize the execution and delivery of each Transaction Document to which it is a party, the performance of its respective obligations thereunder, and the consummation of the Transactions. Each Transaction Document to which Seller and/or Innovo is a party has been duly authorized, executed, and delivered by, and is Enforceable against Seller and/or Innovo, as applicable.

6.3         No Violation.

Except as listed on Schedule 6.3, the execution and the delivery of the applicable Transaction Documents by Seller and Innovo and the performance of its respective obligations hereunder and thereunder, and consummation of the Transactions by Seller or Innovo will not (a) Breach any Law or Order to which Seller or Innovo is subject or any provision of the Organizational Documents of Seller or Innovo; (b) Breach any Contract, Order, or Permit to which Seller or Innovo is a party or by which it is bound or to which any of the Purchased Assets are subject (or result in the imposition of any Encumbrance upon the Purchased Assets); (c) require any Consent; (d) Breach any other note, instrument, agreement, mortgage, base, license, franchise, permit or other authorization, rights, restriction or obligation to which Seller, Innovo or API is a party or any of the Purchased Assets is subject or by which Seller or Innovo is bound

6.4         Brokers’ Fees.

Neither Seller nor Innovo has any Liability to pay any compensation to any broker, finder, or agent with respect to the Transactions for which Buyer could become directly or indirectly Liable.

6.5         Financial Statements.

Set forth on Schedule 6.5 are the following financial statements for the Business (collectively  the “Financial Statements”):

(a)    Unaudited statements of revenues, direct expenses and identified corporate expenses before interest and taxes as of and for each of the fiscal years ended November 29, 2003, November 27, 2004 and November 26, 2005 for the Business and the three months ended February 25, 2006 and February 26, 2005. The fiscal year ended November 26, 2005 is referred to herein as the “Most Recent Fiscal Year”.

(b)   Unaudited balance sheets as of November 26, 2005 and February 25, 2006 (the “Most Recent Balance Sheet Date”) for the Business.

(c)    The Financial Statements, which have been extracted from the books and records of Seller (which books and records are the basis for Seller’s audited consolidated financial statements), have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of the Business as of such dates and the results of operations of the Business for such periods, are correct and complete, and are consistent with the books and records of Seller. Since the Most Recent Balance Sheet Date, Seller has not effected any change in any method of accounting or accounting practice, except for any such change required because of a concurrent change in GAAP.

Seller has no Knowledge that the Financial Statements cannot be audited in accordance with Generally Accepted Auditing Standards within 75 days after the date hereof.

The Liabilities constituting the Related Party Balance were incurred in the Ordinary Course of Business.

6.6         Subsequent Events.

Except as set forth in Schedule 6.6, since January 31, 2006, Seller has operated the Business in the Ordinary Course of Business and there have been no events, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Business.

6.7         Compliance with Law.

The Seller has complied in all material respects with, is not in violation in any material respect of and has not received any notices of violation with respect to, any applicable Law with respect to the ownership or operation of the Business. No investigation or review by any Governmental Body (including without limitation any audit or similar review by any federal, state or local taxing authority) with respect to the Business is pending or, to the Seller’s Knowledge, Threatened, nor has any Governmental Body indicated in writing to the Seller an intention to conduct the same.

6.8         Legal Compliance.

Seller and its respective predecessors and Affiliates have conducted the Business in compliance with all applicable Laws, and no Action is pending or Threatened (and there is no Basis therefor) against them alleging any failure to so comply. No expenditures in excess of $25,000 are, or based on applicable Law, will be required of Seller or Buyer for the Business to remain in compliance with applicable Law.

6.9         Tax Matters.

There are no Liabilities for Taxes relating to the Business, including Taxes relating to prior periods, other than those for which Seller has adequately reserved funds for payment. Seller has duly filed when due all Tax Returns required to be filed by or with respect to Seller, including in connection with and in respect of the Business and the assets and employees related thereto. All such Tax Returns have been properly prepared and timely filed and are true, correct and complete in all material respects and have been completed in accordance with applicable Law. All Taxes due and owing by Seller (whether or not shown or required to be shown on any Tax Return) have been timely paid and discharged. Seller has withheld and paid all Taxes required to be withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party, and has otherwise complied in all material respects with applicable Law relating to the payment and withholding of Taxes. Seller has made available to Buyer accurate and complete copies of all of its Tax reports and Tax Returns relating to the Business for all periods, except those periods for which returns are not yet due. No Tax Return concerning or relating to Seller or its operations has been audited or examined by a government or taxing authority for any period after December 31, 2000, nor is any audit or examination in process or pending, and Seller has not been notified of any request for such an audit or other examination. To its Knowledge, Seller is not a party to any Action for assessment or collection of Taxes. No claim has been made by a taxing authority in a jurisdiction where Tax Returns concerning or relating to the Business or the Purchased Assets have not been filed such that it is or may be subject to taxation by that jurisdiction. Seller has not received any notice of any Tax deficiency outstanding, proposed or assessed against or allocable to it in respect of the Business, its assets or employees, and has not executed any waiver of any statute of limitations on the assessment or collection of any Tax or executed or filed with any Governmental Body any Contract now in effect extending the period for assessment or collection of any Taxes against it in respect of the Business, its assets or employees. There are no Encumbrances for Taxes upon, or pending or Threatened against, any Purchased Asset. Seller is not subject to any Tax allocation or sharing Contract relating to the Business. Seller (i) has not been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was Seller) or (ii) has no Liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 or similar Law, as a transferee or successor, by Contract, or otherwise.

6.10         Title to Purchased Assets.

Seller has good, marketable, and indefeasible title to all of the Purchased Assets, in each case free and clear of all Encumbrances. Upon and following the Closing, Buyer will have good, marketable, and indefeasible title to all of the Purchased Assets, in each case free and clear of all Encumbrances. The Purchased Assets constitute all the assets used in the operation of the business since January 31, 2005 (other than inventory sold and accounts receivable in the Ordinary Course of Business).

6.11         Intellectual Property.

(a)    With respect to each Trade Secret constituting Purchased Assets, the documentation provided to Buyer relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use by Buyer without reliance on any individual’s knowledge or memory. Seller has taken all reasonable precautions to protect such Trade Secret’s secrecy, confidentiality, and value. No such Trade Secret is part of the public knowledge or literature or, to Seller’s Knowledge, has been used, divulged, or appropriated either for the benefit of any third person or the detriment of the Business. No such Trade Secret required is subject to any adverse claim nor has any adverse claim been Threatened with respect to any such Trade Secret and there is no Basis therefor.

(b)   Seller owns or has the right to use pursuant to an Enforceable Contract all Intellectual Property necessary or desirable to operate the Business. Each item of Intellectual Property used by Seller in the operation of the Business immediately prior to the Closing will be owned or available for use by Buyer on identical terms and conditions immediately subsequent to the

Closing. Seller has taken all necessary and desirable action to maintain and protect the ownership, confidentiality and value of each item of Intellectual Property that it owns or uses.

(c)    Seller has delivered to Buyer correct and complete copies of all written documentation evidencing ownership and prosecution (if applicable) of each item of Intellectual Property used by Seller in the operation of the Business. With respect to each such item of Intellectual Property:

(i)    Seller possesses all right, title, and interest in and to the item, free and clear of any Encumbrance;

(ii)   the item is not subject to any outstanding Order;

(iii) no Action is pending or Threatened (and there is no Basis therefor) which challenges the Enforceability, use, or ownership of the item; and

(iv)  Seller has never agreed to indemnify any person for or against any interference, infringement, misappropriation, or other conflict with respect to the item.

(d)   In respect of the Business, Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any other person’s Intellectual Property, and Seller has never received any notice alleging any such interference, infringement, misappropriation, violation or conflict (including any claim that Seller must license or refrain from using any other person’s Intellectual Property). No third Person has any Intellectual Property that interferes or would be likely to interfere with Buyer’s use of any of its Intellectual Property. Buyer’s use of such Intellectual Property in the same manner as used by Seller will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of any other Person as a result of the continued operation of the Business as currently conducted and as currently proposed to be conducted. To Seller’s Knowledge, no other Person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with the Intellectual Property used in the operation of the Business.

(e)    No former and current employees engaged in the Business have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries, or information relating to the Business. No employee engaged in the Business has entered into any Contract that restricts or limits in any way the scope or type of work in which the employee may be engaged or requires the employee to transfer, assign, or disclose information concerning his work or her work to any person other than Seller.

6.12         Contracts.

Each material Contract (as amended to date) related to the Business, including the Contracts with AEO and Target, is listed in Schedule 6.12 (the “Material Contracts”). Seller has delivered to Buyer a correct and complete copy of each such contract. With respect to each such Material Contract:

(i)    the Contract is Enforceable;

(ii)   the Contract will continue to be Enforceable on identical terms following the consummation of the Transactions;

(iii) Seller is, and to Seller’s Knowledge the other parties to such Contracts are, not in Breach of such Contract, and no event has occurred that, with notice or lapse of time, would constitute a Breach under the Contract; and

(iv)  no party to the Contract has repudiated any provision of the Contract.

6.13         Purchase Commitments.

As of March 21, 2006, the aggregate of all accepted and unfulfilled orders for the sale of merchandise relating to the Business entered into by Seller is at least $17,991,242.13, all of which orders and commitments were made in the Ordinary Course of Business and are listed on Schedule 6.13 and, to Seller’s Knowledge, all of such orders will be fulfilled within the time specified by such order. There are no claims against Seller to return merchandise relating to the Business by reason of alleged overshipments, defective merchandise or otherwise, or of merchandise in the hands of customers under an understanding that such merchandise would be returnable. No ordinary purchase or outstanding lease commitment of Seller relating to the Business presently is in excess of the normal, ordinary and usual requirements of the Business or was made at any price in excess of the now current market price or contains terms and conditions more onerous than those usual and customary in the Business.

6.14         Litigation.

Schedule 6.14 sets forth each instance in which Seller (a) is subject to any outstanding Order or (b) is a party, the subject of, or, to Seller’s Knowledge, is Threatened to be made a party to or the subject of any Action. No Action required to be set forth in Schedule 6.14 questions the Enforceability of this Agreement or the Transactions, or could result in any Material Adverse Change with respect to Seller.

6.15         Product Warranty.

Each product manufactured, sold, leased, or delivered by Seller for the Business has been in conformity with all applicable Law, Contracts, and all express and implied warranties, and neither Seller nor the Business has any Liability (and there is no Basis for any present or future Action against Seller or the Business giving rise to any Liability) for replacement or repair thereof or other damages in connection therewith. No product designed, manufactured, sold, leased, or delivered by Seller for the Business is subject to any guaranty, warranty, or other indemnity or similar Liability beyond the applicable standard terms and conditions of sale or lease. Schedule 6.15 includes copies of the standard terms and conditions of sale or lease for products and services offered by the Business.

6.16         Employees.

(a)    Schedule 6.16(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller primarily engaged in the Business, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable and any change in compensation since January 1, 2005; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan, or any other employee or director benefit plan.

(b)   Schedule 6.16(b) states the number of employees engaged in the Business terminated by Seller since September 1, 2005, and contains a complete and accurate list of the following information for each employee engaged in the Business who has been terminated or laid off, or whose hours of work have been reduced by more than fifty percent (50%) in the six (6) months prior to the Execution Date: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; and (iii) the location to which the employee was assigned.

(c)    Seller has not violated, and the consummation of the transactions contemplated hereby will not violate, the Worker Adjustment and Retraining Notification Act (the “WARN Act”) or any similar state or local Law.

(d)   To Seller’s Knowledge, no employee, consultant, or contractor engaged in the Business is bound by any Contract that purports to limit the ability of such employee, consultant, or contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business or (ii) to assign to Seller or to any other Person any rights to any invention, improvement, or discovery. No former or current employee of the Business is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects, or will affect the ability of Buyer to conduct the Business as heretofore carried on by Seller.

(e)    Seller is not a party to or bound by any collective bargaining Contract relating to the Business, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes relating to the Business. Seller has not committed any unfair labor practice (as determined under any Law) relating to the Business. Seller has no Knowledge of any organizational effort currently being made or Threatened by or on behalf of any labor union with respect to any persons employed for the Business.

(f)    The Business is in compliance in all material respects with all currently applicable Law respecting terms and conditions of employment including, without limitation, applicant and employee background checking, immigration laws, discrimination laws, verification of employment eligibility, employee leave laws, classification of workers as employees and independent contractors, wage and hour laws, and occupational safety and health laws. There are no Actions pending or, to the Seller’s Knowledge, reasonably expected or Threatened, between the Business, on the one hand, and any or all of its current or former employees, on the other hand, including, but not limited to, any claims for actual or alleged harassment or discrimination based on race, national origin, age, sex, sexual orientation, religion, disability, or similar tortious conduct, breach of Contract, wrongful termination, defamation, intentional or negligent infliction of emotional distress, interference with Contract or interference with actual or prospective economic advantage. There are no claims pending, or, to the Seller’s Knowledge, reasonably expected or Threatened, against the Business under any workers’ compensation or long term disability plan or policy.

6.17         Employee Benefits.

Schedule 6.17 lists each “employee benefit plan” within the meaning of Section 3(3) of ERISA, “multiemployer plan” within the meaning of Section 3(37) of ERISA, non-qualified deferred compensation plan, qualified defined contribution retirement plan, qualified defined benefit retirement plan, severance or retiree welfare plan or program or other material fringe benefit plan or program that Seller or any ERISA Affiliate sponsors or maintains for the Business or to which Seller or any ERISA Affiliate contributes (or has an obligation to contribute) in respect of the Business (the “Employee Benefit Plans”). With respect to any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is sponsored, maintained or contributed to, or has been sponsored, maintained or contributed to, within six years prior to the Closing Date, by Seller or any ERISA Affiliate, (a) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, (b) no Liability to the PBGC has been incurred by Seller or any ERISA Affiliate, (c) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (d) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code and all contributions required to be made to any “multiemployer plan” within the meaning of Section 3(37) of ERISA have been timely made. With respect to any kind of employee benefit plan for the Business, such plan has been funded and maintained in compliance with all Laws applicable thereto and the requirements of such plan’s governing documents. None of the Purchased Assets are subject to a lien or security interest imposed by Section 401(a)(29) or 412(n) of the Code or by ERISA and no event has occurred and no circumstance exists under which could result in the imposition of such a lien or security interest on any of the Purchased Assets.

6.18         Environmental, Health, and Safety Matters.

Except as set forth in Schedule 6.18, (a) Seller has complied and is in compliance with all Environmental, Health, and Safety Requirements in connection with owning, using, maintaining, or operating the Business or any assets related thereto, (b) each location at which Seller operates or has operated the Business is in compliance with all Environmental, Health, and Safety Requirements, and (c) there are no pending, or any Threatened, allegations by any Person that any of the assets or properties the Business are not, or have not been, conducted in compliance with all Environmental, Health, and Safety Requirements.

6.19         Customers and Suppliers.

Schedule 6.19 lists the Business’s two (2) largest customers during the 12 month period ending on the date hereof. Except as set forth in Schedule 6.19, Seller has not received notice of termination or an intention to terminate the relationship with the Business from AEO, Target or any other customer.

6.20 Permits.

Seller possesses all Permits required to be obtained for operation of the Business. Schedule 6.20 sets forth a list of all such Permits. Except as set forth in Schedule 6.20, with respect to each such Permit:

(a)    it is valid, subsisting and in full force and effect and is transferable to Buyer without consent of any Person;

(b)   there are no violations of such Permit that could reasonably be expected to result in a termination of such Permit;

(c)    Seller has not received notice that such Permit will not be renewed; and

(d)   the Transactions will not adversely affect the validity of such Permit or cause a cancellation of or otherwise adversely affect such Permit.

6.21 Solvency.

(a)    Seller is not now insolvent, nor will Seller be rendered insolvent by any of the Transactions. As used herein, “insolvent” means that the sum of the Liabilities of Seller exceeds the fair present value of its assets.

(b)   Immediately after giving effect to the consummation of the Transactions:

(i)    Seller will be able to pay its Liabilities as they become due in the Ordinary Course of Business of Seller;

(ii)   Seller will not have unreasonably small capital with which to conduct its present or proposed business;

(iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and

(iv)  Taking into account all pending and Threatened Actions, final judgments against Seller in Actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such Actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

6.22 Accuracy of Information Furnished.

No representation, statement, or information contained in this Agreement (including the Schedules) or any Contract or document executed in connection herewith or delivered pursuant hereto or thereto or made available or furnished to Buyer or its representatives by Seller contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary to make the information contained therein not misleading. Seller has provided Buyer with correct and complete copies of all documents listed or described in the Schedules. Notwithstanding the foregoing, (a) except as otherwise provided in Section 7.6, Buyer may only rely on the most recent version of any information Seller furnishes to Buyer that supersedes previous information provided to Buyer, provided that Seller indicates in writing that such information supersedes previous information provided (specifying which information is superseded) and (b) subject to the next sentence, Seller will not be Liable with respect to financial projections or estimates of the Business’s future performance. All projections and estimates that have been provided to Buyer at the time of creation were reasonably made in good faith based on reasonable assumptions, given the circumstances at the time such assumptions were made.

6.23 Certain Business Practices.

Neither Seller nor Innovo, nor, to the Knowledge of Seller, any director, officer, agent or employee of Seller or Innovo has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or (iii) made any other unlawful payment.

6.24 Proxy Statement.

None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement prepared by Seller in connection with obtaining stockholder approval of the transactions contemplated hereby (the “Proxy Statement”) will, at the date it is first mailed to the Seller’s stockholders and at the time of the Seller stockholder meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Seller with respect to statements made or incorporated by reference therein based on information supplied in writing by Buyer specifically for inclusion or incorporation by reference therein. The Proxy Statement will comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

6.25 Fairness Opinion.

Seller has received an acceptable fairness opinion respecting the adequacy of consideration received by Seller from the Transactions.

6.26 Representations Complete.

Except as and to the extent set forth in this Agreement, Seller makes no representations or warranties whatsoever (including any implied or express warranty of merchantability, fitness for a particular purpose, or conformity to models or samples of materials) to Buyer and Seller hereby disclaims all Liability and responsibility for any representation, warranty, statement, or information not included herein that was made, communicated, or furnished (orally or in writing) to Buyer or its representatives (including any opinion, information, projection, or advice that may have been or may be provided to Buyer by any director, officer, employee, agent, consultant, or representative of Seller).

ARTICLE 7.
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the Execution Date and the earlier of the Closing and the Termination Date:

7.1 General.

Each Party will use its Best Efforts to take all actions and do all things necessary, proper, or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transactions applicable to it (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in ARTICLE 9).

7.2 Notices and Consents.

(a)    Seller will give any notices to third parties, and will use its respective Best Efforts to obtain any third party Consents listed on Schedule 6.3, or that Buyer reasonably may otherwise request in connection with the matters referred to in Section 6.3. Seller will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by Buyer pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Section 6.3.

(a)    Buyer will give any notices to third parties, and will use its Best Efforts to obtain any third party Consents listed on Schedule 5.3, that Seller reasonably may otherwise request in connection with the matters referred to in Section 5.3. Buyer will give any notices to, make any filings with, and use its Best Efforts to obtain any Consents of Governmental Bodies, if any, required or reasonably deemed advisable by Seller pursuant to any applicable Law in connection with the Transactions including in connection with the matters referred to in Section 5.3.

(b)   Nothing in this Section 7.2 will require that (i) Buyer or its Affiliates divest, sell, or hold separately any of its assets or properties, or (ii) Buyer, its Affiliates, or Seller (the determination with respect to which Buyer will make) take any actions that could affect the normal and regular operations of Buyer, its Affiliates, or the operation of the Business after the Closing.

7.3 Operation of Business.

Seller shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business of the Business or engage in any practice, take any action, or enter into any transaction of the sort described in Section 6.6. Subject to compliance with applicable Law, Seller will confer on a regular and frequent basis with one or more representatives of Buyer to report on operational matters and the general status of the Business and its operations and finances and will promptly provide to Buyer or its representatives copies of all filings made with any Governmental Body during such period on behalf of the Business.

7.4 Preservation of Business.

Seller will use its Best Efforts to keep the Business and its properties, including without limitation the Trade Secrets and Intellectual Property included in the Purchased Assets, substantially intact, including its present operations, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

7.5 Full Access.

Seller will permit representatives of Buyer (including financing providers) to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of the Business, to all premises, properties, personnel, books, records, Contracts, and documents pertaining to the Business and will furnish copies of all such books, records, Contracts and documents and all financial, operating and other data, and other information as Buyer may reasonably request; provided, however, that no investigation pursuant to this Section 7.5 will affect any representations or warranties made herein or the conditions to the Parties’ obligations to consummate the Transactions.

7.6 Notice of Developments.

Seller will give prompt written notice to Buyer of any development occurring after the Execution Date which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 6. Buyer will give prompt written notice to Seller of any development occurring after the Execution Date which causes or reasonably could be expected to cause a Breach of any of the representations and warranties in ARTICLE 5. No disclosure by any Party pursuant to this Section 7.6 or otherwise will be deemed to amend or supplement the Schedules or to prevent or cure any misrepresentation or Breach of any representation, warranty, or covenant.

7.7 Exclusivity.

Neither Seller nor Innovo nor any of their respective Affiliates, officers, directors, employees, agents or representatives, will (a) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any Equity Interests of Seller or Innovo or any portion of the assets used in the Business (including any acquisition structured as a merger, consolidation, or share exchange) or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will notify Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing and the terms of any such proposal, offer, inquiry, or contact.

7.8 Confidentiality; Publicity.

Except as may be required by Law, stock exchange or as otherwise expressly contemplated herein, no Party or their respective Affiliates, employees, agents, and representatives will disclose to any third party the existence of this Agreement, the subject matter or terms hereof or any Confidential Information concerning the business or affairs of any other Party (including, in respect of Seller, the Business) that it may have acquired from such Party in the course of pursuing the Transactions without the prior written consent of Seller or Buyer, as the case may be; provided, however, any Party may disclose any such Confidential Information as follows: (a) to such Party’s Affiliates and its or its Affiliates’ employees, lenders, counsel, or accountants, the actions for which the applicable Party will be responsible; (b) to comply with any applicable Law or Order, provided that prior to making any such disclosure the Party making the disclosure notifies the other Party of any Action of which it is aware which may result in disclosure and uses its Best Efforts to limit or prevent such disclosure; (c) to the extent that the Confidential Information is or becomes generally available to the public through no fault of the Party or its Affiliates making such disclosure; (d) to the extent that the same information is in the possession (on a non-confidential basis) of the Party making such disclosure prior to receipt of such Confidential Information; (e) to the extent that the Party that received the Confidential Information independently develops the same information without in any way relying on any Confidential Information; or (f) to the extent that the same information becomes available to the Party making such disclosure on a nonconfidential basis from a source other than a Party or its Affiliates, which source, to the disclosing Party’s Knowledge, is not prohibited from disclosing such information by a legal, Contractual, or fiduciary obligation to the other Party. If the Transactions are not consummated, each Party will return or destroy as much of the Confidential Information concerning the other Party as the Parties that have provided such information may reasonably request. Whether or not the Closing takes place, Seller waives any cause of Action arising out of the access of Buyer or its representatives to any Confidential Information of Seller or the Business. Notwithstanding the foregoing, Buyer may make such public disclosure of the existence of this Agreement, the principal economic terms thereof, and the status with respect to achieving the Closing as it desires; provided, that Buyer will consult with Seller prior to releasing any such public disclosure so that the Seller may notify its employees of the Transactions. Seller will not nor will it permit any of its Affiliates to, issue any press release or other public announcement related to this Agreement or the Transactions without Buyer’s prior written approval. Following the Closing, Buyer may disclose any Confidential Information regarding the Business as it deems appropriate.

7.9 Charges and Fees.

Seller will, prior to the Closing, take such steps as are necessary to ensure that no sums are owed or payable by Buyer to any Person in the nature of a transfer charge or processing fee with respect to any of the Purchased Assets.

ARTICLE 8.
ADDITIONAL COVENANTS

The Parties agree as follows:

8.1         General.

In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each Party will take such further action (including executing and delivering such further instruments and documents) as any other Party reasonably may request, all at the requesting Party’s sole cost and expense (unless the requesting Party is entitled to indemnification therefor under ARTICLE 11). After the Closing, Buyer will be entitled to possession of all documents, books, records, agreements, and financial data of any sort relating to the Business. Seller will, and will cause its officers, directors, employees, agents and Affiliates to cooperate with Buyer in the preparation of audited financial statements for the Business, and shall be responsible for the direct costs associated with such audit.

8.2         Litigation Support.

So long as any Party actively is contesting or defending against any Action in connection with (a) the Transactions or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, each other Party will cooperate with such Party and such Party’s counsel in the contest or defense, make available their personnel, and provide such testimony and access to their books and records as will be necessary in connection with the contest or defense, at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party or one of its Affiliates is entitled to indemnification therefor under ARTICLE 11).

8.3         Transition.

Neither Seller nor Innovo, nor any of their respective Affiliates, directors, officers, employees, agents or representatives, will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of the Business from maintaining at least as favorable business relationships with Buyer after the Closing as it maintained with Seller prior to the Closing. Seller will, and will cause its Affiliates to, refer all customer, supplier, and other inquiries relating to the Business to Buyer or an Affiliate thereof.

8.4         Confidentiality.

Seller will, and will cause its Affiliates, employees, agents and representatives to, treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in Seller’s possession in each case, forever. If Seller is ever requested or required (by oral question or request for information or documents in any Action) to disclose any Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective Order or waive compliance with this Section 8.4. If, in the absence of a protective Order or the receipt of a waiver hereunder, Seller, on the written advice of counsel, is compelled to disclose any Confidential Information to any Governmental Body, arbitrator, or mediator or else stand Liable for contempt, then Seller may disclose the Confidential Information to the Governmental Body, arbitrator, or mediator; provided, however; that Seller will use its Best Efforts to obtain, at the request of Buyer, an Order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer may designate.

8.5         Restrictive Covenants.

To assure that Buyer will realize the benefits of the Transactions, Seller hereby agrees with Buyer that Seller shall not, and shall cause its Affiliates to not:

(a)    From the Closing Date until four (4) years after the Closing Date, directly or indirectly, alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or Equity Interest holder of, or lender to, any Person or business, engage in, induce, canvass, solicit or accept any business or commercial arrangements with AEO, Target or any of their respective Affiliates.

(b)   From the Closing Date until two (2) years after the Closing Date, directly or indirectly employ or knowingly permit any Affiliate of Seller to employ or solicit for employment or other similar relationship with Seller, any employee or independent contractor of Buyer or any of its Affiliates if such Person had been employed by Seller in connection with the Business (including employed as an independent contractor) on the Effective Date, except for any employees or independent contractors of the Business as of such date that were not hired by Buyer at any time during such two (2) year period.

The foregoing agreements in clauses (a) and (b) are hereinafter referred to as the “Restrictive Covenants”. Notwithstanding the foregoing, the beneficial ownership of less than 3% of the Equity Interests of any Person having a class of Equity Interest actively traded on a national securities exchange or over-the-counter market will not be deemed, in and of itself, to Breach the prohibitions of this Section 8.5. Seller agrees and acknowledges that the restrictions in this Section 8.5 are reasonable in scope and duration and are necessary to protect Buyer after the Closing. Seller acknowledges that if it or any of its Affiliates were to compete with the Business following the Closing, great harm would come to the Buyers and the Business, thereby destroying any value associated with the purchase of the Purchased Assets and the goodwill of the Business. The Restrictive Covenants set forth herein have been separately bargained for to protect the Business, including goodwill, being acquired by the Buyer hereunder and to ensure that the Buyers shall have the full benefit of the value thereof. Seller recognizes and acknowledges that the business and markets of the Business are international in scope, and that the Buyer is investing substantial sums in purchasing the Purchased Assets and in consideration for the Restrictive Covenants contained in this Agreement, that such covenants are necessary in order to protect and maintain the legitimate business and investment interests of the Buyer and are reasonable in all respects, and that the Buyer would not consummate the transactions contemplated hereby but for such agreements. Seller hereby waives any and all right to contest the validity of the Restrictive Covenants on the ground of the breadth of their geographic or product coverage or the length of their term. Seller acknowledges and agrees that an adequate portion of the Purchase Price has been allocated to Restrictive Covenants and Seller hereby waives any right to assert inadequacy of consideration as a defense to enforcement of the Restrictive Covenants should such enforcement ever become necessary. If Seller or any Affiliate thereof is found to have Breached this Section 8.5, then, in addition to all other remedies that may be available to the applicable Person, an amount of time equal to the period Seller or such Affiliate was found to be in Breach of this Section 8.5 will be added to the time periods contemplated by this Section 8.5. If any provision of this Section 8.5, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the same will in no way affect any other circumstance or the enforceability of the remainder of this Agreement. If any such provision, or any part thereof, is held not to be enforceable in accordance with its terms because of the duration of such provision, the area covered thereby, or the scope of the activities covered, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to reduce the duration, area, and/or scope of activities of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable in accordance with its terms and will be enforced. The Parties agree and acknowledge that the Breach of this Section 8.5 will cause irreparable damage to Buyer and the Business, and upon Breach of any provision of this Section 8.5, Buyer will be entitled to injunctive relief, specific performance, or other equitable relief without bond or other security; provided, however, that the foregoing remedies will in no way limit any other remedies which Buyer may have.

8.6         Use of Names.

From and after the Closing Date Buyer and its Affiliates will have the royalty-free right to refer to the Business as formerly “the Blue Concepts Division of Azteca Production International” “and to use such reference in advertising or in the description or name of any service or product from time to time purchased, processed, manufactured, or sold by Buyer and its Affiliates in continuation of the Business.

8.7         Taxes.

(a)    Seller will be Liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) ending on or prior to the Closing Date, including, without limitation, any Taxes arising out of the consummation of the transactions contemplated hereby. Buyer will be Liable for and will pay all Taxes (whether assessed or unassessed) applicable to the Business and the Purchased Assets, in each case attributable to periods (or portions thereof) beginning after the Closing Date. For purposes of this Section 8.7(a), any period beginning before and ending after the Closing Date will be treated as two partial periods, one ending on the Closing Date and the other beginning after the Closing Date, except that Taxes (such as property Taxes) imposed on a periodic basis will be allocated on a daily basis.

(b)   For purposes of Section 8.7(a), all real property Taxes, personal property Taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a Tax period that includes (but does not end on) the Closing Date shall be apportioned between the Seller and the Buyer based upon the number of days of such period included in the Tax period before (and including) the Closing Date and the number of days of such Tax period after the Closing Date). Seller, on the one hand, and Buyer, on the other hand, will provide reimbursement for any Tax paid by one Party all or a portion of which is the responsibility of the other Party in accordance with the terms of this Section 8.7(b). Within a reasonable time prior to the payment of any said Tax, the Party paying such Tax will give notice to the other Party of the Tax payable and the portion which is the Liability of each Party, although failure to do so will not relieve the other Party from its Liability hereunder.

(c)    Notwithstanding anything herein to the contrary, any sales Tax, use Tax, real property transfer or gains Tax, documentary stamp Tax, or similar Tax attributable to the sale or transfer of the Purchased Assets will be paid by Seller. Buyer agrees to timely sign and deliver such certificates or forms as may be necessary or appropriate to establish an exemption from (or otherwise reduce), or make a report with respect to, such Taxes.

(d)   Any payments made pursuant to this Section 8.7 or ARTICLE 11 will be treated by Buyer and Seller as an adjustment to the Purchase Price.

(e)    Seller will promptly after the Closing prepare and file all Tax Returns and other reports required by Law, relating to the operation of the Business through and including the Closing Date.

8.8         Employees and Employee Benefit Plans.

(a)    Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” will mean all employees actively employed in good standing on the Closing Date by Seller primarily for the operation of the Business and listed as “employees” on Schedule 6.16(a).

(b)   Employment of Active Employees by Buyer.

(i)    Buyer shall make Qualifying Offers to all Active Employees. Buyer will provide Seller with a list of Active Employees to whom Buyer has made an offer of employment that has been accepted to be effective as of the Closing Date (the “Hired Active Employees”). Seller will provide Buyer with reasonable access to the Seller’s facilities and personnel records (including performance appraisals, disciplinary actions, grievances, and medical records) for the purpose of preparing Qualifying Offers to the Active Employees; provided, however, that Seller shall provide such access only to those human resource designees of the Buyer who Buyer agrees will only reveal such personnel information to individuals with Buyer having actual hiring authority or who participate directly in actual hiring decisions. Effective immediately before the Closing, Seller will terminate the employment of all of its Active Employees. Seller, with respect to the Active Employees, shall timely give all notices required to be given under the WARN ACT or similar statutes or regulation of any jurisdiction relating to any plant closing or mass lay-off or as otherwise required by law. Notwithstanding any other provision contained herein, Seller agrees to fully indemnify Buyer for any and all liability incurred by Buyer under the WARN Act with respect to Active Employees as a result of the transaction contemplated by this Agreement.

(ii)   For a period of ninety (90) days following the Closing Date, Buyer may not terminate the employment of any Hired Active Employee, except in the case of any such termination for cause. Following such ninety (90) day period, each Hired Active Employee shall be employed at will by Buyer as employees of Buyer (subject to any applicable probation period not prohibited by law) to occupy positions designated by Buyer and pursuant to the terms and conditions determined by Buyer in its sole discretion.

(c)    Salaries and Benefits.

(i)    Seller will be responsible for (A) the payment of all wages and other remuneration liabilities and obligations due to Active Employees with respect to their services as employees of Seller, including pro rata bonus payments and all vacation pay earned prior to the Closing Date, (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of Sections 601 through 608 of ERISA, and (C) any and all payments to employees required under the WARN Act.

(ii)   Seller will be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Benefit Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(iii)  Buyer assumes no obligation to continue or assume any Employee Benefit Plans, compensation arrangements or liabilities of Seller (including, but not without being limited to, any salary, bonuses, vacation, sick leave, fringe benefits, insurance plans, or pension or retirement benefits under any compensation or retirement plan or policy maintained by Seller).

(d)   Employee Benefit Plans. All Hired Active Employees who are participants in Seller’s Employee Benefit Plans will retain their accrued benefits under such plans as of the Closing Date, and Seller will retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees will become fully vested in their accrued benefits under Seller’s Employee Benefit Plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Neither Seller nor any ERISA Affiliate of Seller will make any transfer of any Employee Benefit Plan assets to Buyer. Seller also agrees to retain responsibility for medical and disability payments to employees engaged primarily in the Business but on medical or disability leave at the Closing Date until such time as such employee is, if ever, offered employment by Buyer, in its sole discretion, or as otherwise required under applicable law or regulation. Any Active Employee or qualified beneficiary thereof and who is covered, or who is eligible to elect to continue his or her coverage, as of or following the Closing Date, under any Employee Benefit Plan that constitutes a “group health plan,” pursuant to the provision of Part 6 of Title I, Substitute B or ERISA or Section 4980B of the Code, shall be eligible to continue such coverage under the Seller’s plan for the remainder of the applicable continuation coverage period and Seller shall not terminate any such plan prior to the end of the applicable coverage period. Seller agrees to indemnify Buyer for all losses incurred by Buyer or Buyer’s group health plan resulting from any claim for COBRA continuation coverage made by or on behalf of any current or former employee of Seller or its ERISA Affiliates or a qualified beneficiary of such an employee under any plan maintained by Buyer or its Affiliates except to the extent that such employee is a Hired Active Employee and has become an active participant in Buyer’s “group health plan.”

(e)    General Employee Provisions.

(i)    Seller will provide Buyer with completed I-9 forms and attachments with respect to all Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement. The Parties intend that the Buyer qualify as a “successor employer” for purposes of receiving credit for the payment of taxes under the Federal Insurance Contribution Act and Federal Unemployment Tax Act by Seller with respect to the Hired Active Employees within the meaning of Section 3121 and 3306 of the Code. Accordingly, the Parties shall cooperate with each other to effectuate the foregoing.

(ii)   Buyer will not have any Liability or obligation, whether to Active Employees, former employees, their beneficiaries or any other Person, with respect to any Employee Benefit Plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained, sponsored or contributed to by Seller or any ERISA Affiliate.

8.9         Payment of Non-Assumed Liabilities.

In addition to payment of Taxes pursuant to Section 8.7, Seller will timely pay, or make adequate provision for the timely payment, in full of all Excluded Liabilities. If any such Excluded Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Purchased Assets or conduct of the Business, Buyer may, at any time after the Closing, elect to pay any or all of such Excluded Liabilities directly (but will have no obligation to do so) and treat such payment as damages under this Agreement so that Buyer will be entitled to exercise the remedies available to it under ARTICLE 11 of this Agreement (without regard to the limitations in Section 11.5).

8.10  No Liability.

Seller shall protect and indemnify Buyer from and Buyer shall not assume, acquiesce, accede to or otherwise become Liable for or with respect to, any Liabilities or obligations of any kind or nature of Seller or of the Business which exist as of the Closing Date or arise from, accrue by reason of, or relate in any material way to, any Contract, account, event or occurrence before the Closing Date. Without limiting the generality of the foregoing, Buyer shall have no Liability of any kind with respect to returns, warranty claims, charge-backs product liability claims or other adjustments, charges or claims with respect to goods or services sold or delivered by Seller or the Business before the Closing Date.

8.11  Updated Financial Statements.

As soon as available and in any event within thirty (30) days after the end of each month prior to the Closing Date, commencing with March 2006, the Seller shall deliver to the Buyer a balance sheet and related statements of operations and cash flows of the Business as of, and for the period then ended. All such financial statements shall be covered by and conform to the representations and warranties set forth in Section 6.5 hereof and shall be included in the term “Financial Statements” for purposes of this Agreement.

8.12  Preparation of the Proxy Statement; Stockholder’s Meeting.

(a)   As soon as practicable following the date of this Agreement, Innovo shall prepare and file with the Securities and Exchange Commission (the “SEC”) the Proxy Statement. Innovo shall use its Best Efforts to cause the Proxy Statement to be mailed to its stockholders as promptly as practicable after the filing of the Proxy Statement with the SEC. The Proxy Statement shall comply as to form in all material respects with the applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder. Innovo shall, as promptly as practicable after receipt thereof, provide Buyer copies of any written comments and advise Buyer of any oral comments, with respect to the Proxy Statement received from the SEC. Innovo will provide Buyer with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement prior to filing such with the SEC, and will provide Buyer with a copy of all such filings made with the SEC. No filing of, or amendment or supplement to, the Proxy Statement will be made by Innovo without providing Buyer the opportunity to review and comment thereon. If at any time prior to the Closing any information relating to the Business, Seller or Innovo or any of their respective Affiliates, officers or directors, should be discovered by Innovo or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Innovo.

(b)   Innovo will, as soon as reasonably practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Stockholders’ Meeting”) for the purpose of obtaining the Innovo stockholder approval and shall take all lawful action to solicit adoption of this Agreement by its stockholders. Innovo will, through its Board of Directors, recommend to its stockholders adoption of this Agreement (the “Company Recommendation”), and shall not withdraw, amend or modify in a manner adverse to Buyer its recommendation. Innovo shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited in connection with the Stockholders’ Meeting are solicited, in compliance with applicable Law.

ARTICLE 9.
CLOSING CONDITIONS

9.1         Conditions Precedent to Obligations of Buyer.

Buyer’s obligation to consummate the purchase of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to Buyer in connection with the Transactions contemplated hereby will be deemed waived by any of the following actions or inactions by or on behalf of Buyer (regardless of whether Seller is given notice of any such matter): (i) consummation by Buyer of the Transactions, (ii) any inspection or investigation, if any, of the Purchased Assets, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to the Purchased Assets or the Business, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a)    Accuracy of Representations and Warranties.   Each representation and warranty set forth in ARTICLE 6 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Execution Date, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date, without giving effect to any supplements to the Schedules.

(b)   Compliance with Obligations.   Seller must have performed and complied with all of its covenants to be performed or complied with at or prior to Closing (singularly and in the aggregate).

(c)    No Material Adverse Change or Destruction of Property.   Since January 31, 2006, there must have been no event, series of events or the lack of occurrence thereof which, singularly or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Purchased Assets or the Business (including as proposed to be conducted). Without limiting the foregoing, (i) there must have been no Material Adverse Change to the Purchased Assets or the Business (including as proposed to be conducted), (ii) there must not have been any action or inaction by a Governmental Body, arbitrator, or mediator which could reasonably be expected to cause a Material Adverse Change to the Purchased Assets or the Business (including as proposed to be conducted), and (iii) there must not have been any fire, flood, casualty, act of God or the public enemy or other cause (regardless of insurance coverage for such damage) which event could reasonably be expected to have a Material Adverse Effect on the Purchased Assets or the Business (including as proposed to be conducted).

(d)   No Adverse Litigation.   There must not be pending or Threatened any Action by or before any Governmental Body, arbitrator, or mediator which seeks to restrain, prohibit, invalidate, or collect damages arising out of the Transactions, or which, in the judgment of Buyer, makes it inadvisable to proceed with the Transactions.

(e)    Consents.   Seller and Buyer must have received Consents to the Transactions and waivers of rights to terminate or modify any rights or obligations of Seller from any Person (i) from whom such Consent is required, including under any Contract listed or required to be listed in Schedules 6.11, 6.12, and 6.17 or any Law, or (ii) who, as a result of the Transactions, would have such rights to terminate or modify such Contracts, either by their terms or as a matter of Law (the “Material Consents”). Seller and Buyer must have also received the Customer Consents from Seller’s two (2) largest customers identified on Schedule 6.19. Buyer must have received the consent of Milberg Factors.

(f)    Release of Encumbrances.   There must have been received by Seller and Buyer releases of all Encumbrances on the Purchased Assets.

(g)    Buyer Approvals.   Buyer must have received all necessary corporate and shareholder approvals for Buyer’s entering into the Transactions.

(h)   Innovo Shareholder Approval.   The shareholders of Innovo shall have approved this Agreement and the transactions contemplated hereby in accordance with applicable Law.

(i)    API Release.   Buyer shall have received a release from API, Hubert Guez and Paul Guez releasing Buyer from any liability for the Retained Liabilities.

9.2         Conditions Precedent to Obligations of the Seller.

Seller’s obligation to consummate the sale of the Purchased Assets and the other transactions contemplated to occur in connection with the Closing is subject to the satisfaction of each condition precedent listed below. Unless expressly waived pursuant to this Agreement, no representation, warranty, covenant, right, or remedy available to Seller in connection with the Transactions will be deemed waived by any of the following actions or inactions by or on behalf of Seller (regardless of whether Buyer is given notice of any such matter): (i) consummation by Seller of the Transactions, (ii) any inspection or investigation, if any, of Buyer, (iii) the awareness of any fact or matter acquired (or capable or reasonably capable of being acquired) with respect to Buyer, or (iv) any other action, in each case at any time, whether before, on, or after the Closing Date.

(a)    Accuracy of Representations and Warranties.   Each representation and warranty set forth in ARTICLE 5 must have been accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Execution Date, and must be accurate and complete in all material respects (except with respect to any provisions including the word “material” or words of similar import, with respect to which such representations and warranties must have been accurate and complete) as of the Closing Date, as if made on the Closing Date.

(b)   Compliance with Obligations.   Buyer must have performed and complied with all its covenants and obligations required by this Agreement to be performed or complied with at or prior to Closing (singularly and in the aggregate).

(c)    Seller Approvals.   Seller must have received all necessary corporate and shareholder approvals for Seller’s entering into the Transactions, including approval from Innovo’s shareholders (“Innovo Shareholder Approval”), if required. Seller and Innovo shall use their Best Efforts to obtain said approval, if required, by May 9, 2006.

(d)   Release of Seller and Innovo.   Seller and Innovo must have received from API as applicable:

(i)    the Seller Release fully releasing and discharging Seller and Innovo of and from all obligations under the APA and related documents, including but not limited to the Azteca Note.

(ii)   the Azteca Note marked “CANCELLED and SATISFIED”.

(e)    No Order or Injunction.   There must not be issued and in effect any Order restraining or prohibiting the Transactions.

ARTICLE 10.
TERMINATION

10.1  Termination of Agreement.

The Parties may terminate this Agreement as provided below:

(a)    Buyer and Seller may terminate this Agreement as to all Parties by mutual written consent at any time prior to the Closing.

(b)   Buyer or Seller may terminate this Agreement upon delivery of notice if the Closing has not occurred prior to the Expiration Date, provided that the Party delivering such notice will not have caused such failure to close (and, if the Party delivering such notice is Seller, Innovo will not have caused such failure to close).

(c)    Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing if Seller has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach).

(d)   Seller may terminate this Agreement by giving notice to Buyer at any time prior to the Closing if Buyer has Breached any representation, warranty, or covenant contained in this Agreement in any material respect (except with respect to materiality for any provisions including the word “material” or words of similar import, in which case such termination rights will arise upon any Breach).

(e)    Buyer may terminate this Agreement by giving notice to Seller on or before the Expiration Date if Buyer is not satisfied in its sole discretion with the results of, and its due diligence investigations with respect to, the operations, affairs, prospects, properties, assets, existing and potential Liabilities, obligations, profits or condition (financial or otherwise) of the Business and the Purchased Assets.

10.2  Effect of Termination.

(a)    Except for the obligations under Section 7.8, this ARTICLE 10 and ARTICLE 12, if this Agreement is terminated under Section 10.1, then, except as provided in this Section 10.2, all further obligations of the Parties under this Agreement will terminate.

(b)   If Buyer or Seller terminate this Agreement pursuant to Section 10.1(c) or 10.1(d), as the case may be, then the rights of the non-breaching Party to pursue all legal remedies for damages such Party suffer will survive such termination unimpaired and no election of remedies will have been deemed to have been made.

ARTICLE 11.
INDEMNIFICATION

11.1  Survival of Representations and Warranties.

(a)    Each representation and warranty of Seller contained in ARTICLE 6 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for three (3) years thereafter, except (i) the representations and warranties set forth in Sections 6.4, 6.9, 6.17, and 6.18, which will survive the Closing and continue in full force and effect until the applicable statute of limitations expires (or for three (3) years if there is no applicable statute of limitations) and (ii) the representations and warranties set forth in Sections 6.1 and 6.2, which will survive the Closing and will continue in full force and effect forever.

(b)   Each representation and warranty of Buyer contained in ARTICLE 5 and any certificate related to such representations and warranties will survive the Closing and continue in full force and effect for three (3) years thereafter, except the representations and warranties set forth in Sections 5.1 and 5.2, which will survive the Closing and will continue in full force and effect forever.

(c)    Each other provision in this Agreement or any certificate or document delivered pursuant hereto will survive for the relevant statute of limitations period, unless a different period is expressly contemplated herein or thereby.

11.2  Indemnification Provisions for Buyer’s Benefit.

Seller will indemnify and hold Indemnified Buyer Parties harmless from and pay any and all damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any one of the following:

(a)    Any Breach of any representation or warranty Seller has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules and without giving regard to any materiality qualifier contained in such representation or warranty.

(b)   Any Breach by Seller of any covenant or obligation of Seller or Innovo in this Agreement.

(c)    Any event arising from the operation or ownership of, or conditions occurring with respect to, the Business or any of the Purchased Assets prior to 11:59 p.m. on the Closing Date.

(d)   Any Excluded Liability.

(e)    Except as provided in Section 8.7(b), any liability or obligation for Taxes, whether or not accrued, assessed or currently due and payable, (i) of the Seller, whether or not they relate to the Business, (ii) arising from the operation of the Business or the ownership of the Purchased Assets for any Tax period (or portion thereof) ending on or prior to the Closing Date or (iii) arising out of the consummation of the transactions contemplated hereby.

11.3  Indemnification Provisions for Seller’s Benefit.

Buyer will indemnify and hold Seller harmless from and pay any and all damages, directly or indirectly, resulting from, relating to, arising out of, or attributable to any of the following:

(a)    Any Breach of any representation or warranty Buyer has made in this Agreement as if such representation or warranty were made on and as of the Closing Date without giving effect to any supplement to the Schedules and without giving regard to any materiality qualifier contained in such representation or warranty.

(b)   Any Breach by Buyer of any covenant or obligation of Buyer in this Agreement.

(c)    Any event arising from the operation and ownership of, or conditions first occurring with respect to, the Business or any of the Purchased Assets after 11:59 p.m. on the Closing Date.

(d)   Any Assumed Liability.

11.4  Indemnification Claim Procedures.

(a)    If any Action is commenced in which any Indemnified Party is a party that may give rise to a claim for indemnification against any Indemnitor (an “Indemnification Claim”) then such Indemnified Party will promptly give notice to the Indemnitor. Failure to notify the Indemnitor will not relieve the Indemnitor of any Liability that it may have to the Indemnified Party, except to the extent the defense of such Action is materially and irrevocably prejudiced by the Indemnified Party’s failure to give such notice.

(b)   An Indemnitor will have the right to defend against an Indemnification Claim, other than a Indemnification Claim related to Taxes, with counsel of its choice reasonably satisfactory to the Indemnified Party if (i) within 15 days following the receipt of notice of the Indemnification Claim the Indemnitor notifies the Indemnified Party in writing that the Indemnitor will indemnify the Indemnified Party from and against the entirety of any damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (ii) the Indemnitor provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnitor will have the financial resources to defend against the Indemnification Claim and pay, in cash, all damages the Indemnified Party may suffer resulting from, relating to, arising out of, or attributable to the Indemnification Claim, (iii) the Indemnification Claim involves only money damages and does not seek an injunction or other equitable relief, (iv) settlement of, or an adverse judgment with respect to, the Indemnification Claim is not in the good faith judgment of the Indemnified Party likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party, and (v) the Indemnitor continuously conducts the defense of the Indemnification Claim actively and diligently.

(c)    So long as the Indemnitor is conducting the defense of the Indemnification Claim in accordance with Section 11.4(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Indemnification Claim, (ii) the Indemnified Party will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnitor (not to be withheld unreasonably), and (iii) the Indemnitor will not consent to the entry of any Order with respect to the Indemnification Claim without the prior written Consent of the Indemnified Party (not to be withheld unreasonably, provided that it will not be deemed to be unreasonable for an Indemnified Party to withhold its Consent (A) with respect to any finding of or admission (1) of any Breach of any Law, Order or Permit, (2) of any violation of the rights of any Person, or (3) which Indemnified Party believes could have a Material Adverse Effect on any other Actions to which the Indemnified Party or its Affiliates are party or to which Indemnified Party has a good faith belief it may become party, or (B) if any portion of such Order would not remain sealed).

(d)   In connection with any Indemnification Claim for Taxes, or if any condition in Section 11.4(b) is or becomes unsatisfied, (i) the Indemnified Party may defend against, and consent to the entry of any Order with respect to an Indemnification Claim in any manner it may deem appropriate (and the Indemnified Party need not consult with, or obtain any Consent from, any Indemnitor in connection therewith), (ii) each Indemnitor will jointly and severally be obligated to reimburse the Indemnified Party promptly and periodically for the damages relating to defending against the Indemnification Claim, and (iii) each Indemnitor will remain jointly and severally Liable for any damages the Indemnified Party may suffer relating to the Indemnification Claim to the fullest extent provided in this ARTICLE 11.

(e)    Each Party hereby consents to the non-exclusive jurisdiction of any Governmental Body, arbitrator, or mediator in which an Action is brought against any Indemnified Party for purposes of any Indemnification Claim that an Indemnified Party may have under this Agreement with respect to such Action or the matters alleged therein, and agrees that process may be served on such Party with respect to such claim anywhere in the world.

11.5   Limitations on Indemnification Liability.

(a)    With Respect to Claims by the Indemnified Buyer Parties.   Seller’s aggregate Liability for money damages under this Agreement related to Breaches of the representations and warranties herein will not exceed an amount equal to the lesser of: (i)  $2,000,000 or (ii) twenty percent (20%) of the Purchase Price after any applicable adjustments pursuant to Section 3.1(b) hereinabove; provided, however, that the limitation contemplated hereby will not be applicable with respect to Breaches of Sections 6.1 and 6.2 or instances of fraud by a Seller.

(b)   With Respect to Claims by the Indemnified Seller.   Buyer’s aggregate Liability for money damages under this Agreement related to Breaches of the representations and warranties herein will not exceed an amount equal to the lesser of: (i)  $2,000,000 or (ii) twenty percent (20%) of the Purchase Price after any applicable adjustments pursuant to Section 3.1(b) hereinabove; provided, however, that the limitation contemplated hereby will not be applicable with respect to Breaches of Sections 5.1 and 5.2 or instances of fraud by Buyer.

(c)    With Respect to Claims by any Indemnified Party.   Any claims any Indemnified Party makes under this ARTICLE 11 will be limited as follows:

(i)    Exclusion of Certain Types of Damages.   All indemnification obligations will be limited to actual damages and will exclude incidental, consequential, lost profits, indirect, punitive, or exemplary damages, except to the extent the Indemnified Party is required to pay such types of damages to third parties.

(ii)   Knowledge Qualifiers.   In determining whether a representation, warranty, or covenant in this Agreement has been breached where such covenant is modified by the concept of “Knowledge,” such concept will be disregarded in determining whether there has been a Breach of such representation, warranty, or covenant.

11.6   Intentionally Omitted.

11.7   No Waiver of Rights or Remedies.

Each Indemnified Party’s rights and remedies set forth in this Agreement will survive the Closing and will not be deemed waived by such Indemnified Party’s consummation of the Transactions and will be effective regardless of any inspection or investigation conducted, or the awareness of any matters acquired (or capable or reasonably capable of being acquired), by or on behalf of such Indemnified Party or by its directors, officers, employees, or representatives or at any time (regardless of whether notice of such knowledge has been given to Indemnitor), whether before or after the Execution Date or the Closing Date with respect to any circumstances constituting a condition under this Agreement, unless any waiver specifically so states.

11.8   Other Indemnification Provisions.

(a)    The foregoing indemnification provisions are in addition to, and not in derogation of, any remedy at law or in equity that any Party may have with respect to the Transactions.

(b)   A claim for any matter not involving a third party may be asserted by notice to the Party from whom indemnification is sought.

ARTICLE 12.
MISCELLANEOUS

12.1   Schedules.

(a)    The disclosures in any Schedule, and those in any supplement thereto, relate only to the representations and warranties in the Section or paragraph of the Agreement to which such Schedule expressly relates and not to any other representation or warranty in this Agreement.

(b)   If there is any inconsistency between the statements in the body of this Agreement and those in the Schedules (other than an exception expressly set forth as in the Schedules with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

(c)    Nothing in the Schedules will be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedules identify the exception with particularity and describes the relevant facts in reasonable detail.

(d)   The mere listing (or inclusion of a copy) of a document or other item in a Schedule will not be deemed adequate to disclose an exception to a representation or warranty made in this Agreement (unless the representation or warranty pertains to the existence of the document or other item itself).

12.2   Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto and the certificates, documents, instruments and writings that are delivered pursuant hereto, constitutes the entire agreement and understanding of the Parties in respect of its subject matters and supersedes all prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof or the Transactions, including the letter of intent, dated March 3, 2006, between Seller and Buyer. Except as expressly contemplated by ARTICLE 11, there are no third party beneficiaries having rights under or with respect to this Agreement.

12.3   Successors.

All of the terms, agreements, covenants, representations, warranties, and conditions of this Agreement are binding upon, and inure to the benefit of and are enforceable by, the Parties and their respective successors and, to the extent of any assignment permitted under Section 12.4, the assigns of Buyer.

12.4   Assignments.

No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (a) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (b) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless will remain responsible for the performance of all of its obligations hereunder), (c) make a collateral assignment of its rights hereunder to its lender(s) and (d) in connection with any sale or transfer by Buyer of all or substantially all of its assets to another Person, (i) Buyer may, by written notice to Seller, assign any or all of its rights and interests under this Agreement to such other Person; and (ii) to the extent such other Person expressly assumes by a written instrument any or all of the obligations of Buyer under this Agreement, Buyer shall be discharged and released from such obligations so assumed. In the event of an assignment or designation pursuant to clauses (a) or (b) or (d) of the prior sentence prior to the Closing Date, any documents to be delivered by Seller or Buyer pursuant hereto the forms of which are attached hereto shall be appropriately modified to give effect to such assignment or designation.

12.5   Notices.

All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder will be deemed duly given if (and then three business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Buyer:
Cygne Designs, Inc.
11 West 42nd Street
New York, New York 10036
Attn: Chief Executive Officer
Copy to (which will not constitute notice):
Fulbright & Jaworski L.L.P.
666 Fifth Avenue
New York, New York 10103
Attn: Paul Jacobs, Esq.
If to Seller:
Marc Crossman
c/o Innovo Group, Inc.
5900 S. Eastern Ave., Suite 104
Commerce, CA 90040
Tel:	(323) 725-5516
Fax:	(865) 546-9277
Copy to (which will not constitute notice):
Christopher R. Maddux
Phelps Dunbar LLP
111 E. Capitol Street, Suite 600
Jackson, MS 39201-2122
Tel:	(601) 352-2300
Fax:	(601) 360-9777

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication will be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

12.6   Specific Performance.

Each Party acknowledges and agrees that the other Parties would be damaged irreparably if any provision of this Agreement is not performed in accordance with its specific terms or is otherwise Breached. Accordingly, each Party agrees that the other Parties will be entitled to an injunction or injunctions to prevent Breaches of the provisions of this Agreement and to enforce specifically this Agreement and its terms and provisions in any Action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, subject to Sections 12.7 and 12.11, in addition to any other remedy to which they may be entitled, at law or in equity.

12.7   Submission to Jurisdiction; Process Agent; No Jury Trial.

(a)    Submission to Jurisdiction.   Each Party submits to the jurisdiction of any state or federal court sitting in Los Angeles, California, in any action arising out of or relating to this Agreement and agrees that all claims in respect of the action may be heard and determined in any such court. Nothing in this Section 12.7(a) will affect the right of any Party to bring any action arising out of or relating to this Agreement in any other court. Each Party agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each Party waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

(b)   Waiver of Jury Trial.   The parties each hereby agree to waive their respective rights to jury trial of any dispute based upon or arising out of this agreement or any other agreements relating hereto or any dealings among them relating to the Transactions. The scope of this waiver is intended to be all encompassing of any and all actions that may be filed in any court and that relate to the subject matter of the transactions, including, contract claims, tort claims, breach of duty claims, and all other common law and statutory claims. The Parties each acknowledge that this waiver is a material inducement to enter into a business relationship and that they will continue to rely on the waiver in their related future dealings. Each Party further represents and warrants that it has reviewed this waiver with its legal counsel, and that each knowingly and voluntarily waives its jury trial rights following consultation with legal counsel. Notwithstanding anything to the contrary herein, this waiver is irrevocable, meaning that it may not be modified orally or in writing, and the waiver will apply to any amendments, renewals, supplements or modifications to this agreement or to any other documents or agreements relating hereto. In the event of an action, this Agreement may be filed as a written consent to trial by a court.

(c)    Service of Process.   The Parties agree that any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 12.5. Nothing in this Section 12.7(c) will affect any Party’s right to bring any action arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted at law or in equity.

12.8   Time.

Time is of the essence in the performance of this Agreement.

12.9   Counterparts.

This Agreement may be executed in two or more counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument.

12.10   Headings.

The article and section headings contained in this Agreement are inserted for convenience only and will not affect in any way the meaning or interpretation of this Agreement.

12.11   Governing Law.

This Agreement and the performance of the Transactions and obligations of the Parties hereunder will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of Law principles that may require application of any other Laws.

12.12   Amendments and Waivers.

No amendment, modification, waiver, replacement, termination or cancellation of any provision of this Agreement will be valid, unless the same will be in writing and signed by Buyer and Seller. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, may be deemed to extend to any prior or subsequent default, misrepresentation, or Breach of warranty or covenant hereunder or affect in any way any rights arising because of any prior or subsequent such occurrence.

12.13   Severability.

The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any Party or to any circumstance, is adjudged by a Governmental Body, arbitrator, or mediator not to be enforceable in accordance with its terms, the Parties agree that the Governmental Body, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.14   Expenses.

Except as otherwise expressly provided in this Agreement, Seller, on the one hand, and the Buyer, on the other hand, will each bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement and the Transactions including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

12.15   Construction.

The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign Law will be deemed also to refer to Law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, covenant, and condition contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same or similar subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant. If any condition to Closing contained herein has not been satisfied in any respect, the fact that there exists another condition relating to the same or similar subject matter (regardless of the relative levels of specificity) which has been satisfied shall not detract from or mitigate the fact that the first condition has not been satisfied.

12.16   Incorporation of Exhibits and Schedules.

The Exhibits, Schedules, and other attachments identified in this Agreement are incorporated herein by reference and made a part hereof.

12.17   Remedies.

Except as expressly provided herein, the rights, obligations and remedies created by this Agreement are cumulative and in addition to any other rights, obligations, or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

SELLER
INNOVO AZTECA APPAREL, INC.
By	/s/ Marc Crossman
Name: Marc Crossman
Title: President
BUYER
CYGNE DESIGNS, INC.

By	/s/ Bernard Manuel
Name: Bernard Manuel
Title: Chief Executive Officer
INNOVO
INNOVO GROUP INC.

By	/s/ Marc Crossman
Name: Marc Crossman
Title: Interim CEO, President and CFO

SCHEDULE 1.1

Purchased Assets

(1)   Customer List

•       American Eagle Outfitters, Inc.

•       Target Corporation

(2)   Employees—See Schedule 6.16 (a)

(3)   Purchase Orders—See Schedule 2.2(e)

(4)   Inventory—See Schedule 2.2 (f)

(5)   Non-Compete—See Exhibit C—Assumption and Assignment Agreement

SCHEDULE 2.2

Assumed Liabilities

(a)   IAA’s outstanding obligations under that certain Promissory Note dated July 17, 2003 given by IAA in favor of API in the aggregate principal amount of $7,936,654.71, a true and correct copy of which is attached hereto as Exhibit B, with said Azteca Note having been cancelled and replaced by a new promissory note by Cygne to API of even date herewith in the aggregate principal amount of $7,936,654.71;

(b)   All obligations of IAA under the Buyer Earn Out provision contained in Section 8.11 of the 2003 APA and Sections 8.11(a), 8.11(b) and 8.11(c) thereto.

(c)   All liabilities of Seller to API (other than the Azteca Note) in excess of $1,500,000.

(e)   All outstanding Purchase Orders listed on Schedule 2.2(e).

(f)    All Inventory listed on Schedule 2.2(f).

Exhibit B

March 31, 2006

To:  Board of Directors of Innovo Group Inc.

Board Members:

The Mentor Group Inc. (“TMG”) understands Innovo Group, Inc. (collectively “IGI” or the “Company”), a publicly-owned company presently reporting under the Securities Exchange Act of 1934, has entered into a transaction with Cygne Designs, Inc. (“Cygne”) to sell the divisional operations servicing the “Independent Label Business” (mainly American Eagle Outfitters and Target accounts) as of March 31, 2006.

The transaction is based on the agreed to terms as follows: The consideration will consist of the assumption of liability and payment in full of the note due to Azteca for the prior purchase in the amount of $7,936,654.71. The purchase price is based on the IGI management’s estimation that the liabilities assumed at the closing excluding the Azteca Note consist of $2,500,000 of Innovo’s obligations to Azteca Production International, Inc.(“Related Party Balance”). If the Related Party Balance as of the closing date exceeds $2,600,000 the “Related Party Balance Threshold”, then the purchase price shall be increased, dollar for dollar, by the amount of the difference between the Related Party Balance and the Related Party Balance Threshold. To the extent that the aggregate value of the Related Party Balance does not exceed or is below the Related Party Balance Threshold then no adjustment shall be made to the total consideration. The liabilities are agreed to total $10,436,654.71 (“Purchase Price”).

In consideration for the assumption of the above, Cygne will receive the inventory, fabric, trim, customer list/relation and outstanding purchase orders of the Independent Label Business. IGI will carry limited exposure for potential liabilities such as charge-backs, returns; but the liabilities are limited in the agreement. Cygne will employ a mutually agreed upon number of IGI employees. All of the above discussion is herein referenced to as the “Transaction” and is based on the Asset Purchase Agreement (APA).

You requested that TMG render an opinion (the “Opinion”) as to the Transaction. The Opinion does not address the Company’s underlying business decisions to effect the Transaction. The Opinion does not address any other related party or Company transactions. TMG has not been requested to, and did not; solicit third party indications of interest in acquiring all or any of the Transaction. Furthermore, at your request, we have not negotiated the Transaction or advised you with respect to alternatives to it.

In connection with this Opinion, TMG made such reviews, analyses and inquires, as we deemed necessary and appropriate under the circumstances. The scope of TMG work included the following:

1.                 Reviewed the latest audited annual consolidated financial statements of IGI filed on or before March 31, 2006 and  latest quarterly financials filed on or before March 31, 2006, which the Company has identified as being the most current publicly disclosed financial statements available.

2.                 Reviewed the audited annual revenues and gross profit statements of the Independent Label Business as of November 2003 to 2005, which the Company has identified as being the most current statements available.

3.                 Reviewed IGI management’s pro-forma allocations for the Independent Label Business’s February 25, 2006 income and balance sheet statements.

4.                 Reviewed the historical stock prices and trading volume for IGI’s common stock.

5.                 Met with certain members of senior management of the Company to discuss operations, financial conditions, future prospects and projected operations and performance of Independent Label Business.

6.                 Reviewed the terms of the Asset Purchase Agreement for Independent Label Business dated March 31, 2006.

7.                 Reviewed and discussed any contingent liabilities identified by the Company’s management.

8.                 Reviewed forecasts and projections prepared by IGI with respect to the Independent Label Business for the years ended 2006 to 2008.

9.                 Performed variance analysis on the underlying assumptions of growth and expenses.

10.          Reviewed certain other publicly available financial data for certain companies that TMG deems comparable to the Independent Label Business, and publicly available prices paid in other transactions that TMG considers similar to the Transaction.

TMG has relied upon and assumed, without independent verification or assumption of responsibility with respect to, that the financial information provided has been reasonably prepared and reflects the best currently available estimates of the financial results and conditions of the Company and Independent Label Business. Also, it is assumed that there has been no material change in the assets, financial condition, business or prospects of the Company or Independent Label Business since the date of the most recent financial statements made available to TMG.

TMG has not made any physical inventory or independent appraisal of any of the properties or assets of Independent Label Business. Our opinion is necessarily based on business, economic, market, and other conditions as they existed and can be evaluated by TMG at the date of this letter.

The material in this Opinion may not be reprinted in whole or in part without the prior express written consent of TMG. The current Board of Directors of IGI alone contracted for and is the intended beneficiary of this Opinion. This Opinion may not be relied upon by any other person or entity without TMG’s prior express written consent. Any use which any third party makes of the Opinion, or any reliance on it, or decision to be made based upon it, are the responsibilities of that party.  This Opinion is subject to the attached Statement of Assumptions and Limited Conditions.

Based on the foregoing, and in reliance thereon, it is TMG’s opinion that the Transaction is fair to the current shareholders of the Company from a financial point of view.

Respectfully submitted,

THE MENTOR GROUP, INC.

DISCLOSURE OF METHODOLOGIES

Net Book Value

IGI did not regularly maintain the book values at this divisional level. The net book value was considered and not utilized due to the lack of significant tangible assets and lack of financial information.

Adjusted Book Value

The adjusted book value method assigns market values to the company’s tangible and intangible assets and restates shareholder’s equity to account for the adjustments. However, the concept that a business interest is worth the value of its underlying assets may be misleading, especially in the case of a going concern.

This method is most relevant in a company where a significant portion of the assets is liquid (e.g. a holding company with a portfolio of marketable securities). Also, it applies when most of the value resides in property (such as a real estate holding company).

Unless liquidation of the assets is a reasonable prospect, a substantial portion of the company’s value is in its going concern value. This is predicated upon its ability to generate earnings in excess of the required rate of return on its tangible assets.

Given the projected level of earnings relative to the insignificant tangible asset base, the earnings indicated significant returns. The excess returns indicate intangible assets already reflected on the balance sheet due to a prior transaction in 2003. However, the intangible asset of customer list/relations values is better determined utilizing market and income approaches.

Public Company Multiples Method

Under the public company multiples method, stock sales of guideline industry publicly traded companies are analyzed. This analysis is used to develop multiples of income statement and/or balance sheet statistics reflecting current public market multiples for similar investments available to shareholders. Consideration is given to these multiples, especially in light of how the financial condition and operating performance of Independent Label Business compares to the guideline companies.

Seven companies were selected. The publicly traded value of the common stock was added with the long-term debt to determine the enterprise value for each company. The enterprise value was then utilized to determine multiples of:

Unadjusted Range of Multiples
Revenue	1.02 to 3.82
Gross Profit	2.47 to 8.46
EBITDA	6.67 to 16.50
Operating income before tax	8.75 to 19.43
Net Income	14.17 to 32.05
Gross Cash Flow	9.09 to 24.15

The multiples were adjusted downward 25% to 35% to reflect the greater capitalization and revenue base of the guideline companies relative to Independent Label Business. The selected multiples were based on the median multiples for each indicator less one standard deviation of the guideline group to reflect the declining revenues and decrease in margins. The revenue and earnings were based on management’s estimated 2006 fully burdened income statement. The selected adjusted multiples indicated a range of indicated values from approximately $0 to $33,709,000. The average and median indicated values were $6,090,000 to $16,360,000 after removing the indicated negative values.

The best indicator of value was the adjusted EBITDA multiple of 4.53 with an indicated value of approximately $5,700,000. It is noted that some the Independent Label Business estimated earning levels (2006 operating income before tax and net income) were negative and indicated use of lower multiples.

Merger/Acquisition Multiples Method

Under the merger/acquisition multiples method, transactional sales greater than 50% of the ownership of guideline industry companies are analyzed. This analysis is used to develop multiples of income statement and/or balance sheet statistics reflecting historical sales of going concerns. Consideration is given to these multiples, especially in light of how the financial condition and operating performance of Independent Label Business compares to the guideline companies.

Eleven companies were selected. The enterprise value for each company was disclosed for each transaction. The enterprise value was then utilized to determine multiples of:

Unadjusted Range of Multiples
Revenue	0.25 to 4.07
Earnings before interest, taxes and depreciation/amortization	4.14 to 6.84
Earnings before interest and taxes	2.88 to 6.59
Pre-tax Income	3.03 to 7.94
Net Income	4.26 to 6.79

The multiples were not adjusted relative to Independent Label Business given the similar size revenues and risk profiles. The selected multiples indicated a range of indicated values from approximately $0 to $60,000,000. The median indicated value was $6,900,000 after removing the negative indicated values.

The best indicator of value was the unadjusted EBITDA multiple of 5.53 with an indicated value of approximately $6,900,000. It is noted that some the Independent Label Business earning levels (2006 operating income before tax and net income) were negative and indicated use of lower multiples.

Capitalization of Historical Income Method

The underlying concept of this valuation method is that the purchase of Independent Label Business is analogous to the making of an investment in an earnings’ generating asset. Accordingly, the value of such an investment is directly related to the amount of the earnings that can be generated by such property.

This income method first requires an analysis of the current historical earnings of Independent Label Business. IGI maintained separate accounting for the revenues and gross margins for the Independent Label Business. The operational overhead was not directly allocable to the operations. IGI management produced an estimate of the operating overhead based on assumptions of historical expenditures in 2005. The results of the allocation were estimated earnings before taxes, interest, deprecation and amortization (EBITDA) of $1,253,000 and net income of $<506,000> for 2006. Depreciation/amortization, interest expense (after tax effect) on the current note utilized for financing the prior transaction were added back. The increased cost of financing fabric purchases was then deducted to determine the potential debt-free cash flow for Independent Label Business of $1,251,000.

The EBITDA was selected as best representative of industry standard for multiples and the earnings base least effected by the transaction. A rate of return was determined based on the capital asset pricing model and the weighted average cost of capital (WACC). The CAPM rate was estimated to be 25.8% and the WACC was estimated at 25.8%. TMG utilized the Gordon Growth Model of EBITDA/(WACC- LT growth). Variances analysis indicated a range of 3.88 to 4.81 for the capitalization multiple.

The selected multiples indicated a range of indicated values from approximately $4,848,000 to $6,014,000.

Discounted Cash Flow Method

The income approach requires an analysis of the current condition of Independent Label Business and then a projection of the future operations. The financial condition is utilized to test the assumptions applied in the projections. IGI management projected the revenue, earnings and cash flow of Independent Label Business over the 2013 period and made assumptions regarding continued growth in earnings. The model allowed for adjustment of sales and variable expenses over time.

Independent Label Business had sales of approximately $72,670,000 in 2005. The cost of goods sold is based on the assumption of the continual contracting with Azteca for production with a 15% to 16% gross profit per their historical agreements. The operational overhead was estimated based on the base assumptions from the 2005 allocation and adjusted for increase/decreases in revenue. Revenues were projected to decline to $55,581,000 for 2006 and further decline to $42,612,000 for 2007. The revenues were then projected to grow at a rate of 3% per year after 2007.

The present value of the three years of cash flow (period of decline) were discounted to a present value and the present value of the residual years after the three years were added to derive the indicated value of the enterprise. Variance analysis was applied to the term of the residual, growth/decline in sales, gross margins, and rate of return required on the investment.

The variance analysis resulted in a range of indicated values from $0 to $11,900,000. The key base assumption were; decline in 2006 and 2007 revenues then a 3% increase in 2008, maintaining 15.8% to 16.0% gross profit, long-term growth in cash flow of 3% in the residual years, and a required rate of return on the projected cash flows of 25.8%

The indicated value based on the key assumptions and other assumptions resulted in indicated values of $4,200,000 to $11,900,000. The higher indicated values were based on charging only direct overhead expenses related to the operations (internal marginal costs). The lower indicated values were indicated when the fully burdened overhead was applied. (Fair market value to outside party).

Other Financial Considerations

•       Projected declines in revenues would severely limit market of potential interested purchasers.

•       Uncertain projected demands for products and increased competition from foreign sources

•       Limited or no significant cash received or paid in the transaction.

•       Current significant exposure to working capital needs and external financing sources

•       Liabilities for fabric and trim

•       Currently, CIT funding has been restricted.

•       Projected incremental cash flow covers interest and principal payments, but does not factor the exposure to working capital needs.

•       IGI is currently trading below $1.00 and has limited market potential for new capital

STATEMENT OF ASSUMPTIONS AND LIMITING CONDITIONS

The analyses and opinions concluded by the The Mentor Group (TMG) and set forth in this fairness opinion report are subject to the following assumptions and limiting conditions:

We have no present or contemplated material interest in the business or assets that are the subject of this report.

We have no personal interest or bias with respect to the subject matter of this report or the parties involved.

To the best of our knowledge and belief, the statements of fact contained in this report, upon which the analyses, opinions and conclusions expressed herein are based, are true and correct.

TMG has made personal visits to the premises of the business and conducted interviews with management.

The fee for this engagement is not contingent upon the any particular outcome reported.

No investigation of legal fee or title to the business or its assets has been made and the ownership claim to the business and its assets is assumed valid. No consideration has been given to liens or encumbrances that may be in place against the business or assets, except as specifically stated in this report.

All conclusions are presented as the considered opinion of TMG based on the facts noted with this report. We assume no responsibility for changes in values or market conditions nor for the inability of the owner to locate a purchaser. The conclusions derived were for the specific purpose set forth herein and may be invalid if used for any other purpose. This is a fairness opinion and may not be used out of the context as presented herein nor used to solicit potential buyers.

Client agrees to preserve the confidential format and content of our reports. Our reports and the TMG name are not to be used in whole or in part outside your organization, without our prior written approval, except for review by your legal counsel. We will likewise preserve the confidential nature of information received from you, or developed during this engagement, in accordance with our established professional standards. Client agrees that TMG does not, either by entering into this contract or by performing the services rendered, assume, abridge, abrogate or undertake to discharge any duty of Client to any other person. Unless otherwise stated in writing, TMG may reference the work performed for Client in general public announcements.

All financial statements and other pertinent data relating to the income and expense attributed to the entity have been provided either by management or its representatives and accepted without further verification, except as may be noted in the report. Therefore, to the extent that such information may be found at a latter date to have been inaccurate or misrepresented, we cannot accept liability for the consequences such inaccuracy or misrepresentation may have on our conclusion or the use of our conclusion in actions taken by our client.

While we accept as correct the information furnished us by others, no guarantee is expressed or implied herein for the validity of such information, whether in written or oral form. In addition, we assume that the information supplied by management and others represented a good faith effort to describe the business or assets. We further assume that, unless indicated otherwise, there is no intention of liquidating any material assets other than in the normal course of business.

Neither all nor any part of the contents of this report shall be conveyed to the public through advertising, public relations, news, sales, or other media, without the written consent and approval of TMG.

We assume that the terms of any loans or leases currently in effect will not be altered by any debtor or lessor contending that the new financial structure triggers a material change in the financial condition of the Company, unless and to the extent that these assertions are specifically disclosed to TMG.

We assume there are no hidden or unexpected conditions of either the real or personal property utilized by the business enterprise that would materially and adversely affect value.

We express no opinion as to: a) the tax consequences of any transaction which may result; b) the effect of the tax consequences of any net value received or to be received as a result of a transaction; and, c) the possible impact on the market price resulting from any need to effect a transaction to pay taxes.

No opinion is expressed for matters that require legal or specialized expertise, investigation, or knowledge beyond that customarily employed by appraisers. Therefore, this report does not address issues of law, engineering, code conformance, toxic contamination or discharge, the potential presence of hazardous substances, etc., unless specifically identified in the body of the report.

Unless express written notice of noncompliance is delivered and brought to the attention of TMG, we assume that the Company and Independent Label Business are in compliance with all laws and regulations of any government or agency significant and relevant to its operations.

TMG has no responsibility to update the opinions stated herein for events and circumstances occurring after the date of this letter.  Any additional consultation, attendance during any hearings or depositions, testimony, or additional research required in reference to the present engagement beyond the opinions expressed herein, as of the date of this letter, are subject to specific written arrangements between the parties.

The analyses may, in part, be based on estimates and assumptions that are inherently subject to uncertainty and variation, depending on evolving events. However, some assumptions inevitably will not materialize, and unanticipated events and circumstances may occur; therefore, actual results achieved during the period covered by our analyses will vary from our estimates, and the variations may be material.

This report contains prospective financial estimates or opinions that represent the appraiser’s view of expectations at a particular point in time, but such information, estimates or opinions are not offered as predictions or as assurances that a particular level of income or profit will be achieved, that events will occur, or that a particular price will be offered or accepted.

No consideration has been given in this appraisal to the underlying market value of real and personal property, such as furniture, fixtures, machinery and equipment located on the premises, unless otherwise identified in this report.

TMG assumes no responsibility for economic or physical factors that may affect the opinions herein stated which occur at some date after the date of the appraisal report. Forecasts of future events that influence the fairness opinion are predicated on the continuation of historic and current trends in the market.

TMG reserves the right to make such adjustments to the analyses, opinions and conclusions set forth in this report as may be required by consideration of additional data or more reliable data that may become available. We assume no responsibility for any financial reporting judgments that are appropriately those of management. Management accepts the responsibility for any related financial reporting with respect to the assets or properties encompassed by this appraisal.

Any dispute of claim made with respect to this report shall be submitted to resolution in accordance with the rules of the American Arbitration Association for arbitration, and the decision of the Association shall be binding. All services, pursuant to this report, shall be deemed to be contracted for and rendered in the county of The Mentor Group office contracted to perform the services, and any arbitration or judicial proceedings shall take place in that county.

With regard to any intangible assets (patents, trademarks, service marks, trade names, copy rights, trade secrets, etc.) either valued separately and distinctly from the business or which may contribute to the value for the shareholders, but not be separately valued as a part of this engagement, TMG expresses no opinion regarding, nor shall it have any responsibility in connection with, any of the following matters:

a.                  verifying the ownership of the property;

b.                 determining whether the owner of the property has granted to other parties any licenses, options or security interests therein, or made any commitment to license or assign rights in such property; or whether such property has liens or other encumbrances against it;

c.                  the validity or enforceability of any patent, copyright registration or trademark (or service mark) registration;

d.                 whether property identified as a trade secret is, in fact a legally enforceable trade secret, and the scope of protection offered;

e.                  the scope of patent claims; that is, the range and types of products or processes covered by any patent;

f.                    whether the inventor(s) identified in any patent is (are) the true inventor(s), and whether all inventors have been named;

g.                  the scope of rights in trademarks, service marks or trade names;

h.                 the correct authorship of any copyrighted works;

i.                    whether there has been litigation relating to such intangible assets and the results of any adjudication or settlement of such litigation, particularly with respect to issues of validity, enforceability and scope of protection afforded.

The liability of TMG and its employees and independent contractors is limited to the client only and to the amount of the fee actually received by TMG. There is no accountability, obligation, or liability to any third party. If the report or any part thereof is disseminated to anyone other than the client, the client shall make such parties aware of all limiting conditions and assumptions affecting the appraisal assignment. Neither the TMG nor it’s independent contractors is in any way responsible for any costs incurred to discover or correct any physical, financial, and/or legal deficiencies of any type present in Independent Label Business or IGI.

INNOVO GROUP INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 12, 2006
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned stockholder of Innovo Group Inc., or the Company, hereby appoints Marc B. Crossman with full power of substitution, as proxy to cast all votes, as designated below, which the undersigned stockholder is entitled to cast at the 2006 annual meeting of stockholders to be held on Friday, May 12, 2006, at 10:00 a.m. (local time) at The Wyndham Commerce Hotel, 5757 Telegraph Road, Commerce, California, 90040 upon the following matters and any other matter as may properly come before the 2006 annual meeting of stockholders or any adjournments thereof.

			FOR	AGAINST	ABSTAIN
1. Election of seven directors to serve on the Board of Directors: Samuel J. Furrow Samuel J. Furrow, Jr. Marc B. Crossman

2. Proposal to approve the sale of certain assets of the private label apparel division pursuant to an asset purchase agreement by and among Cygne Designs, Inc., Innovo Azteca Apparel, Inc., and Innovo Group Inc. dated as of March 31, 2006;

			☐	☐	☐
Kelly Hoffman Tom O’Riordan Suhail R. Rizvi Kent Savage

3. Proposal to approve any adjournment of the annual meeting to a later date, if necessary, to solicit additional proxies if there are not sufficient votes in favor of the sale of certain assets of the private label apparel division of the Company;

			☐	☐	☐
(INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, WRITE THAT NOMINEE’S NAME ON THE SPACE PROVIDED BELOW.)		4. Proposal to ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm of the Company for the fiscal year ending November 25, 2006.	☐	☐	☐

FOR all the nominees listed above (except as marked to the contrary below).	WITHHOLD AUTHORITY to vote for all the nominees listed above.
☐	☐

(continued and to be dated and signed on reverse side.)

(continued from other side)

This proxy, when properly executed, will be voted as directed by the undersigned stockholder and in accordance with the best judgment of the proxies as to other matters. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4 IN ACCORDANCE WITH THE BEST JUDGMENT OF THE PROXIES AS TO OTHER MATTERS.

The undersigned hereby acknowledges prior receipt of the notice of annual meeting of stockholders and proxy statement dated April 21, 2006, the Annual Report on Form 10-K and Amendment No. 1 to the Annual Report on Form 10-K for the year ended November 26, 2005 and hereby revokes any proxy or proxies heretofore given. This proxy may be revoked at any time before it is voted by delivering to the Secretary of the Company either a written revocation of proxy or a duly executed proxy bearing a later date, or by appearing at the 2006 annual meeting of stockholders and voting in person.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE NOMINEES LISTED IN PROPOSAL 1, “FOR” PROPOSAL 2, “FOR” PROPOSAL 3 AND “FOR” PROPOSAL 4.	If you receive more than one proxy card, please sign and return all cards in the accompanying envelope.
Date: , 2006.

Signature of Stockholder or Authorized Representative

Please date and sign exactly as name appears hereon. Each executor, administrator, trustee, guardian, attorney-in-fact and other fiduciary should sign and indicate his or her full title. In the case of stock ownership in the name of two or more persons, all persons should sign.

☐ I PLAN TO ATTEND THE MAY 12, 2006 ANNUAL MEETING OF STOCKHOLDERS.

PLEASE COMPLETE, DATE AND SIGN THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE.